AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998

                                                     REGISTRATION NO. 333-29181
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------
                                 AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             COLLECTIBLES USA, INC.
             (Exact name of registrant as specified in its charter)



                  DELAWARE                        5999                     13-3906920
     (State or other jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
  of incorporation or organization)    Classification Code Number)   Identification Number)

                      ONE BATTERY PARK PLAZA, 24TH FLOOR
                           NEW YORK, NEW YORK 10004
                                (212) 344-1271
(Address,  including  zip  code,  and  telephone number, including area code, of registrant's principal executive offices)

                              RONALD P. RAFALOFF
                             CHAIRMAN OF THE BOARD
                            COLLECTIBLES USA, INC.
                       ONE BATTERY PARK PLAZA, 24TH FLOOR
                           NEW YORK, NEW YORK 10004
                                (212) 344-1271
(Name,  address,  including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

    DAVID W. POLLAK, ESQ.                                 PAUL JACOBS, ESQ.
MORGAN,  LEWIS  &  BOCKIUS  LLP                     FULBRIGHT  & JAWORSKI L.L.P.
      101 PARK AVENUE                                     666 FIFTH AVENUE
  NEW YORK, NEW YORK 10178                              NEW YORK, NEW YORK 10103
     (212) 309-6058                                         (212) 318-3000
                              ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                              ------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 29, 1998


PROSPECTUS

                                2,700,000 SHARES
                                [GRAPHIC OMITTED]

                                  COMMON STOCK
                              ------------------
     All of the 2,700,000 shares of Common Stock offered hereby are being issued and sold by Collectibles USA, Inc. ("Collectibles USA"). Prior to this offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $8.00 and $9.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "CUSA."
                              ------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                              ------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                                        UNDERWRITING
                           PRICE TO     DISCOUNTS AND     PROCEEDS TO
                            PUBLIC      COMMISSIONS(1)     COMPANY(2)
Per Share .........           $            $                  $
Total(3) ..........          $            $                  $

================================================================================
(1) Excludes  (i)  the  value  of  warrants  to  be  issued  to  Cruttenden Roth
    Incorporated, as the representative of the several Underwriters (the "Representative"), to purchase up to 270,000 shares of Common Stock (the "Representative's Warrants") and (ii) a financial advisory fee payable by the Company to the Representative in the amount of $450,000. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1993, as amended. See "Underwriting."

(2) Before  deducting  expenses  of  this  offering  payable by Collectibles USA
    estimated  at  $       ,  including  the Representative's financial advisory
    fee.

(3) Collectibles USA has granted to the Underwriters an option, exercisable within 45 days of the date hereof, to purchase up to 405,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the share certificates will be made against payment therefor at the offices of Cruttenden Roth Incorporated, in Irvine, California
or  through  the facilities of The Depository Trust Company on or about        ,
1998.
                              ------------------
                                CRUTTENDEN ROTH
                                 INCORPORATED


                   The date of this Prospectus is     , 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

INSIDE COVER (LEFT)
1) Giuseppe Armani -- figurine
2) Kitty Cantrell -- figurine
3) Goebel -- figurine
4) Knickerbocker Company -- figurine
5) Enesco (Precious Moments and Cherished
   Teddies) -- two figurines
6) Swarovski -- crystal figurine
7) Department 56 -- Snowbabies figurine



INSIDE COVER (RIGHT)
1) Warner Brothers -- Looney Line-up lithograph
2) Peanuts -- Aauugghhh lithograph
3) The Simpsons -- Bart-O-Lounger lithograph
4) Warner Brothers -- Bad Ol' Puddy Tat figurine
5) Paws -- The Doctor's Office lithograph
6) Lladro -- Allegory of Liberty figurine
7) Giuseppe Armani -- Baccus and Arianna figurine
8) The Boyds Collection -- Courtney with Phoebe... Over the River and Through the Woods figurine
9) Department 56 -- The Heritage Village Collection



INSIDE BACK COVER

1) Interior of Little Elegance

2) Interior of North Pole City
3) Interior of American Royal Arts

4) Map of USA, indicating location of stores and corporate headquarters




















     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SYNDICATE SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     Garfield(Reg. TM) is a registered trademark of Paws, Incorporated and Bugs Bunny(Reg. TM), Elmer Fudd(Reg. TM), Yosemite Sam(Reg. TM), and Tweety and Sylvester(Reg. TM) are registered trademarks of Time Warner Entertainment Company, L.P. This Prospectus includes trademarks other than those identified in this paragraph. Such trademarks are the property of their respective owners. The use of any such trademark herein is in an editorial form only, and to the benefit of the owner thereof, with no intention of infringement of the trademark.

                               PROSPECTUS SUMMARY

     Concurrently with the closing of the offering made hereby (the "Offering"), Collectibles USA, Inc. plans to acquire, in separate transactions (collectively, the "Acquisitions"), in exchange for consideration including cash and shares of its common stock, par value $.01 per share (the "Common Stock"), four separate retailers of contemporary collectibles and three separate marketers of animation art (each, a "Founding Company" and collectively, the "Founding Companies"). Unless otherwise indicated, references herein to "Collectibles USA" mean Collectibles USA, Inc., and references to the "Company" mean Collectibles USA and the Founding Companies, collectively.


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated (I) all information and share and per share data in this Prospectus (i) give effect to the Acquisitions, (ii) assume the Underwriters' over-allotment option is not exercised, (iii) assume an initial public offering price of $8.50 per share, (iv) assume the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock, liquidation value $50 per share (the "Series A Convertible Preferred Stock"), into approximately $1.0 million in cash and 79,902 shares of Common Stock, of which 67,916 shares will be issued by the Company, (v) assume the conversion of all of the Company's $1,550,000 12% notes due February 28, 1999 (the "CUSA Notes") into 364,705 shares of Common Stock, of which 285,642 shares will be issued by the Company, and (vi) give effect to a 1,016.604-for-1 share dividend on the Common Stock effected as of May 12, 1997 (the "Stock Split") and (II) all references to Common Stock include both Common Stock and restricted voting common stock, par value $.01 per share (the "Restricted Vote Common Stock"), of the Company.


     The Company has adopted a 52/53 week fiscal year ending on the last Sunday in January. With respect to the Company, references to "Fiscal 1998" mean the year ended January 25, 1998. With respect to the financial information of the combined Founding Companies, references to "Fiscal 1996," "Fiscal 1997" and "Fiscal 1998" mean a combination of the fiscal years of each of the Founding Companies for such year.

                                  THE COMPANY

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA has entered into agreements to acquire four retailers of contemporary collectibles and three marketers of animation art simultaneously with the closing of the Offering. Upon the consummation of these Acquisitions, the Company believes that it will be a leading retailer of contemporary collectibles and a leading marketer of animation art in the United States. The Company's 11 collectibles stores are located in Florida, Illinois (6), New Jersey (2) and Oklahoma (2). In addition, certain stores sell collectibles through database direct mail, telemarketing and the Internet. The Company sells animation art primarily through database direct mail, telemarketing and the Internet to both retail and wholesale customers, and operates five animation art galleries located in California, New York (2), Pennsylvania and Washington.

     The Company's collectibles merchandise includes figurines and sculptures made from porcelain, ceramic and resin, and a selection of crystal items including functional and decorative products. The Company also sells collectible cottages and villages, collectible prints and lithographs, collectible Christmas ornaments and other holiday collectibles. The Company's merchandise is produced by leading vendors such as Lladro, Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Giuseppe Armani, Goebel U.S.A. (manufacturer of the Hummel product line), Swarovski, Disney and Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). See "Business -- Collectibles Stores." The Company's animation art galleries carry a full spectrum of animation artwork, including original production cels (i.e., a painting of a character or object on a transparent acetate sheet), limited editions, sericels, model sheets and original drawings. In addition, the Company has licenses or rights, some of which are exclusive, to design, produce and market animation art featuring a wide variety of well known characters, including
Garfield(Reg. TM), and is also an authorized dealer of limited editions and sericels created by Disney and Warner Brothers.

     According to Unity Marketing's The Collectibles Industry Report 1997 ("Unity Marketing"), the collectibles industry grew approximately 11.9% in 1996, generating over $9 billion in primary sales (i.e., sales of new merchandise), of which approximately 79% were generated by retail sales (including TV shopping) and approximately 21% were generated by direct response marketing. The contemporary collectibles industry is serviced by approximately 10,000 specialty retail collectibles stores nationwide, most of which have less than a 1% market share. Collectibles are also sold by mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs, and other gallery and print stores. According to Unity Marketing, an estimated 31 million Americans identify themselves as collectors.


     The Company believes that the typical collector makes more than one collectibles purchase per year, and the typical collecting household maintains more than one collection. The Company's target retail customer is between 45 and 64 years old, and encompasses a broad range of income levels. According to the U.S. Department of Commerce Bureau of the Census, the 45 to 64 year old population reached approximately 45 million in 1996 and is expected to grow to approximately 66 million during the next ten years, representing a projected growth rate of close to three times the rate for the overall population. The Company believes that collecting will become increasingly popular among consumers ages 45 to 64 because this generation of collectors has high levels of discretionary income and has demonstrated nostalgic characteristics.


     The Company's goal is to become the leading specialty retailer of contemporary collectibles and the leading marketer of animation art in the United States. The Company will seek to achieve this goal by emphasizing growth through acquisitions and implementing a national operating strategy that enhances internal revenue growth and profitability.


     Key elements of the Company's growth strategy include:


   o Grow Through Acquisitions. The Company believes that the collectibles industry is highly fragmented with significant opportunities for consolidation. The Company intends to acquire profitable, well-managed collectibles retailers and animation art marketers that may provide new categories of merchandise that may be cross-sold to the Company's existing customer base. The Company believes that it will be an attractive acquiror due to its (i) strategy of retaining owners and management of acquired companies, (ii) access to capital and (iii) ability to offer sellers immediate liquidity for their business as well as an ongoing equity stake in the Company. The Company has developed an extensive database of acquisition candidates within the collectibles and animation art industries and believes it will be well positioned to implement its acquisition program promptly following the Offering. Although the Company will consider opportunities to make larger acquisitions, the Company's target candidate for acquisition is expected to have $2 to $5 million in annual sales, demonstrated profitability and one to four retail locations.


   o Develop Prototype Store Formats. Although the Company intends to focus initially on acquiring other retailers of collectibles and marketers of animation art, the Company expects to complement its acquisition growth with new store openings. Over the next 12 months, the Company plans to develop two prototype store formats: a "superstore" format of approximately 18,000 square feet, designed for either free-standing or strip mall locations, and a mall-based format, of approximately 1,500 square feet. The Company does not intend to open new stores over the next 12 months.


     Key elements of the Company's national operating strategy include:


   o Strengthen and Expand Vendor Relationships. Vendors in the collectibles industry often recognize retailers based on certain volume levels and reputation. At the discretion of vendors, preferred gallery status is awarded to collectibles stores based on factors such as (i) a proven ability to market and sell large quantities of merchandise, (ii) exceptional customer service and (iii) creditworthiness. Many of the Founding Companies have achieved preferred gallery status with key vendors which entitles them to volume discounts, co-op advertising funds, shipping allowances and other benefits. The Company believes that as a leading retailer of collectibles merchandise and a leading marketer of animation art in the United States, it will have a competitive advantage in leveraging its vendor relationships. In addition, the Company believes that it will be able to establish exclusive relationships with vendors for certain product lines and items which generally lead to increased sales. Certain vendors already have expressed a willingness to develop products, such as porcelain figurines, resin figurines and cels, on an exclusive basis for the Company.

   o Expand and Improve Database Direct Mail, Telemarketing and Internet Marketing Programs. The Founding Companies have developed databases that often detail the buying patterns and merchandise preferences of existing and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs at Founding Companies and future companies to be acquired which are not already utilizing such programs. In order to develop a comprehensive marketing program for use on a Company-wide basis, the Company intends to combine and enhance the existing customer databases of its Founding Companies and to introduce database direct mail, telemarketing and an Internet ordering site at Founding Companies and future companies to be acquired which are not utilizing such programs.

   o Improve Operating Procedures. The Company intends to implement a centralized financial management system that will enable consolidated financial reporting and cash management. The Company is currently negotiating with and intends to partner with an integrated provider of outsourcing services in the supplier management, procurement, order processing and payment settlement processes. The Company has entered into a partnering relationship with a leading professional employer organization to serve as an off-site human resources department. Although in the near term the Company expects to incur higher operating expenses, the Company anticipates that in the future it will achieve long-term economies of scale and enhanced store-level performance as a result of these efforts.

   o Capitalize on Local Strengths. By maintaining significant operating autonomy at the local level, the Company intends to capitalize on local strengths, such as name recognition, customer loyalty and service. In addition, the Company anticipates that certain of the principals of the Founding Companies will assist in establishing and refining practices for Company-wide operations.


                                   MANAGEMENT

     Upon consummation of the Offering, the management group of the Company will consist of two senior management members and four current owners of certain of the Founding Companies. The two senior management members, the President and Chief Executive Officer of the Company and the Executive Vice
President and Chief Financial Officer of the Company, will be responsible for the day-to-day operations of the Company and will work primarily from the Company's corporate headquarters. The other four managers will not be required to relocate to the corporate headquarters. Each of these four managers has organized a management team at their respective Founding Company that functions independently. The employment agreement of each member of the management group provides that each such member will devote his or her full-time and efforts to the affairs of Collectibles USA. The Company's senior management group, other than the executives of the Founding Companies, was assembled during June through August of 1997.


                                THE ACQUISITIONS


     Collectibles USA was incorporated in Delaware in January 1996 and was founded to create a national retailer of collectibles merchandise and marketer of animation art products. Prior to the Acquisitions, the Company will have conducted no operations and generated no revenue. Concurrently with, and as a condition to, the closing of the Offering, Collectibles USA will acquire by merger all of the issued and outstanding capital stock of seven Founding Companies, four of which are retailers of contemporary collectibles and three of which are marketers of animation art. The aggregate consideration that will be paid by Collectibles USA to acquire the Founding Companies consists of approximately $7.8 million in cash and 1,761,354 shares of Common Stock. In addition, approximately $3.5 million of the net proceeds of the Offering will be used to repay indebtedness of the Founding Companies as of June 30, 1998, including indebtedness incurred to fund S corporation distributions to a stockholder of a Founding Company. See "The Company."


     The Company's executive offices currently are located at One Battery Park Plaza, 24th Floor, New York, New York 10004, and its telephone number at that address is (212) 344-1271. Following the consummation of the Offering, the Company intends to relocate its executive offices to Houston, Texas.

                                  THE OFFERING



Common Stock offered by the
  Company .................................  2,700,000 shares

Common Stock to be outstanding
 after the Offering........................  6,006,094 shares(1)

Use of Proceeds............................  To  pay  the  cash  portion  of the
                                             purchase   price  of  the  Founding
                                             Companies;       repay      certain
                                             indebtedness    of   the   Founding
                                             Companies,  including  indebtedness
                                             incurred  to  fund  S   corporation
                                             distributions to a stockholder of a
                                             Founding Company; pay required cash
                                             amounts  in  connection   with  the
                                             conversion    of   the   Series   A
                                             Convertible  Preferred  Stock  upon
                                             consummation of the Offering; repay
                                             the  principal  amount  outstanding
                                             under  certain  subordinated  notes
                                             held   by  an   affiliate   of  the
                                             Company;  and for general corporate
                                             purposes,   which  is  expected  to
                                             include  future  acquisitions.  See
                                             "Use  of  Proceeds"   and  "Certain
                                             Transactions."
Proposed Nasdaq National
  Market Symbol  ........................... CUSA

----------

(1) Includes (i) 1,191,182 shares issued to the sponsors and management which are outstanding prior to the Offering, of which 638,847 shares are Restricted Vote Common Stock held by sponsors of the transactions described herein and 100,000 shares are Restricted Vote Common Stock held by management, (ii) 1,761,354 shares to be issued to the owners of the Founding Companies, (iii) 79,902 shares to be issued to the holders of the Series A Convertible Preferred Stock, of which 11,986 shares will be transferred from the sponsor shares listed in (i) above, 364,705 shares to be issued to the holders of the CUSA Notes, of which 79,063 shares will be transferred from the sponsor shares listed in (i) above and 241,706 shares to be issued to the holders of the CEFC Notes, all of which will be transferred from the sponsor shares listed in (i) above. Excludes (i) 1,150,914 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to purchase 90,000 shares exercisable at $4.00 have been granted and options to purchase 495,000 shares exercisable at the initial public offering price will be granted concurrently with the consummation of the Offering, and (ii) 270,000 shares of Common Stock reserved for issuance upon the exercise of the Representative's Warrants to be issued to the Representative and its designees, exercisable at 120% of the initial public offering price. See "Management -- 1997 Long-Term Incentive Plan," "Management -- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."




                                  RISK FACTORS

     Collectibles USA was founded in January 1996 but has conducted no operations and generated no revenue to date. Collectibles USA has entered into agreements to acquire the Founding Companies simultaneously with the closing of the Offering. Approximately $7.8 million of the net proceeds of the Offering will be paid in cash to the owners of the Founding Companies (some of whom will become officers, directors or key employees of the Company). The Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. See "Risk Factors."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Collectibles USA will acquire the Founding Companies simultaneously with, and as a condition to, the consummation of the Offering. For financial statement presentation purposes, however, American Royal Arts Corp., one of the Founding Companies, has been identified as the "accounting acquiror." The following table presents the unaudited pro forma combined financial data for the Company, as adjusted for (i) the effects of the Acquisitions; (ii) the effects of certain pro forma adjustments to the historical financial statements described below; and (iii) the consummation of the Offering and the application of the net proceeds therefrom. This information should be read together with "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements for American Royal Arts Corp. and certain of the other Founding Companies and the respective notes thereto included elsewhere in this Prospectus.






                                                                            PRO FORMA(1)
                                                              ----------------------------------------
                                                                  YEAR ENDED        THREE MONTHS ENDED
                                                               JANUARY 31, 1998       APRIL 30, 1998
                                                              ------------------   -------------------
STATEMENT OF OPERATIONS DATA(2):
 Net sales ................................................       $   22,449           $    4,972
 Cost of sales ............................................           10,664                2,384
                                                                  ----------           ----------
 Gross profit .............................................           11,785                2,588
 Selling, general and administrative expenses(3) ..........            9,117                2,082
 Goodwill amortization(4) .................................              517                  129
                                                                  ----------           ----------
 Operating income .........................................            2,151                  377
 Interest and other income (expense), net(5) ..............              147                   42
                                                                  ----------           ----------
 Income before taxes ......................................            2,298                  419
 Income taxes .............................................            1,126                  219
                                                                  ----------           ----------
 Net income ...............................................       $    1,172           $      200
                                                                  ==========           ==========
 Net income per share .....................................       $     0.22           $     0.04
                                                                  ==========           ==========
 Shares used in computing net income per share(6) .........        5,370,100            5,370,100





                                                                         APRIL 30, 1998
                                                              -------------------------------------
                                                                   PRO FORMA
                                                                  COMBINED(7)        AS ADJUSTED(8)
                                                              -------------------   ---------------
BALANCE SHEET DATA:
 Cash and cash equivalents ................................      $      707             $ 6,113
 Working capital (deficit) ................................          (8,824) (9)         12,622
 Total assets .............................................          38,810              38,639
 Long-term obligations, net of current maturities .........             321                  --
 Stockholders' equity .....................................          17,612              33,802


----------
 (1) The year ended January 31, 1998 includes American Royal Arts for the year ended January 31, 1998, Stone's Hallmark for the year ended November 30, 1997 and North Pole City, Little Elegance, Reef Hallmark, Animation USA and Filmart for the year ended December 31, 1997. The three months ended April 30, 1998 includes American Royal Arts for the three months ended
     April 30, 1998, Stone's Hallmark for the three months ended February 28, 1998 and North Pole City, Little Elegance, Reef Hallmark, Animation USA and Filmart for the three months ended March 31, 1998.


 (2) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were closed on February 1, 1997 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results.


 (3) The pro forma combined statement of operations data reflect an aggregate of approximately $334,000 and $120,000 for the year ended January 31, 1998 and the three months ended April 30, 1998, respectively, in pro forma reductions in salary and benefits to the owners of the Founding Companies to which they have agreed prospectively and certain other adjustments, including the effect of revisions of a lease agreement between one of the Founding Companies and its stockholder and the reduction in compensation expense of approximately $673,000 relating to a non-recurring, non-cash compensation charge for the year ended January 31, 1998.

 (4) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (5) Includes the reduction of pro forma interest expense attributed to the repayment of debt with a portion of the net proceeds from the Offering.


 (6) Includes (i) 1,191,182 shares issued to the sponsors and management which are outstanding prior to the Offering, (ii) 1,761,354 shares to be issued to the owners of the Founding Companies, (iii) 79,902 shares to be issued to the holders of the Series A Convertible Preferred Stock, of which 11,986 shares will be transferred from the sponsor shares listed in (i)
     above, and 364,705 shares to be issued to the holders of the CUSA Notes, of which 79,063 shares will be transferred from the sponsor shares listed in (i) above and 241,706 shares to be issued to the holders of the CEFC Notes, all of which will be transferred from the sponsor shares listed in
     (i) above, and (iv) 2,076,794 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the consideration for the
     Acquisitions, repay indebtedness of the Founding Companies and pay expenses of the Offering.


 (7) The pro forma combined balance sheet data assume that the Acquisitions were closed on April 30, 1998. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

 (8) Reflects the consummation of the Offering. See "Use of Proceeds."

 (9) Includes $7.8 million payable to owners of the Founding Companies, representing the cash portion of the consideration for the Acquisitions to be paid with a portion of the net proceeds from the Offering.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents certain summary statements of operations data for the Founding Companies for the periods indicated.



                                                                                                         THREE MONTHS
                                                                      FISCAL(1)(2)                   ENDED APRIL 30(1)(2)
                                                        ----------------------------------------- --------------------------
                                                             1996          1997          1998          1997         1998
                                                        ------------- ------------- ------------- ------------- ------------
American Royal Arts
 Sales ................................................  $ 4,051,072   $ 4,288,612   $ 4,133,318   $1,100,477    $  806,489
 Gross profit .........................................    2,491,154     2,782,828     2,616,802      754,035       514,573
 Selling, general and administrative expenses .........    1,759,886     1,778,138     1,957,708      482,519       400,530
Stone's Hallmark
 Sales ................................................  $ 4,281,040   $ 4,985,549   $ 5,744,826   $1,845,501    $1,868,674
 Gross profit .........................................    2,012,350     2,488,975     2,982,197      898,100       927,633
 Selling, general and administrative expenses .........    1,787,457     2,117,010     1,818,203      441,996       411,124
North Pole City
 Sales ................................................  $ 2,865,249   $ 3,726,332   $ 4,752,176   $  581,424    $  640,496
 Gross profit .........................................    1,373,610     1,993,701     2,129,949      292,107       290,430
 Selling, general and administrative expenses .........    1,077,684     1,521,669     2,044,521      447,199       498,818
Little Elegance(3)
 Sales ................................................  $ 2,707,793   $ 2,598,270   $ 2,509,667   $  376,818    $  480,081
 Gross profit .........................................    1,238,268     1,251,609     1,179,673      181,965       227,269
 Selling, general and administrative expenses .........    1,179,842     1,229,978     1,097,089      303,703       264,689
Reef Hallmark
 Sales ................................................  $ 1,838,788   $ 2,492,809   $ 2,725,129   $  581,159    $  623,011
 Gross profit .........................................      737,030     1,191,341     1,260,549      258,379       282,777
 Selling, general and administrative expenses .........      628,543       934,764       943,686      262,120       237,695
Animation USA(3)
 Sales ................................................  $ 1,731,856   $ 1,716,410   $ 1,319,162   $  340,760    $  344,236
 Gross profit .........................................      833,341       876,127       723,188      204,138       215,682
 Selling, general and administrative expenses .........      773,523       845,100       762,330      187,556       149,792
Filmart
 Sales ................................................  $ 1,053,089   $ 1,445,848   $ 1,323,867   $  231,456    $  209,059
 Gross profit .........................................      541,720       947,928       891,464      117,725       129,180
 Selling, general and administrative expenses .........      492,577       539,178       541,459      163,604       118,074
Total
 Sales ................................................  $18,528,887   $21,253,830   $22,508,145   $5,057,595    $4,972,046
 Gross profit .........................................    9,227,473    11,532,509    11,783,822    2,706,449     2,587,544
 Selling, general and administrative expenses .........    7,699,512     8,965,837     9,164,996    2,288,697     2,080,722

----------
(1) The fiscal years presented are as follows: American Royal Arts -- the years ended October 31, 1995 and the years ended January 31, 1997 and 1998; Stone's Hallmark -- the years ended November 30, 1995, 1996 and 1997;
    North Pole City -- the years ended March 31, 1996, 1997 and 1998; and Little Elegance, Reef Hallmark, Animation USA and Filmart -- the years ended December 31, 1995, 1996 and 1997. The interim periods presented are as follows: American Royal Arts -- the three months ended April 30, 1997 and 1998; Stone's Halllmark -- the three months ended February 28, 1997 and 1998; North Pole City, Little Elegance, Reef Hallmark, Animation USA and Filmart -- the three months ended March 31, 1997 and 1998.

(2) Selling, general and administrative expenses have not been adjusted for aggregate reductions in salary and benefits to the owners of the Founding Companies to which they have agreed prospectively and for revisions to a lease agreement between one of the Founding Companies and its stockholder, or for increased costs associated with the Company's new corporate management and with being a public company.

(3) The summary statements of operations data is unaudited for the following companies: Animation USA for Fiscal 1996; and Little Elegance for Fiscal 1996, 1997 and 1998.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors, "Management's Discussions and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus.


ABSENCE OF COMBINED FINANCIAL AND OPERATING HISTORY; INABILITY TO INTEGRATE OPERATIONS

     Collectibles USA was founded in January 1996 but has conducted no operations and generated no revenue to date. Collectibles USA has entered into agreements to acquire the Founding Companies simultaneously with the closing of the Offering. The Founding Companies have been operating as separate, independent entities and there can be no assurance that the Company will be able to integrate these businesses on a cost-effective basis or at all. In addition, there can be no assurance that the Company's senior management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. The pro forma combined financial results of the Founding Companies cover periods when the Founding Companies and Collectibles USA were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results.
The success of the Company will depend on management's ability to centralize and integrate certain administrative and accounting functions and otherwise integrate the Founding Companies and businesses acquired in the future into one organization in a profitable manner. In particular, the Company will need to consolidate its internal systems for reporting financial and other information, including inventory levels, deemed significant by management. The internal systems for accumulating such information at each of the Founding Companies vary in degree of sophistication, and, in some cases, are not adequate for the Company's anticipated needs. Failure to successfully develop a consolidated system for reporting such information could have a material adverse effect on the Company's financial condition and results of operations. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Business -- Growth Strategy" and "-- Management Information Systems and Controls." The Company expects to incur additional management and other administrative expenses after the Acquisitions. There can be no assurance that these expenses will be offset by savings resulting from the consolidation of the Founding Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RELIANCE ON THE IDENTIFICATION AND INTEGRATION OF SATISFACTORY ACQUISITION CANDIDATES; RELIANCE ON ACQUISITION FINANCING

     The Company's future growth depends in large part on its ability to increase its sales and the markets it serves through the acquisition of additional collectibles retailers and animation art marketers. The Company's inability to achieve its acquisition goals could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will be able to identify or acquire additional businesses on acceptable terms, effectively and profitably integrate into the Company businesses acquired in the future, or achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks, including adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retaining, hiring and training key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's financial condition and results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase. The Company intends to use shares of Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient value or if potential acquisition candidates are unwilling to accept shares of Common Stock as part of the consideration for the sale of their businesses, then the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through financings or alternative means. See "Business -- Growth Strategy" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

MANAGEMENT OF GROWTH; INEXPERIENCE MANAGING A CONSOLIDATED COMPANY

     The Company expects to grow primarily through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions. The Company will need to implement additional systems, procedures and controls to support adequately the Company's operations as they expand. Any future growth will also impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. The Company's officers and senior management have had limited experience managing a consolidated company, which requires, among other things, the ability to manage many individual stores geographically dispersed throughout the country. The inability of the Company to manage its growth efficiently and effectively, or to attract and retain additional qualified management could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Growth Strategy."

FLUCTUATION OF QUARTERLY OPERATING RESULTS

     The Company's quarterly results of operations have fluctuated in the past and may continue to fluctuate in the future. Variations as a result of the amount and timing of sales contributed by special events and artist signings have significantly affected net sales and gross profits. Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of acquisition assimilation costs, the costs of opening new stores, the timing of new product introductions, the gain or loss of significant customers or product lines and variations in merchandise mix. The Company makes decisions about purchases of inventory well in advance of the time at which such products are intended to be sold. Significant deviations from projected demand for collectibles merchandise could have a material adverse effect on the Company's financial condition and quarterly or annual results of operations. Accordingly, the Company's performance in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON LICENSES


     The Company markets many of its animation art products through retail and wholesale channels pursuant to licensing arrangements. The Company has licenses or rights to design, produce and distribute animation art featuring a wide variety of well known characters such as Garfield(Reg. TM). These arrangements are limited in scope, expire at various times through March 2000, and authorize the sale of specified licensed products for a defined period of time, generally two to four years. The agreements may be terminated prior to their expiration date under certain circumstances, including the Company's failure to comply with the product approval provisions. The success of licensing arrangements depends on many factors, including the reasonableness of license fees in relation to revenue generated by sales of licensed products and the continued popularity of the licensed products. The termination, cancellation or inability to renew any existing licensing arrangements, coupled with the inability to develop and enter into new licensing arrangements, could have a material adverse effect on the Company's financial condition and results of operations. In addition, certain of the Founding Companies are authorized dealers of limited editions and sericels manufactured by Disney and Warner Brothers, which are sold through retail channels. There can be no assurance that such status will not be revoked or that any such revocation would not have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company is an authorized dealer of art produced by Warner Brothers/Hanna-Barbera, Disney and artist Chuck Jones. The Company's authorized dealer agreements can generally be terminated by the other party with or without cause on short notice. Termination of any of the Company's authorized dealer agreements could have a material adverse effect on the Company's financial condition and results of operations. Certain of the authorized dealer agreements require the vendor's consent to the Acquisitions. The Company has received several of these consents, and is in the process of seeking the others. There can be no assurance that any of those consents will be obtained. The failure to obtain any such consents could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Licenses."


NEED FOR ADDITIONAL CAPITAL

     The Company expects that it will use significant amounts of capital for acquisitions of other collectibles retailers and animation art marketers, for operating purposes (including the acquisition and implementation of a management information system) and to facilitate internal growth. The Company intends to use shares of Common

Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient value or if potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, then the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited. Using cash to complete acquisitions and finance internal growth could substantially limit the Company's financial flexibility; using debt could result in financial covenants that limit the Company's operations and financial flexibility; and using equity may result in significant dilution of the ownership interests of the then existing stockholders of the Company. The timing and amount of any such capital requirements cannot be predicted.


     The Company has received a commitment letter for a senior revolving credit facility of up to $25.0 million with a commercial bank to be used for acquisitions, working capital and other general corporate purposes. The credit facility is subject to various conditions, including receipt of net proceeds from the Offering of at least $14.5 million. There can be no assurance that the Company will be able to obtain this credit facility or other financing it may need on terms the Company deems acceptable, if at all. As a result, the Company might be unable to implement its acquisition strategy or to achieve operating efficiencies, which could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined" and "Business -- Growth Strategy."



DEPENDENCE ON KEY COLLECTIBLES VENDORS AND RISKS ASSOCIATED WITH DEPENDENCE ON FOREIGN VENDORS

     The Company's performance depends, in large part, on its ability to purchase contemporary collectibles merchandise in sufficient quantities at competitive prices. Although the Company purchases collectibles merchandise from over 100 vendors, one vendor, Hallmark, accounted for approximately 11% of the Company's pro forma net sales in Fiscal 1998. The loss of Hallmark as a vendor could have a material adverse effect on the Company's financial condition and results of operations. The Company has no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products. Because customers of collectibles merchandise often collect specific product lines, the inability of the Company to obtain collectibles merchandise from a particular vendor could have a material adverse effect on its financial condition and results of operations. Moreover, there can be no assurance that vendors will continue to manufacture desirable collectibles merchandise or that vendors will not discontinue manufacturing product lines that have proved popular. In addition, one of the Founding
Companies, as a retailer of merchandise imported from Italy, is subject to certain risks that typically do not affect other retailers, including the need to order merchandise significantly in advance of delivery, fluctuations in the value of currency, and the obligation to pay for such merchandise at the time it is loaded for transport to designated U.S. destinations. There can be no assurance that the Company will be able to acquire desired merchandise in sufficient quantities on terms acceptable to the Company, or that an inability to acquire suitable merchandise, or the loss of one or more key vendors, will not have a material adverse effect on the Company's financial condition and results of operations. See "Business -- National Operating Strategy."


FACTORS AFFECTING INTERNAL GROWTH

     The  Company's  ability  to  generate  internal  earnings  growth  will  be affected by, among other factors, its ability to expand the range of merchandise offered to customers, increase sales to existing customers, increase market share in a given market, attract and retain qualified employees, purchase inventory at acceptable prices, open additional stores and reduce operating costs and overhead. The Company's inability to generate internal earnings growth could have a material adverse effect on the Company's financial condition and results of operations.


MISREPRESENTATIONS AND BREACHES BY THE SELLERS AND THE FOUNDING COMPANIES IN THE ACQUISITIONS

     In consummating the Acquisitions, the Company is relying upon certain representations, warranties and indemnities made by the former owners of the Founding Companies and the Founding Companies themselves with respect to each of the Acquisitions, as well as its own due diligence investigations. There can be no assurance that such representations and warranties will be true and correct, that the Company's due diligence will uncover all material adverse facts relating to the operations and financial condition of the Founding Companies that are acquired or that all of the conditions to the Company's obligations to consummate the Acquisitions will be satisfied. Any material misrepresentations could have a material adverse effect on the Company's financial condition and results of operations.

SIGNIFICANT MATERIALITY OF GOODWILL


     The Company's balance sheet immediately following the Offering and consummation of the acquisition of the Founding Companies will include an amount designated as "goodwill" that represents 53.6% of the pro forma total assets and 61.2% of stockholders' equity. Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. Management has determined that the period benefited by the goodwill will be no less than 40 years. If management were not to separately recognize a material intangible asset having a benefit period less than 40 years, or were not to give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the businesses. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired. Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the Founding Companies. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.



COMPETITION

     The collectibles and animation art industries are highly fragmented and competitive. In addition to other collectibles retailers and animation art marketers, the Company competes with mid-to-upscale department stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The Company's animation art galleries compete, in certain cases, with the owners of the licensed characters, including Disney and Warner Brothers, who sell products through their own stores and other marketing channels. Many of the Company's competitors are larger and have substantially greater financial, marketing and other resources than the Company. In addition, although the primary points of competition are service and availability of desired merchandise, there can be no assurance that pricing competition will not develop. Other retailing companies with significantly greater capital and other resources than the Company may enter or expand their operations in the collectibles industry, which could change the competitive dynamics of the industry. In addition, as the Company's animation art licenses and rights expire, the Company will compete with other marketers of animation art for the right to design, produce and market artistic creations based on the applicable licensed character. Because retailers of collectibles and marketers of animation art products generally do not own the proprietary rights to the products that they sell, the barriers to entry to these industries are not significant. Therefore, there can be no assurance that additional participants will not enter the market or that the Company could compete effectively with such entrants. See "Business -- Competition."

     In addition, it is possible that there will be competition to acquire additional businesses if the collectibles or animation art industries undergo broader consolidation. Such competition could lead to higher prices being paid for such companies. The Company believes that its decentralized management strategy and other operating strategies make it an attractive acquiror of other collectibles retailers and animation art marketers. However, there can be no assurance that the Company's acquisition program will be successful.


SEASONALITY

     The collectibles industry, and to a lesser extent the animation art industry, can be subject to seasonal variations in demand. For example, most of the Company's collectibles operations experience the greatest demand during the winter holiday shopping period. Although the animation art industry experiences less seasonal variations in demand, sales of animation art also generally increase during the winter holiday season. Consequently, certain of the Founding Companies have historically been most profitable during the fourth quarter of the Company's fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY

     Demand for collectibles merchandise and animation art is affected by the general economic conditions in the United States. When economic conditions are favorable and discretionary income increases, purchases of non-essential items like collectibles merchandise and animation art generally increase. When economic conditions are less favorable, sales of collectibles merchandise and animation art are generally lower. In addition, the Company may experience more competitive pricing pressure during economic downturns. Therefore, any significant economic downturn or any future changes in consumer spending habits could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


CHANGES IN CUSTOMER TASTE

     The markets for the Company's products are subject to changing customer tastes and the need to create and market new products. Demand for collectibles and animation art products is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. The Company may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. If the Company were to materially misjudge the market, certain inventory of the Company may remain unsold. The inability to respond quickly to market changes could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Marketing."


RISKS ASSOCIATED WITH MARKETING AND TELEMARKETING STRATEGY

     One of the Company's significant strategies for improved marketing is the consolidation of the databases of the various Founding Companies and of any companies acquired in the future for database direct mail, telemarketing and Internet marketing efforts. There can be no assurance that the Company will be able to integrate these databases successfully or that, once integrated, some of the databases will not be discovered to contain overlapping information. In addition, the Company has not previously conducted its marketing programs according to practices common to the database direct mail, telemarketing and Internet industries, including practices such as the systematic measurement of the response rates generated from its databases or the categorization of entries in the databases by past behavior. The costs for a new information technology system to effect such integration could be substantial, as could the amount of time needed to acquire and implement such a system. The inability to integrate the various databases successfully, or in a timely and cost effective manner, could have a material adverse effect on the Company's financial condition and results of operations. In addition, while the Founding Companies have historically charged customers the costs of overnight and ground delivery of merchandise, they have not charged, and the Company does not intend to charge, customers for the costs of catalog mailings and paper. Material increases in paper or catalog delivery costs or the inability to charge customers for the costs of overnight or ground delivery of merchandise could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Marketing."


RISK OF YEAR 2000 NONCOMPLIANCE

     As the year 2000 approaches, many date sensitive computer applications will fail because they are unable to process dates properly beyond December 31, 1999. Businesses will thus be required to devote significant resources to converting their information systems over the next several years. Certain of the Founding Companies' computer programs are currently partially Year 2000 noncompliant. The costs of updating such programs are not expected to be material, but there can be no assurance that such conversion programs will be successful at the expected cost. The Company relies on a number of computer software programs, including programs used to manage the Company's financial, accounting, sales and marketing activities. The inability of such programs to interpret properly data relating to the year 2000 and beyond could have a material adverse effect on the Company's, financial condition and results of operations.


SALES TAX CONSIDERATIONS

     Various states are increasingly seeking to impose sales or use taxes on inter-state mail order sales and are aggressively auditing sales tax returns of mail order businesses. Complex legal issues arise in these areas, relating, among other things, to the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. Although the Company believes that each of the Founding Companies has adequately provided for sales taxes on its mail order sales, there can be no assurance as to the effect of actions taken by state tax authorities on the Company's financial condition or results of operations. Furthermore, prior to the Acquisitions, each Founding Company has collected sales taxes only on sales to customers in states in which such Founding Company conducts its operations. In the future, the Company may be required to collect sales tax on sales made to customers in all of the states in which it conducts its operations. The imposition of sales taxes on mail order sales generally has a negative effect on mail order sales levels. All of the factors cited above may negatively affect the Company's financial condition and results of operations in the future. Any such impact cannot currently be quantified.


DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of the management group of Collectibles USA, which is comprised of two senior managers and four managers who are current owners of certain of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. Although the Company has entered into employment agreements with senior management of Collectibles USA and of the Founding Companies, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could have a material adverse effect on the Company's financial condition and results of operations. The Company does not intend to carry key-person life insurance on any of its employees. See "Management."


CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS


     Following the completion of the Acquisitions and the Offering, the Company's officers and directors, various sponsors of the transaction, and stockholders of the Founding Companies, and entities affiliated with them, will beneficially own approximately 45.8% of the outstanding shares of Common Stock (42.9% if the Underwriters' over-allotment option is exercised in full). These holders of Common Stock will control in the aggregate approximately 36.1% of the votes of all shares of Common Stock and, if acting in concert, generally will be able to exercise control over the Company's affairs, to elect the entire board of directors of Collectibles USA (the "Board of Directors") and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."



PROCEEDS OF OFFERING PAYABLE TO AFFILIATES


     Approximately $11.3 million, or approximately 77.5%, of the net proceeds of the Offering will be paid in cash to the owners of the Founding Companies (some of whom will become officers, directors or key employees of the Company) and will be used to repay certain indebtedness of the Founding Companies, including indebtedness incurred to fund S corporation distributions to a stockholder of one of the Founding Companies. Approximately $1.0 million of the $3.5 million of indebtedness at June 30, 1998 to be repaid is held by certain stockholders and affiliates of the Founding Companies. The Company intends to use a portion of the net proceeds of this Offering to pay approximately $1.0 million in connection with the conversion of the Series A Convertible Preferred Stock upon consummation of the Offering and approximately $1.3 million of the principal amount outstanding under the $300,000 5% note due December 31, 1998 (the "CEFC Note-1"), the $555,000 5% note due December 31, 1998 (the "CEFC Note-2"), the $400,000 5% note due December 31, 1998 (the "CEFC Note-3") and the $279,000 5% note due December 31, 1998 (the "CEFC Note-4" and, together with the CEFC Note-1, the CEFC Note-2 and the CEFC Note-3, the "CEFC Notes"), which notes are held by an affiliate of the Company. Concurrent with the Offering, the CEFC Note-4 will be converted to 44,750 shares of Restricted Vote Common Stock and 25,000 shares of Common Stock. No proceeds from the Offering will be used to redeem the CEFC Note-4. In February 1998 and May 1998 the Company issued the CUSA Notes in an aggregate principal amount of $1,550,000, of which $700,000 aggregate principal amount was issued to two entities affiliated with Michael A. Baker and Paul T. Shirley, both of whom will become directors of the Company upon consummation of the Offering. Concurrent with the Offering, the CUSA Notes will be converted to shares of Restricted Vote Common Stock. No proceeds from the Offering will be used to redeem the CUSA Notes. The proceeds from the sale of the Series A Convertible Preferred Stock, the CEFC Notes and the CUSA Notes were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Net proceeds available for acquisitions, working capital and other uses by the Company will be approximately $5.2 million, or 34.7% of the net proceeds of the Offering (approximately $8.4 million, or 46.2% of the net proceeds of the Offering, if the Underwriters' over-allotment option is exercised in full). See "Use of Proceeds" and "Certain Transactions."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON THE PRICE OF THE COMMON STOCK

     The 2,700,000 shares being sold in the Offering will be freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of shares of Common Stock of the Company in the public market following the Offering.

     Simultaneously with the closing of the Offering, the stockholders of the Founding Companies will receive, in the aggregate, 1,761,354 shares of Common Stock as a portion of the consideration for their businesses. These shares are not being offered by this Prospectus and have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 promulgated under the Securities Act. These shares are being offered and sold pursuant to the private placement exemption from registration provided by
Section 4(2) of the Securities Act. The stockholders who will receive these shares have agreed with the Company not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the Offering. Such stockholders also have certain piggyback registration rights with respect to these shares and, upon certain future registrations by the Company, such restricted shares will be eligible for resale in the public market. In addition, existing holders of Common Stock of the Company as of the date hereof hold, in the aggregate, 1,464,838 shares. See "Certain Transactions." None of these shares have been registered under the Securities Act and, accordingly, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible or exchangeable into Common Stock (the "Securities") for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Cruttenden Roth Incorporated, except for the grant of employee stock options by the Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option plans and
(iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Vote Common Stock in accordance with their respective terms. In addition, certain stockholders of the Company designated by the Representative who beneficially own an aggregate of 917,935 shares of Common Stock and the owners of each of the Founding Companies have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Cruttenden Roth Incorporated. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144. See "Underwriting."

     Pursuant to the Company's stock option plans, the Company has issued options to acquire 90,000 shares of Common Stock, which options are immediately exercisable, and concurrently with the consummation of the Offering, will issue options to acquire 495,000 shares of Common Stock, which options will not be exercisable until after the expiration of the Lockup Period. The Company intends to register the shares issuable upon exercise of options granted under the Company's stock option plans and, upon such registration, such shares will be eligible for resale in the public market. See "Management -- 1997 Long-Term Incentive Plan," and "Management -- 1997 Non-Employee Directors' Stock Plan."

     Upon completion of the Offering, the Company has agreed to issue to the Representative and its designees, for their own accounts, warrants to purchase an aggregate of 270,000 shares of Common Stock exercisable during the five-year period commencing on the date of this Prospectus, at an exercise price equal to 120% of the initial public offering price. The Company has agreed to grant certain registration rights to the holders of these warrants. The existence or exercise of these warrants could materially adversely affect the Company's ability to raise additional financing at a time when it may be advantageous to do so. See "Underwriting."

     The Company plans to register up to an additional 2,500,000 shares of Common Stock with the Securities and Exchange Commission (the "Commission") under the Securities Act as soon as practicable after completion of the Offering for use by the Company as all or a portion of the consideration to be paid in conjunction with future acquisitions. These shares may be freely tradeable after their issuance, unless the sale of such shares is contractually restricted. The piggyback registration rights described above will not apply to the registration statement to be filed with respect to these additional shares. See "Shares Eligible for Future Sale."



NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior  to  the  Offering,  there  has  been no public market for the Common
Stock. Application has been made for quotation of the Common Stock on the Nasdaq National Market. However, there can be no assurance that, following the Offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price will be determined by negotiations among the Company and the Representative of the Underwriters and may bear no relationship to the market price of the Common Stock after the Offering. See "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.


DIVIDEND POLICY; RESTRICTIONS ON PAYMENT

     The Company has never paid cash dividends and anticipates that for the foreseeable future, its earnings will be retained for the operation and expansion of its business and for general corporate purposes and that it will not pay cash dividends. In addition, the Company anticipates that any credit facility to which it becomes a party will limit the payment of cash dividends without the lender's consent. See "Dividend Policy."


IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate dilution in the net tangible book value of their shares of $6.32 per share. In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with future acquisitions, purchasers of the Common Stock in the Offering may experience further dilution in the net tangible book value per share of Common Stock of the Company. See "Dilution."


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock provision could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

                                  THE COMPANY

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art products. Concurrently with, and as a condition to, the closing of the Offering, Collectibles USA will acquire the seven Founding Companies. A brief description of each of the Founding Companies is set forth below.


COLLECTIBLES STORES


     DKG Enterprises, Inc. d/b/a North Pole City Gifts & Collectibles and d/b/a North Pole City ("North Pole City"). North Pole City is a retailer and marketer of Christmas and other contemporary collectibles such as ornaments, lighted houses and figurines from vendors, including Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines), Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Giuseppe Armani and Disney. North Pole City has been in operation since 1984. It has one "superstore" of approximately 15,000 square feet of retail space and a free-standing retail outlet of approximately 1,500 square feet, both located in Oklahoma City, Oklahoma. North Pole City carries approximately 13,900 SKUs and generated sales of $4.8 million in the fiscal year ended March 31, 1998. Upon consummation of the Offering, David K. Green, an owner of North Pole City, will remain the President of North Pole City and will serve as the Executive Vice President -- Corporate Development, as the President -- Collectibles Division and as a director of the Company.


     Elwell Stores, Inc. d/b/a The Reef Hallmark Shop ("Reef Hallmark"). Reef Hallmark is a retailer and marketer of contemporary collectibles, including ornaments, figurines, lighthouses, lighted houses and crystals from vendors, including Enesco, Swarovski, Disney, Department 56 and Hallmark. Reef Hallmark has been in operation since 1959 and has one strip mall-based store located in West Palm Beach, Florida. Reef Hallmark carries approximately 5,000 SKUs (excluding greetings cards), is approximately 4,000 square feet in size and, in the fiscal year ended December 31, 1997, generated sales of $2.7 million. In the fiscal year ended December 31, 1997, approximately 17% of Reef Hallmark's sales were from Hallmark products. Upon consummation of the Offering, Roy C. Elwell, the sole owner of Reef Hallmark, will remain the President of Reef Hallmark and will serve as the Chief Operating Officer and Executive Vice
President -- Operations and as a director of the Company. Reef Hallmark will continue to use the "Hallmark" designation for the immediate future.

     St. George, Inc. d/b/a Little Elegance and d/b/a Under the Mistletoe ("Little Elegance"). Little Elegance is a retailer of contemporary collectibles such as figurines and lighted houses from vendors, including Enesco, Department 56, Lladro and Swarovski. Little Elegance has been in operation since 1969 and has two mall-based stores, one of which is located in Wayne, New Jersey and one of which is located in Woodbridge, New Jersey. Little Elegance's stores carry an average of approximately 10,000 SKUs, average approximately 3,700 square feet in size and, in the fiscal year ended December 31, 1997, generated sales of $2.5 million. Upon consummation of the Offering, Keith Holt, the general manager of Little Elegance, will become the President of Little Elegance.

     Stone's Shops, Inc. ("Stone's Hallmark"). Stone's Hallmark is a retailer of contemporary collectibles, ornaments, figurines, lighthouses and lighted houses from vendors, including Enesco, Boyds, Cast Art, Disney, Department 56, Seraphim Angels and Hallmark. Stone's Hallmark has been in the contemporary collectibles business since 1979 and has stores located in Rockford (4), Freeport and Rochelle, Illinois. Stone's Hallmark's stores carry approximately 10,000 SKUs (excluding greeting cards), range from approximately 3,000 to 18,500 square feet (15,750 of which is used as retail space) in size and, in the fiscal year ended November 30, 1997, generated sales of $5.7 million. In the fiscal year ended November 30, 1997, approximately 33% of Stone's
Hallmark's sales were from Hallmark products. Upon consummation of the Offering, David J. Stone, who together with his wife is the owner of Stone's Hallmark, will remain the President of Stone's Hallmark and will serve as the Executive Vice President -- Retail Store Development and will serve as a director of the Company. Stone's Hallmark will continue to use the "Hallmark" designation for the immediate future.


ANIMATION ART GALLERIES

     American Royal Arts Corp. ("American Royal Arts"). American Royal Arts is a retail and wholesale marketer specializing in the sale of animation art, including limited editions, production cels, sericels, lithographs and vintage animation. American Royal Arts produces animation art under various license arrangements, certain of which are exclusive to it. American Royal Arts has been in operation since 1987 and has one gallery located in Westbury, New

York, which also houses its telemarketing operations. American Royal Arts' gallery is approximately 11,000 square feet in size, includes its telemarketing operations and, in the year ended January 31, 1998, generated sales of $4.1 million. Upon consummation of the Offering, Jerry Gladstone, sole owner of American Royal Arts, will remain the President of American Royal Arts and will serve as the Executive Vice President of Marketing, as the President -- Animation Division and as a director of the Company.

     Animation U.S.A., Inc. ("Animation USA"). Animation USA is a retail and wholesale marketer of animation art such as vintage original production cels, limited edition cels and sericels. Animation USA has been in operation since 1990 and has two free-standing galleries, of which one is located in Seattle, Washington and one is located in San Francisco, California. Animation USA's galleries average approximately 1,200 square feet in size and, in the fiscal year ended December 31, 1997, generated sales of $1.3 million. Upon consummation of the Offering, David M. Vice and Laine Ross, the two owners of Animation USA, will remain the President and Vice President, respectively, of Animation USA.

     Filmart Productions Inc. d/b/a Cartoon World, d/b/a Filmart Galleries and d/b/a Animation Art Resources ("Filmart"). Filmart is a retail marketer of animation art such as vintage original production cels, limited edition cels and sericels. Filmart has been in operation since 1991 and has two free-standing galleries, of which one is located in Philadelphia, Pennsylvania and one is located in Huntington, New York. Filmart's galleries average approximately 2,225 square feet in size and, in the fiscal year ended December 31, 1997, generated sales of $1.3 million. In January 1996, Filmart acquired Animation Art Resources, previously owned by Susan M. Spiegel, for a 50% interest in Filmart. Upon consummation of the Offering, Aron Laikin and Susan
M. Spiegel, the two owners of Filmart, will remain the Chief Operating Officer and President, respectively, of Filmart.


ACQUISITIONS CONSIDERATION


     The aggregate consideration to be paid by Collectibles USA in the Acquisitions consists of approximately $7.8 million in cash and 1,761,354 shares of Common Stock. The Company will also assume all of the indebtedness of the Founding Companies (approximately $3.5 million as of June 30, 1998, which includes $625,000 of indebtedness incurred to fund distributions in May 1997, November 1997 and May 1998 to the sole stockholder of American Royal Arts, representing S corporation earnings previously taxed to such stockholder), which indebtedness will be repaid with a portion of the net proceeds of the
Offering.  The  consideration  to  be  paid by Collectibles USA for the Founding
Companies was determined by negotiations between Collectibles USA and representatives of the Founding Companies. See "Certain Transactions."

                                USE OF PROCEEDS


     The net proceeds from the sale by the Company of the 2,700,000 shares of Common Stock offered hereby, are estimated to be approximately $ million ($ million if the Underwriters' over-allotment option is exercised in full), based upon an assumed initial public offering price of $8.50 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company. Offering expenses are estimated to be $ , of which $ have already been paid. The Company intends to use a portion of the net proceeds of the Offering to pay (i) approximately $1.0 million in required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock upon consummation of the Offering and (ii) $1.3 million in principal amount of indebtedness outstanding under the CEFC Notes. As approximately $1.5 million of notes payable are being converted to Common Stock, no proceeds from the Offering will be used to redeem these notes. The Company intends to use approximately $7.8 million of the net proceeds of the Offering to pay the cash portion of the purchase price for the Founding Companies, all of which will be paid to former stockholders of the Founding Companies. An additional approximately $3.5 million, as of June 30, 1998 (which includes $625,000 of indebtedness incurred to fund distributions in May 1997, November 1997 and May 1998 to the sole stockholder of American Royal Arts, representing S corporation earnings previously taxed to such stockholder), of the net proceeds of the Offering will be used to repay estimated other outstanding indebtedness of the Founding Companies. The portion of this $3.5 million debt that was incurred during the last twelve months was $2.2 million and the use of proceeds for such debt was to provide working capital. Approximately $2.5 million of the $3.5 million has been personally guaranteed by stockholders of the Founding Companies who will become officers, directors or beneficial owners of 5% or more of the Common Stock upon consummation of the Offering. Such guaranteed indebtedness bore interest at a weighted average per annum interest rate of 9.2% for the period ending June 30, 1998 and matures at varying dates between July 1998 and May 2003. The remaining indebtedness bore interest at a weighted average per annum interest rate of 6.5% at June 30, 1998 and matures at various dates from April 1999 through June 2002. See "Certain Transactions."


     The approximately $ million of remaining net proceeds will be used for working capital and for general corporate purposes, which are expected to include future acquisitions of companies operating in the collectibles or animation art industries. The Company currently has no agreements, arrangements or understandings, and is not currently engaged in negotiations, with respect to other acquisitions. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment-grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."


                                DIVIDEND POLICY


     The Company has never paid cash dividends and anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and for general corporate purposes and that it will not pay cash dividends. In addition, the Company anticipates that any credit facility to which the Company may become a party, including the proposed senior revolving credit facility, will include restrictions on the ability of the Company to pay dividends without the lender's consent.

                                   DILUTION


     The deficit in pro forma net tangible book value of the Company at April 30, 1998 was approximately $3.1 million, or $0.93 per share of Common Stock, after giving effect to the Acquisitions. The deficit in net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock issued and outstanding after giving effect to the Acquisitions and the conversion of the Series A Convertible Preferred Stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of 2,700,000 shares of Common Stock by the Company and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company as of April 30, 1998 would have been approximately $13.1 million, or $2.18 per share. This represents an immediate increase in pro forma net tangible book value of $3.11 per share at April 30, 1998 to stockholders and an immediate dilution in pro forma net tangible book value of $6.32 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this dilution per share to new investors:





   Assumed initial public offering price per share .........                 $ 8.50

   Pro forma deficit in net tangible book value per share
    before the Offering ....................................   $(0.93)

   Increase per share attributable to sale of Common Stock
    in the Offering ........................................     3.11
                                                               ------
   Pro forma net tangible book value per share
    after the Offering .....................................                  2.18
                                                                             ------
   Dilution per share to new investors .....................                 $ 6.32
                                                                             ======



     The following table sets forth, on a pro forma basis to give effect to the Acquisitions, the average price per share paid by the existing stockholders and the new investors adjusted to give effect to the sale of 2,700,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.50 per share, and before deducting the estimated underwriting discount and offering expenses payable by the Company:






                                                                            TOTAL
                                        SHARES PURCHASED              CONSIDERATION PAID
                                     -----------------------   --------------------------------    AVERAGE PRICE
                                        NUMBER      PERCENT         AMOUNT           PERCENT         PER SHARE
                                     -----------   ---------   ----------------   -------------   --------------
Existing stockholders(1) .........   3,306,094      55.0%        $ (3,087,499)    (15.5)%         $(0.93)
New investors ....................   2,700,000      45.0           22,950,000     115.5             8.50
                                     ---------     -----         ------------     -----
 Total ...........................   6,006,094     100.0%        $ 19,862,501     100.0%
                                     =========     =====         ============     =====


----------
(1) Total consideration paid by existing stockholders represents the pro forma net tangible book value of the Company after giving effect to the Acquisitions.


     The foregoing computations assume no exercise of stock options. Upon consummation of the Offering, there will be outstanding options to purchase (i) 90,000 shares of Common Stock at $4.00 per share and (ii) 495,000 shares of Common Stock at the initial public offering price. To the extent the holders of these options exercise such options, there will be further dilution to new investors. See "Capitalization."

                                 CAPITALIZATION

     The   following   table   sets   forth   the  cash  and  cash  equivalents,
capitalization and line of credit and current maturities of long-term obligations and notes payable to stockholders at April 30, 1998: (i) on a historical basis for American Royal Arts (accounting acquiror); (ii) on a pro forma basis to give effect to the Acquisitions; and (iii) as adjusted to give effect to both the Acquisitions and the Offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.






                                                                                          APRIL 30, 1998
                                                                             ----------------------------------------
                                                                               AMERICAN      PRO FORMA
                                                                              ROYAL ARTS     COMBINED     AS ADJUSTED
                                                                             ------------   ----------   ------------
                                                                                          (IN THOUSANDS)
Line of credit, current maturities of long-term obligations and notes
 payable to related party(1) .............................................      $  586       $  6,220       $    --
                                                                                ======       ========       =======
Long-term obligations less current maturities(1) .........................      $   --       $    321       $    --

Stockholders' equity:
 Preferred Stock: $.01 par value, 5,000,000 shares authorized;
   20,000 shares issued and outstanding, pro forma combined; and
   no shares issued and outstanding, as adjusted .........................          --          1,667            --
 Common Stock: $.01 par value, 31,200,000 shares authorized;
   2,952,536(2) shares issued and outstanding, pro forma combined;
   and 6,006,094(2)(3) shares issued and outstanding, as adjusted ........           2             29            60
 Treasury Stock, at cost .................................................        (145)            --            --
 Additional paid-in capital ..............................................          --         16,994        33,742
 Retained earnings .......................................................          47         (1,078)           --
                                                                                ------       --------       -------
 Total stockholders' equity ..............................................         (96)        17,612        33,802
                                                                                ------       --------       -------
   Total capitalization ..................................................      $  (96)      $ 17,933       $33,802
                                                                                ======       ========       =======


----------
(1) For a description of the Company's outstanding indebtedness, see Notes to Unaudited Pro Forma Combined Financial Statements and the notes to the Founding Companies' financial statements.


(2) Includes (i) 1,761,354 shares to be issued to the owners of the Founding Companies and (ii) 971,602 shares of Restricted Vote Common Stock held by sponsors of the transaction and 100,000 shares of Restricted Vote Common Stock held by management (pro forma combined); 1,320,258 shares of Restricted Vote Common Stock (as adjusted).

(3) Also includes 79,902 shares to be issued to holders of Series A Convertible Preferred Stock and 364,705 shares to be issued to the holders of the CUSA Notes upon consummation of the Offering. Excludes 585,000 shares of Common Stock issuable upon exercise of outstanding options or options to be granted concurrently with the consummation of the Offering under the Company's stock option plans and 270,000 shares reserved for issuance upon exercise of the Representative's Warrants. See "Management -- 1997 Long-Term Incentive Plan," "Management -- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Collectibles USA will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, American Royal Arts, one of the Founding Companies, has been identified as the "accounting acquiror." The following selected historical financial data for American Royal Arts at October 31, 1995 and 1996, and January 31, 1997 and 1998, and for the years ended October 31, 1995 and 1996, and January 31, 1997 and 1998, have been derived from the audited financial statements of American Royal Arts included elsewhere in this Prospectus. The following selected historical financial data for American Royal Arts at October 31, 1993 and 1994, and April 30, 1997 and 1998, and for the years ended October 31, 1993 and for the three months ended April 30, 1997 and 1998 have been derived from unaudited financial statements of American Royal Arts, which have been prepared on the same basis as the audited financial statements and, in the opinion of American Royal Arts, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following selected unaudited pro forma financial data present certain data for the Company, as adjusted for: (i) the effects of the Acquisitions; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of the Offering. See the Unaudited Pro Forma Financial Combined Statements and the notes thereto included elsewhere in this Prospectus.





                                                                                  YEAR ENDED JANUARY     THREE MONTHS
                                           FISCAL YEAR ENDED OCTOBER 31,                 31,            ENDED APRIL 30,
                                     ------------------------------------------  -------------------   ------------------
                                        1993       1994       1995       1996       1997       1998      1997      1998
                                     ---------  ---------  ---------  ---------  ---------  --------- ---------  -------
STATEMENT OF OPERATIONS DATA
AMERICAN ROYAL ARTS:
 Net sales ........................   $2,840     $3,898     $4,051     $4,121     $4,289     $4,133    $1,100     $806
 Cost of sales ....................    1,119      1,715      1,560      1,571      1,506      1,516       346      292
                                      ------     ------     ------     ------     ------     ------    ------     ----
 Gross profit .....................    1,721      2,183      2,491      2,550      2,783      2,617       754      514
 Selling, general and
  administrative expenses .........    1,288      1,588      1,760      1,764      1,778      1,958       483      400
                                      ------     ------     ------     ------     ------     ------    ------     ----
 Income from operations ...........      433        595        731        786      1,005        659       271      114
 Interest income (expense), net ...        6          7         18         24         24        (14)        6        1
                                      ------     ------     ------     ------     ------     ------    ------     ----
 Net income .......................   $  439     $  602     $  749     $  810     $1,029     $  645    $  277     $115
                                      ======     ======     ======     ======     ======     ======    ======     ====




PRO FORMA COMBINED(1)(2):
 Net sales ..........................................................  $   22,449   $    4,972
 Cost of sales ......................................................      10,664        2,384
                                                                       ----------   ----------
 Gross profit .......................................................      11,785        2,588
 Selling, general and administrative expenses(3) ....................       9,117        2,082
 Goodwill amortization(4) ...........................................         517          129
                                                                       ----------   ----------
 Operating income ...................................................       2,151          377
 Interest and other income (expense), net(5) ........................         147           42
                                                                       ----------   ----------
 Income before taxes ................................................       2,298          419
 Income taxes .......................................................       1,126          219
                                                                       ----------   ----------
 Net income .........................................................  $    1,172   $      200
                                                                       ==========   ==========
 Net income per share ...............................................  $     0.22   $     0.04
                                                                       ==========   ==========
 Shares used in computing pro forma net income per share(6) .........   5,370,100    5,370,100


                                                    OCTOBER 31,                JANUARY 31,
                                         --------------------------------- --------------------
                                          1993   1994     1995      1996      1997      1998
                                         ------ ------ --------- --------- --------- ----------
BALANCE SHEET DATA
AMERICAN ROYAL ARTS:
 Working capital .......................  $384   $297   $   703   $   567   $   686    $ (278)
 Total assets ..........................   860    875     1,430     1,439     1,482     1,125
 Long-term obligations
  net of current maturities
  and long-term notes
  payable to stockholders ..............    --    100        --        --        --        --
 Stockholders' equity (deficit) ........   416    475       867       696       807      (105)



                                                       APRIL 30, 1998
                                         ------------------------------------------
                                                         PRO FORMA          AS
                                           ACTUAL       COMBINED(7)     ADJUSTED(8)
                                         ---------- ------------------ ------------
BALANCE SHEET DATA
AMERICAN ROYAL ARTS:
 Working capital .......................   $ (251)      $  (8,824)(9)     $12,622
 Total assets ..........................    1,147          38,810          38,639
 Long-term obligations
  net of current maturities
  and long-term notes
  payable to stockholders ..............       --             321              --
 Stockholders' equity (deficit) ........      (96)         17,612          33,802


----------
(1) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were closed on February 1, 1997 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The year ended January 31, 1998 includes American Royal Arts for the year ended January 31, 1998, Stone's Hallmark for the year ended November 30, 1997 and North Pole City, Little Elegance, Reef Hallmark, Animation USA and Filmart for the year ended December 31, 1997. The three months ended April 30, 1998 presented includes American Royal Arts for the three months ended April 30, 1998, Stone's Hallmark for the three months ended February 28, 1998 and North Pole City, Little Elegance, Reef Hallmark, Animation USA and Filmart for the three months ended March 31, 1998.

(2) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were closed on February 1, 1997 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results.

(3) The pro forma combined statement of operations data reflect an aggregate of approximately $334,000 and $120,000 for the year ended January 31, 1998 and the three months ended April 30, 1998, respectively, in pro forma reductions in salary and benefits to the owners of the Founding Companies to which they have agreed prospectively and certain other adjustments, including the effect of revisions of a lease agreement between one of the Founding Companies and its stockholder and the reduction in compensation expense of approximately $673,000 relating to a non-recurring, non-cash compensation charge for the year ended January 31, 1998.

(4) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(5) Includes the reduction of pro forma interest expense attributed to the repayment of debt with a portion of the net proceeds of the Offering.

(6) Includes (i) 1,191,182 shares issued to the sponsors and management which are outstanding prior to the Offering, (ii) 1,761,354 shares to be issued to the owners of the Founding Companies, (iii) 79,902 shares to be issued to the holders of the Series A Convertible Preferred Stock, of which 11,986 will be transferred from the sponsor shares listed in (i) above, 364,705 shares to be issued to the holders of the CUSA Notes, of which 79,063 shares will be transferred from the sponsor shares listed in (i)
    above, and 241,706 shares to be issued to the holders of the CEFC Notes, all of which will be transferred from the sponsor shares listed in (i) above, and (iv) 2,076,794 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the consideration for the Acquisitions, repay indebtedness relating to S corporation distributions, repay other indebtedness of the Founding Companies and pay expenses of the Offering.

(7) The pro forma combined balance sheet data assume that the Acquisitions were closed on April 30, 1998. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(8) Reflects the consummation of the Offering. See "Use of Proceeds."

(9) Includes   $7.8  million  payable  to  owners  of  the  Founding  Companies, representing the cash portion of the consideration for the Acquisitions to be paid with a portion of the net proceeds from the Offering.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     The Company was founded to create a national retailer of collectibles merchandise and marketer of animation art. The Company's collectibles merchandise includes figurines and sculptures made from porcelain, ceramic and resin, and a wide selection of crystal items, including functional and decorative products. The Company also sells collectible cottages and villages, collectible prints and lithographs, collectible Christmas ornaments and other holiday collectibles. The Company's animation art galleries carry a full spectrum of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. In addition, the Company has licenses or rights, some of which are exclusive, to design, produce and market animation art.

     The Company's net sales will be derived primarily from the sale of collectibles and animation art. Costs of sales will consist primarily of the cost of merchandise sold. Selling, general and administrative expenses will consist primarily of salaries and benefits, advertising, store, office and warehouse rent, utilities, communications and professional fees.


     The Founding Companies have been managed throughout the periods presented as independent private companies, and their results of operations reflect tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. Selling, general and administrative expenses for the periods presented are therefore affected by the amount of compensation and related benefits that the former owners and certain key employees received from their respective businesses during these periods. These former owners and key employees have agreed to certain reductions in salaries and benefits in connection with the acquisition of their businesses by the Company and certain other adjustments, including the effect of revision of a lease agreement between one of the Founding Companies and its stockholder, of approximately $334,000 and $120,000 for the year ended January 31, 1998 and the three months ended April 30, 1998, respectively.


     Collectibles USA, which has conducted no operations to date, intends to integrate the Founding Companies, their operations and administrative functions over a period of time. This integration process may present opportunities for
(i) enhanced vendor relationships resulting in collective buying opportunities, co-op advertising funds, shipping allowances and exclusive merchandise and (ii) obtaining additional sales through shared customer lists and expansion of direct mail programs, advertising campaigns, in-store artist signing events and Internet promotions. This integration may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. These various costs and potential cost savings may make comparison of historical operating results not comparable to, or indicative of, future performance. The Company believes that neither the anticipated savings nor the anticipated costs can be quantified because the Acquisitions have not occurred, and there have been no combined operating results upon which to base the assumptions. As a result, they have not been included in the unaudited pro forma financial information presented herein.


     Upon completion of the Acquisitions, the Company anticipates that approximately 53.6% of the pro forma total assets of the Company will be goodwill (approximately $20.7 million) and will be amortized over a 40-year period resulting in an annual amortization expense of approximately $517,000.
The amortization of the goodwill over a 40-year period is based upon the following factors: (i) the Company's collectibles merchandise has an indefinite life and generally becomes more valuable with the passage of time, (ii) the collectibles industry is well established, as evidenced by the collectibles industry having generated over $9 billion in primary sales (i.e., sales of new merchandise) in 1996 and by the estimate that 31 million Americans identify themselves as collectors, according to Unity Marketing, and (iii) many collectibles companies, including certain of the Founding Companies, have been in business several decades. However, the Company will periodically evaluate whether events and circumstances arising after the Acquisitions are consummated indicate that the remaining balance of goodwill may not be recoverable by comparing the estimated undiscounted cash flows from the related operations to the carrying amount of goodwill. If the carrying amount of goodwill were greater than the undiscounted future cash flow, an impairment loss would be recognized.


     The Company's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisitions candidates, reliance on acquisition financing, the ability to manage growth and to attract and retain qualified management, dependence on licenses, the need for additional capital, dependence on key collectibles vendors and risks associated with dependence on foreign vendors, competition and seasonality and quarterly fluctuations. See "Risk Factors."

     Historically, the fourth quarter of the Company's fiscal year has accounted for a greater portion of the Company's operating income than have each of the first three quarters of the Company's fiscal year. This is primarily due to increased activity as a result of the holiday season. In the future, the Company expects that it will experience quarterly variations in operating results, principally as a result of the seasonal nature of the industry. Numerous other factors also may cause significant fluctuations in the Company's quarterly sales, including the timing of new product introductions, the amount and timing of sales contributed by new stores, the timing of personal appearances of particular artists at the store locations when a customer may purchase merchandise to be signed by the artist, and general economic conditions. Additional factors may cause fluctuations in expenses including the costs associated with the opening of new stores, the integration of acquired stores into the operations of the Company and corporate expenses to support the Company's expansion strategy.

     Due to the relatively low levels of inflation experienced in Fiscal 1996, 1997 and 1998, inflation did not have a significant effect on the operating results of the combined Founding Companies in those fiscal years.


COMBINED FOUNDING COMPANIES

     With respect to the financial information of the combined Founding Companies, references to "Fiscal 1996," "Fiscal 1997" and "Fiscal 1998" mean a combination of the fiscal years of each of the Founding Companies for such year. References to April 30, 1997 and 1998 mean, respectively, the three months ended April 30, 1997 and 1998 with respect to American Royal Arts; the three months ended February 28, 1997 and 1998 with respect to Stone's Hallmark; and the three months ended March 31, 1997 and 1998 with respect to North Pole, Little Elegance, Reef Hallmark, Animation USA and Filmart.


RESULTS OF OPERATIONS -- COMBINED

     The combined Founding Companies statements of operations data for Fiscal 1996, Fiscal 1997, and Fiscal 1998 do not purport to present the combined Founding Companies in accordance with generally accepted accounting principles, but represent merely a summation of the net sales, cost of sales, gross profit and selling, general and administrative expenses for the applicable fiscal years of the individual Founding Companies on an historical basis, and exclude the effects of pro forma adjustments. This data will not be comparable to and may not be indicative of the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management and had different tax structures (S corporations and C corporations) during the periods presented and (ii) the Company will use the purchase method to establish a new basis of accounting to record the Acquisitions.

     The following table sets forth certain combined selected financial data and as a percentage of net sales of the Founding Companies on a historical basis and excludes the effects of pro forma adjustments for the periods indicated (dollars in thousands):


                                                                    FISCAL
                                        --------------------------------------------------------------------
                                                  1996                   1997                   1998
                                       ---------------------- ---------------------- ----------------------
Combined Founding Companies
 Statements of Operations Data:
  Net sales .............               $18,529   100.0%       $21,254   100.0%       $22,449   100.0%
  Cost of sales .........                 9,302    50.2%         9,721    45.7%        10,664    47.5%
                                         -------   -----        -------   -----        -------   -----
  Gross profit ..........               $ 9,227    49.8%       $11,533    54.3%       $11,785    52.4%
                                         =======   =====        =======   =====        =======   =====


                                                    THREE MONTHS ENDED
                                                         APRIL 30,
                                        -------------------------------------------
                                                      1997                  1998
                                        --------------------- ---------------------
Combined Founding
Companies
 Statements of Operations
Data:

  Net sales .............                 $5,058   100.0%       $4,972   100.0%
  Cost of sales .........                  2,352    46.5%        2,384    47.9%
                                           ------   -----        ------   -----
  Gross profit ..........                 $2,706    53.5%       $2,588    52.1%
                                          ======    =====        ======   =====

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $5.0 million for the three months ended April 30, 1998 as compared to $5.1 million for the prior comparable period. The decrease in sales of $86,000, or 1.7%, was primarily due to a decrease in animation art sales resulting from the postponement until the fall of a major in-store artist signing event and the relocation of a gallery, offset by an increase in demand for certain contemporary collectibles.

     Cost of Sales. Cost of sales was relatively constant during both three month periods at $2.4 million. As a percentage of net sales, cost of sales increased from 46.5% of net sales in the three months ended April 30, 1997 to 47.9% of net sales in the three months ended April 30, 1998. Cost of sales as a percentage of net sales increased primarily due to certain inventory adjustments for contemporary collectibles items, which were partially offset by the sale of animation art produced in-house under license arrangements and vintage production cels with higher margins.



FISCAL 1998 COMPARED TO FISCAL 1997

     Net Sales. Net sales were $22.5 million for Fiscal 1998 as compared to $21.3 million for Fiscal 1997. The increase in sales of $1.2 million, or 5.6%, was primarily due to an increased demand for contemporary collectibles items, expanded telemarketing and direct mail advertising programs. Such increases were offset principally by decreases resulting from the timing of an animation art trade-show for a Founding Company, lower revenues generated from in-store artist signing events and lower gallery sales.

     Cost of Sales. Cost of sales increased to $10.7 million, or 47.5% of net sales, in Fiscal 1998 from $9.7 million, or 45.7% of net sales, in Fiscal 1997. Cost of sales as a percentage of net sales increased primarily due to changes in the product mix of contemporary collectibles and inventory adjustments, partially offset by animation art sales that have higher product margins, such as vintage production cels, and art sold through licenses.


FISCAL 1997 COMPARED TO FISCAL 1996


     Net Sales. Net sales were $21.3 million for Fiscal 1997 as compared to $18.5 million for Fiscal 1996. The increase in sales of $2.8 million, or 14.7%, was primarily due to an increase in contemporary collectibles sales as a result of Stone's Hallmark remodeling and expansion of one store, and an increase in animation art sales as a result of in-store artist signing events, growth of the customer database and continued marketing efforts focused on direct mail advertising, telemarketing and Internet marketing.


     Cost of Sales. Cost of sales increased to $9.7 million, or 45.7% of net sales, in Fiscal 1997 from $9.3 million, or 50.2% of net sales, in Fiscal 1996. Cost of sales as a percentage of net sales decreased primarily due to an increase in animation art sales that have higher product margins, such as vintage production cels, art sold through licenses and higher retail sales as compared to wholesale sales.


LIQUIDITY AND CAPITAL RESOURCES -- COMBINED

     On a combined basis, the Founding Companies used $523,000 during the three months ended April 30, 1998 and generated $1.1 million of net cash from operating activities during Fiscal 1998 and $1.5 million during Fiscal 1997. Net cash used in investing activities by the Founding Companies on a combined basis was $0.2 million and $0.8 million during Fiscal 1998 and Fiscal 1997, respectively. Most of the cash used in investing activities during these periods was used for purchases of property and equipment. Net cash used in financing activities by the Founding Companies on a combined basis was $140,000 during the three months ended April 30, 1998 and $1.9 million during Fiscal 1998, whereas net cash provided by financing activities was $1.1 million in Fiscal 1997. Most of the cash used in financing activities during these periods was used for net payments on long-term debt and distributions to stockholders. The combined cash position of the Founding Companies decreased by $497,000 from $1.4 million in Fiscal 1997 to $892,000 in Fiscal 1998 and decreased to $737,000 in the three months ended April 30, 1998.


     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures for property and equipment. On a combined basis, the Founding Companies made capital expenditures of $224,000 and $708,000 in Fiscal 1998 and Fiscal 1997, respectively. The Company currently has no capital commitments although it anticipates making capital expenditures of approximately $1.0 million in Fiscal 1999 primarily for information systems and leasehold improvements.

     The Company has received a commitment letter from NationsBank providing for a senior revolving credit facility of up to $25.0 million. It is expected that such credit facility, if obtained, will be guaranteed by the Founding Companies and will be secured by a pledge of the stock of each of the Founding
Companies and a security interest in the Company's accounts receivable and inventory. Indebtedness under the credit facility will bear interest at a rate equal to either LIBOR plus 1.50% to 2.25%, or the higher of NationsBank's prime rate plus 0.25% to 0.75% or the Federal Funds rate plus 0.50%. The credit facility is expected to have a term of three years and include a $5.0 million sublimit for the issuance of letters of credit. The proceeds of the credit facility will be used for acquisitions, working capital, capital expenditures, refinancing of existing indebtedness and other corporate purposes. The credit facility is subject to various conditions, including the successful completion of the Offering with net proceeds to the Company of at least $14.5 million and the negotiation and execution of definitive documentation with respect to the credit facility. It is expected that such facility, if obtained, will require the Company to comply with various loan covenants including: (i) maintenance of certain financial ratios; (ii) restrictions on additional indebtedness; (iii) restrictions on liens, guarantees, advances and dividends; and (iv) certain limitations on the opening of new stores within the next 12 months.

     The  Company  intends  to  pursue  selected  acquisition opportunities. The timing, size or success of any acquisition efforts is unpredictable. Accordingly, the Company is unable to accurately estimate its expected capital commitments. Funding for future acquisitions will likely come from a combination of the net proceeds of the Offering, cash flow from operations, borrowings under the anticipated senior revolving credit facility and the issuance of additional equity. The Company plans to register 2,500,000 shares of its Common Stock under the Securities Act after the completion of the Offering for use by the Company as consideration for future acquisitions. The contemplated offering of such 2,500,000 additional shares will be made only by means of a prospectus.

COLLECTIBLES USA, INC.

     Collectibles USA, Inc. was founded on January 18, 1996 ("Inception") to form a national specialty retailer of collectibles merchandise and marketer of animation art. The Company has entered into definitive agreements to complete the Acquisitions and the Offering and, subsequent to the Offering, intends to acquire, through merger or purchase, companies similar to the Founding Companies in order to expand its national operations. The Company has not conducted any operations, and all activities to date have related to the Offering and Acquisitions. The Company has adopted a 52/53 week fiscal year ending on the last Sunday in January.

RESULTS OF OPERATIONS -- COLLECTIBLES USA, INC.

     The following table sets forth certain selected financial data for Collectibles USA, Inc. on a historical basis for the periods indicated (dollars in thousands):





                                                    INCEPTION                         THIRTEEN WEEKS ENDED
                                               (JANUARY 18, 1996)      FIFTY-TWO     ----------------------
                                                     THROUGH          WEEKS ENDED     APRIL 27,   APRIL 26,
                                                JANUARY 26, 1997    JANUARY 25, 1998     1997       1998
                                              -------------------- ----------------- ----------- ----------
Net sales ...................................      $      --           $      --       $   --     $    --
Cost of sales ...............................             --                  --           --          --
                                                   ---------           ---------       ------     -------
Gross profit ................................             --                  --           --          --
Selling, general and administrative expenses           1,403               1,010           78         120
                                                   ---------           ---------       ------     -------
Loss from operations ........................         (1,403)             (1,010)         (78)       (120)
                                                   ---------           ---------       ------     -------
Interest expense, net .......................             12                  57           10         501
                                                   ---------           ---------       ------     -------
Net loss ....................................      $  (1,415)          $  (1,067)      $  (88)    $  (621)
                                                   =========           =========       ======     =======



UNAUDITED INTERIM RESULTS

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses were $120,000 in the thirteen weeks ended April 26, 1998 as compared to $78,000 in the thirteen weeks ended April 27, 1997. The increase of $42,000 was primarily due to the payment of officers' salaries for the entire thirteen weeks ended April 26, 1998 compared to payment of an officer's salary for a portion of the thirteen weeks ended April 27, 1997.

     Interest Expenses. Interest expenses were $501,000 in the thirteen weeks ended April 26, 1998 as compared to $10,000 in the thirteen weeks ended April 27, 1997. The increase was the result of the issuance of additional notes, which were outstanding for the entire thirteen weeks ended April 26, 1998 and the amortization of the debt financing charges on the CEFC Note-4 and the CUSA Notes which amounted to $452,000 during the thirteen weeks.

FIFTY-TWO WEEKS ENDED JANUARY 25, 1998 COMPARED TO INCEPTION (JANUARY 18, 1996) THROUGH JANUARY 26, 1997

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses were $1.0 million in the fifty-two weeks ended January 25, 1998 and $1.4 million in the period from Inception through January 26, 1997. Selling, general and administrative expenses for the period from Inception through January 26, 1997 include a non-recurring, non-cash compensation charge of $1.3 million for shares of Common Stock issued to certain officers of the Company. Selling, general and administrative expenses for the fifty-two weeks ended January 25, 1998 include non-recurring, non-cash compensation charges of $673,000 for shares of Common Stock transferred from the sponsors to certain officers of the Company and for the issuance of stock options to certain officers of the Company. Management salaries are included in selling, general and administrative expenses for the fifty-two weeks ended January 25, 1998.

     Interest Expenses. Interest expenses were $57,000 in the fifty-two weeks ended January 25, 1998 and $12,000 in the period from Inception through January 26, 1997. The increase was the result of the issuance of additional notes, which were outstanding for the fifty-two weeks ended January 25, 1998.


LIQUIDITY AND CAPITAL RESOURCES -- COLLECTIBLES USA, INC.

     The initial capitalization of the Company occurred in June 1996 with the issuance of 1,016,602 shares of Common Stock (at $.10 per share prior to the stock split) to RGR Financial Group LLC ("RGR"), to an individual who is to become a director upon consummation of the Offering and to another entity. In November 1996, the Company issued 174,580 shares of Common Stock (at $.01 per share prior to the stock split) to certain officers of the Company. As a result, the Company recorded a non-recurring, non-cash compensation charge of $1.3 million, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale, as if the Founding Companies had been combined. In June 1997, RGR and an individual who is to become a director upon consummation of the Offering and another entity exchanged 1,016,602 shares of Common Stock for an equal number of shares of Restricted Vote Common Stock. The holders of the Restricted Vote Common Stock are entitled to one-tenth of one vote for each share held on all matters on which they are entitled to vote. The Restricted Vote Common Stock will automatically convert into Common Stock on a share-for-share basis upon certain defined circumstances. In November 1997, RGR transferred to management 70,000 shares of Common Stock as to which the Company recorded a non-recurring, non-cash compensation charge of $344,250, representing the estimated fair value of the shares, as if the Founding Companies had been combined and, as of April 1998, received from a former management member 25,000 shares of Common Stock.

     In May 1997, the Company issued to 22 unaffiliated, accredited investors 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for an aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon consummation of the Offering, each share of Series A Convertible Preferred Stock will automatically convert into shares of Common Stock based upon defined criteria. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into approximately $1.0 million in cash and 79,902 shares of Common Stock, of which 11,986 shares will be transferred from RGR. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the proceeds of the Offering.

     In August 1996, the Company issued the 5% CEFC Notes-1 and 2 in the amounts of $300,000 and $555,000, respectively, due December 31, 1998, to Collectibles Enterprise Funding Corp., a Delaware corporation ("CEFC"), which is owned by RGR. In June 1997, the Company issued the 5% CEFC Note-3 in the amount of $400,000, due December 31, 1998, to CEFC. Proceeds from the notes were used to pay certain expenses of the Offering. Upon consummation of the Offering, the principal amounts of CEFC Notes-1, 2 and 3 will become due and payable immediately. Interest is being accrued; however, no interest is due on such amounts in the event the Offering is consummated. The Company intends to repay $1.3 million of principal from a portion of the proceeds of the Offering. The notes are convertible into shares of Common Stock at specified percentages of the initial public offering price. RGR has agreed to transfer 171,956 shares of Common Stock to the former noteholders upon consummation of the Offering.

     In December 1997, the Company issued the 5% CEFC Note-4 in the amount of $279,000, due December 31, 1998, to CEFC. Proceeds from the note were used to pay certain expenses of the Offering. Upon consummation of the Offering, the note is convertible into shares of Common Stock and Restricted Vote Common Stock at the lower of $4.00 per share or 50% of the initial public offering price. RGR has agreed to transfer 69,750 shares of Common Stock to the former noteholders.

     Subsequent to the fifty-two weeks ended January 25, 1998, the Company entered into the following transactions: In February and May 1998, the Company issued the 12% CUSA Notes in the amount of $1.3 million and $300,000, respectively, due February 28, 1999. Proceeds from the notes were used to pay certain expenses of the Offering. Upon consummation of the Offering, the notes are convertible into shares of Common Stock at a price of 50% of the initial public offering price. 364,705 shares of Common Stock will be issued to the former noteholders by the Company, of which 79,063 shares of Common Stock will be transfered to the former noteholders by RGR.

     In August 1997, the Company entered into an Agreement and Release with a former director and executive officer, whose employment was terminated in June 1997. The agreement provides, among other things, that such officer will (i) receive within three days of the consummation of the Offering $250,000 and a six-month convertible note for the principal amount of $100,000 (convertible at the initial public offering price) as severance payment and (ii) surrender 95,000 shares of the 174,580 shares of Common Stock previously owned by him.

     In July 1998, the Company received a commitment letter from NationsBank providing for a senior revolving credit facility of up to $25.0 million.



AMERICAN ROYAL ARTS

     American Royal Arts has been identified as the accounting acquiror for financial statement presentation purposes. American Royal Arts has an October 31 year end. To coincide with the Company's adoption of a 52/53 week fiscal year ending on the last Sunday in January, American Royal Arts has been presented on a fiscal years ended on January 31, 1997 and 1998 in addition to the fiscal years ended October 31, 1995 and 1996. American Royal Arts is a retail and wholesale marketer specializing in the sale of animation art, including limited editions, production cels, sericels, lithographs and vintage art.


RESULTS OF OPERATIONS -- AMERICAN ROYAL ARTS

     The following table sets forth certain selected financial data for American Royal Arts on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):



                                                                      YEAR ENDED JANUARY
                                FISCAL YEAR ENDED OCTOBER 31,                 31,
                         ------------------------------------------- ---------------------
                                 1995                  1996                  1997
                         --------------------- --------------------- ---------------------
Net sales ..............  $4,051       100.0%   $4,121       100.0%   $ 4,289      100.0%
Cost of sales ..........   1,560        38.5     1,571        38.1      1,506       35.1
                          ------       -----    ------       -----    -------      -----
Gross profit ...........   2,491        61.5     2,550        61.9      2,783       64.9
Selling, general and
 administrative
 expenses ..............   1,760        43.4     1,764        42.8      1,778       41.5
                          ------       -----    ------       -----    -------      -----
Income from
 operations ............     731        18.1       786        19.1    $ 1,005       23.4
Interest income
 (expense), net ........      18         0.4        24         0.6         24        0.6
                          ------       -----    ------       -----    -------      -----
Net income .............  $  749        18.5%   $  810        19.7%   $ 1,029       24.0%
                          ======       =====    ======       =====    =======      =====


                         YEAR ENDED JANUARY 31,      THREE MONTHS ENDED APRIL 30,
                         ---------------------------------------------------------------
                                 1998                  1997                 1998
                         --------------------- --------------------- -------------------
Net sales ..............  $4,133       100.0%   $1,100       100.0%   $806       100.0%
Cost of sales ..........   1,516        36.7       346        31.5     292        36.2
                          ------       -----    ------       -----    ----       -----
Gross profit ...........   2,617        63.3       754        68.5     514        63.8
Selling, general and
 administrative
 expenses ..............   1,958        47.4       483        43.9     400        49.6
                          ------       -----    ------       -----    ----       -----
Income from
 operations ............     659        15.9       271        24.6     114        14.2
Interest income
 (expense), net ........     (14)      ( 0.3)        6         0.5       1         0.1
                          ------       -----    ------       -----    ----       -----
Net income .............  $  645        15.6%   $  277        25.1%   $115        14.3%
                          ======       =====    ======       =====    ====       =====

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $806,000 for the three months ended April 30, 1998 as compared to $1.1 million for the three months ended April 30, 1997. The decrease in sales of $294,000, or 26.7%, was primarily due to the postponement until the fall of a major artist signing event and the relocation of the gallery to a new, larger location.

     Cost of Sales. Cost of sales decreased to $292,000, or 36.2% of net sales, in the three months ended April 30, 1998 from $346,000, or 31.5% of net sales, in the three months ended April 30, 1997. Cost of sales as a percentage of net sales increased primarily due to an increase in the sale of art with lower gross profit margins.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses were $400,000, or 49.6% of net sales, in the three months ended April 30, 1998 as compared to $483,000, or 43.9% of net sales, in the three months ended April 30, 1997, a decrease of $83,000, or 17.2%, primarily due to a decrease in advertising expense and postage and labor costs associated with the direct mail program.


YEAR ENDED JANUARY 31, 1998 COMPARED TO JANUARY 31, 1997

     Net Sales. Net sales were $4.1 million for the year ended January 31, 1998 as compared to $4.3 million for the year ended January 31, 1997, a decrease of $156,000, or 3.6%. The decrease was primarily due to lower revenues generated by in-store artist signing events and lower gallery sales resulting from the loss of the gallery director. The decrease was partially offset by an increase in wholesale sales resulting from the development of several new product lines.


     Cost of Sales. Cost of sales remained relatively constant at $1.5 million. As a percentage of sales, cost of sales increased from 35.1% in 1997 to 36.7% in 1998. Cost of sales as a percentage of net sales increased primarily due to an increase in 1998 in wholesale sales which generally have lower gross profit margins.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses increased by $180,000 to $2.0 million, or 47.4% of net sales, for the year ended January 31, 1998 from $1.8 million or, 41.5% of net sales, for the year ended January 31, 1997. The increase as a percentage of net sales was primarily due to an increase in advertising expenses and the costs associated with the direct mail program and, to a lesser extent, an increase in trade show expenses.


YEAR ENDED JANUARY 31, 1997 COMPARED TO FISCAL YEAR ENDED OCTOBER 31, 1995

     Net Sales. Net sales were $4.3 million for the year ended January 31, 1997 as compared to $4.1 million for the fiscal year ended October 31, 1995, an increase of $238,000, or 5.8%. The increase was primarily due to an increase in telemarketing sales as a result of the growth of the customer database and, to a lesser extent, due to an increase in special event sales, such as in-store artist signing events. The increase was offset in part by a decrease in wholesale sales, which was a result of a management decision to place less emphasis on wholesale sales and more emphasis on retail sales which carry a higher gross profit margins.

     Cost of Sales. Cost of sales decreased to $1.5 million, or 35.1% of net sales, for the year ended January 31, 1997 from $1.6 million, or 38.5% of net sales, for the fiscal year ended October 31, 1995. Cost of sales as a percentage of net sales decreased primarily due to increased sales of animation art with higher product margins such as vintage production art sold through licenses and higher retail sales as compared to wholesale sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses remained consistent at $1.8 million, but decreased as a percentage of net sales to 41.5% for the year ended January 31, 1997 from 43.4% for the fiscal year ended October 31, 1995, primarily due to economies of scale associated with increased telemarketing sales


LIQUIDITY AND CAPITAL RESOURCES -- AMERICAN ROYAL ARTS


     American Royal Arts had a working capital deficit of $251,000 at April 30, 1998 and a working capital deficit of $278,000 at January 31, 1998. The primary source of the deficit for the three months ended April 30, 1998 and for the year ended January 31, 1998 was cash distributions to the sole stockholder of an aggregate of $106,000 and $1.6 million, respectively. Cash provided by operating activities was used primarily to finance the purchase of merchandise inventories, reduce accounts payable and accrued liabilities and fund distributions to the stockholder. Cash used for investing activities was $74,000 for the year ended January 31, 1998, representing purchases of property and equipment.



INDIVIDUAL FOUNDING COMPANIES

     The selected historical financial information presented in the tables below for the fiscal years of the individual Founding Companies (excluding American Royal Arts, which is presented above) is derived from the respective audited financial statements of the individual Founding Companies. The following discussion should be read in conjunction with the "Summary Individual Founding Company Financial Data" and the separate company financial statements and related notes thereto appearing elsewhere in this Prospectus.

STONE'S HALLMARK

     Stone's Hallmark is a retailer of contemporary collectibles, ornaments, figurines, lighthouses and lighted houses from vendors, including Enesco, Boyds, Cast Art, Disney, Department 56, Seraphim Angels and Hallmark.



RESULTS OF OPERATIONS -- STONE'S HALLMARK


     The following table sets forth certain selected financial data for Stone's Hallmark on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):






                                                       FISCAL YEAR ENDED NOVEMBER 30,
                                    --------------------------------------------------------------------
                                            1995                    1996                   1997
                                    --------------------- ------------------------ ---------------------
Net sales .........................  $4,281       100.0%     $4,986        100.0%   $5,745       100.0%
Cost of sales .....................   2,269        53.0      2,497          50.1     2,763        48.1
                                     ------       -----      ------        -----    ------       -----
Gross profit ......................   2,012        47.0      2,489          49.9     2,982        51.9
Selling, general and
 administrative expenses ..........   1,787        41.7      2,117          42.4     1,818        31.6
                                     ------       -----      ------        -----    ------       -----
Income from operations ............     225         5.3        372           7.5     1,164        20.3
Interest income (expense), net          (11)      ( 0.3)          (3)      ( 0.1)        3         0.1
                                     ------       -----      --------      -----    ------       -----
Income before income
 taxes ............................     214         5.0        369           7.4     1,167        20.4
Provision for income taxes ........     128         3.0        194           3.9       465         8.1
                                     ------       -----      -------       -----    ------       -----
Net income ........................  $   86         2.0%     $ 175           3.5%   $  702        12.3%
                                     ======       =====      =======       =====    ======       =====



                                                SIX MONTHS ENDED MAY 31,
                                    ------------------------------------------------
                                              1997                    1998
                                    ------------------------ -----------------------
Net sales .........................    $3,202        100.0%    $ 3,222       100.0%
Cost of sales .....................    1,659          51.8       1,656        51.4
                                       ------        -----     -------       -----
Gross profit ......................    1,543          48.2       1,566        48.6
Selling, general and
 administrative expenses ..........      944          29.5         932        28.9
                                       ------        -----     -------       -----
Income from operations ............      599          18.7         634        19.7
Interest income (expense), net              (1)        0.0          0.0        0.0
                                       --------      -----     --------      -----
Income before income
 taxes ............................      598          18.7         634        19.7
Provision for income taxes ........      227           7.1         238         7.4
                                       -------       -----     --------      -----
Net income ........................    $ 371          11.6%    $   396        12.3%
                                       =======       =====     ========      =====


UNAUDITED INTERIM RESULTS


     Net Sales. Net sales were $3.2 million for the six months ended May 31, 1998 as compared to $3.2 million for the six months ended May 31, 1997.

     Cost of Sales. Costs of sales were $1.7 million, or 51.4% of net sales, in the six months ended May 31, 1998 as compared to $1.7 million, or 51.8% of net sales, in the six months ended May 31, 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $932,000, or 28.9% of net sales, in the six months ended May 31, 1998 as compared to $944,000, or 29.5% of net sales, in the six months ended May 31, 1997, a decrease of $12,000, primarily due to a decrease in advertising expenses.



FISCAL YEAR ENDED NOVEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1996

     Net Sales. Net sales were $5.7 million for the fiscal year ended November 30, 1997 as compared to $5.0 million for the fiscal year ended November 30, 1996. The increase in sales of $759,000, or 15.2%, was primarily due to continued demand for certain collectibles product lines, in-store artist signing events and the expansion of the direct mail program during the current year.

     Cost of Sales. Cost of sales increased to $2.8 million, or 48.1% of net sales, in the fiscal year ended November 30, 1997 from $2.5 million, or 50.1% of net sales, in the fiscal year ended November 30, 1996. Cost of sales as a percentage of net sales decreased due to an increase in sales of several product lines that have higher profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1.8 million, or 31.6% of net sales, in the fiscal year ended November 30, 1997 as compared to $2.1 million, or 42.4% of net sales, in the fiscal year ended November 30, 1996, a decrease of $299,000, or 14.1%, primarily due to a reduction in owners' compensation.


FISCAL YEAR ENDED NOVEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1995

     Net Sales. Net sales were $5.0 million for the fiscal year ended November 30, 1996 as compared to $4.3 million for the fiscal year ended November 30, 1995. The increase in sales of $705,000, or 16.5%, was primarily due to a remodeling of a store and, to a lesser extent, to an increase in the number of in-store artist signing events in the fiscal year ended November 30, 1996.

     Cost of Sales. Cost of sales decreased to 50.1% of net sales, or $2.5 million, in the fiscal year ended November 30, 1996 from 53.0% of net sales, or $2.3 million in the fiscal year ended November 30, 1995. Cost of sales as a percentage of net sales decreased due to an increase in contemporary collectibles sales that have higher profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $2.1 million, or 42.4% of net sales, in the fiscal year ended November 30, 1996 as compared to $1.8 million, or 41.7% of net sales, in the fiscal year ended November 30, 1995, an increase of $330,000, or 18.5%, primarily due to an increase in owners' compensation.

LIQUIDITY AND CAPITAL RESOURCES -- STONE'S HALLMARK


     Stone's Hallmark had working capital of $2.4 million and $1.9 million at May 31, 1998 and November 30, 1997, respectively. The primary source of this working capital was cash flows from operations.

     Cash used in operating activities was $222,000 for the six months ended May 31, 1998 primarily for the payment of 1997 and 1998 income taxes. Cash provided by operating activities was $356,000 for the fiscal year ended November 30, 1997 and was primarily from net income before depreciation and amortization. The working capital increases were mainly related to the cash from growth in sales.

     Cash used for investing activities was $4,000 and $17,000 for the six months ended May 31, 1998 and for the fiscal year ended November 30, 1997, and was principally related to purchases of property and equipment.



NORTH POLE CITY

     North Pole City is a retailer and marketer of Christmas and other contemporary collectibles such as ornaments, lighted houses and figurines from vendors, including Department 56, Enesco, Giuseppe Armani and Disney.


RESULTS OF OPERATIONS -- NORTH POLE CITY

     The following table sets forth certain selected financial data for North Pole City on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):


                                                                FISCAL YEAR ENDED MARCH 31,
                                       ------------------------------------------------------------------------------
                                                1996                      1997                        1998
                                       -----------------------   -----------------------   --------------------------
Net sales ..........................    $2,865         100.0%     $3,726         100.0%       $4,752         100.0%
Cost of sales ......................     1,492          52.1       1,733          46.5        2,622           55.2
                                        ------         -----      ------         -----        ------         -----
Gross profit .......................     1,373          47.9       1,993          53.5        2,130           44.8
Selling, general and
 administrative expenses ...........     1,077          37.6       1,522          40.8        2,045           43.0
                                        ------         -----      ------         -----        ------         -----
Income from operations .............       296          10.3         471          12.7           85            1.8
Other income (expense):
 Interest expense ..................       (57)        ( 2.0)        (82)        ( 2.2)         (99)         ( 2.1)
 Other, net ........................        10            .4          38           1.0            7            0.1
                                        ------         -----      ------         -----        ------         -----
Income before income taxes .........       249           8.7         427          11.5             (7)       ( 0.2)
Provision (benefit) for income
 taxes .............................        96           3.4         168           4.5           --             --
                                        ------         -----      ------         -----        -------        -----
Net income (loss) ..................    $  153           5.3%     $  259           7.0%       $  (7)         ( 0.2)%
                                        ======         =====      ======         =====        =======        =====

FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1997

     Net Sales. Net sales were $4.8 million for the fiscal year ended March 31, 1998 as compared to $3.7 million for the fiscal year ended March 31, 1997. The increase in sales of $1.1 million, or 27.5%, was primarily due to increased marketing efforts, including special promotions, expanded telemarketing and direct mail.


     Cost of Sales. Cost of sales increased to $2.6 million, or 55.2% of net sales, for the fiscal year ended March 31, 1998 from $1.7 million, or 46.5% of net sales, for the fiscal year ended March 31, 1997. Cost of sales as a percentage of net sales increased due to an increase of sales of items with lower gross profit margins and certain adjustments to inventory.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses in the fiscal year ended March 31, 1998 were $2.0 million, or 43% of net sales, as compared to $1.5 million, or 40.8% of net sales, in the fiscal year ended March 31, 1997, an increase of $523,000, or 34.4% primarily due to increased salaries for additional sales personnel, advertising expense related to special promotions and costs associated with the direct mail program.

FISCAL YEAR ENDED MARCH 31, 1997 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1996

     Net Sales. Net sales were $3.7 million for the fiscal year ended March 31, 1997 as compared to $2.9 million for the fiscal year ended March 31, 1996. The increase in sales of $861,000, or 30.1%, was primarily due to continued marketing efforts focused on telemarketing, advertising in national publications and Internet marketing of collectibles merchandise. To a lesser extent, this increase was also due to the remodeling and expansion of the store.

     Cost of Sales. Cost of sales increased to $1.7 million, or 46.5% of net sales, for the fiscal year ended March 31, 1997 from $1.5 million, or 52.1% of net sales, for the fiscal year ended March 31, 1996. Cost of sales as a percentage of net sales decreased due to the change in product mix to collectibles with higher margins.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses in the fiscal year ended March 31, 1997 were $1.5 million, or 40.8% of net sales, as compared to $1.1 million, or 37.6% of net sales, in the fiscal year ended March 31, 1996, an increase of $445,000, or 41.3%, primarily due to increased advertising and salaries for additional personnel.

     Interest Expense. Interest expense increased to $82,000 in the fiscal year ended March 31, 1997 from $57,000 in the fiscal year ended March 31, 1996. The increase was the result of borrowings used to finance store expansion and to purchase inventory.

LIQUIDITY AND CAPITAL RESOURCES -- NORTH POLE CITY

     The primary source of working capital for the fiscal year ended March 31, 1998 was net cash provided by financing activities of $294,000. For the fiscal year ended March 31, 1997, the primary source of working capital was net cash provided by operating activities of $167,000. Cash used in operating activities was primarily related to the purchase of merchandise inventory.


     Cash used for investing activities was $72,000 and $143,000 for the fiscal year ended March 31, 1998 and 1997, respectively, representing the purchase of property and equipment.

REEF HALLMARK

     Reef Hallmark is a retailer and marketer of contemporary collectibles, including ornaments, figurines, lighthouses, lighted houses and crystals from vendors, including Enesco, Swarovski, Disney, Department 56 and Hallmark.

RESULTS OF OPERATIONS -- REEF HALLMARK

     The following table sets forth certain selected financial data for Reef Hallmark on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):

                                                     FISCAL YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------
                                            1995                  1996                  1997
                                    --------------------- --------------------- ---------------------
Net sales .........................  $1,839       100.0%   $2,493       100.0%   $2,725       100.0%
Cost of sales .....................   1,102        59.9     1,301        52.2     1,464        53.7
                                     ------       -----    ------       -----    ------       -----
Gross profit ......................     737        40.1     1,192        47.8     1,261        46.3
Selling, general and administrative
 expenses .........................     629        34.2       935        37.5       944        34.7
                                     ------       -----    ------       -----    ------       -----
Income from operations ............     108         5.9       257        10.3       317        11.6
Other income (expense):
 Interest expense .................     (41)       (2.2)      (49)       (2.0)      (52)       (1.9)
 Other, net .......................      --          --       (12)       (0.5)
                                     ------       -----    ------       -----
Net income ........................  $   67         3.7%   $  196         7.8%   $  265         9.7%
                                     ======       =====    ======       =====    ======       =====


                                            THREE MONTHS ENDED MARCH 31,
                                    --------------------------------------------
                                              1997                  1998
                                    ------------------------ -------------------
Net sales .........................    $ 581        100.0%    $ 623      100.0%
Cost of sales .....................      323         55.6       340       54.6
                                       -----        -----     -----      -----
Gross profit ......................      258         44.4       283       45.4
Selling, general and administrative
 expenses .........................      262         45.1       238       38.2
                                       -----        -----     -----      -----
Income from operations ............       (4)        (0.7)       45        7.2
Other income (expense):
 Interest expense .................      (11)        (1.9)      (15)      (2.4)
 Other, net .......................
Net income ........................    $ (15)        (2.6)%   $  30        4.8%
                                       =======      =====     =====      =====

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $623,000 for the three months ended March 31, 1998 as compared to $581,000 for the three months ended March 31, 1997. The increase in sales of $42,000, or 7.2%, was primarily a result of increased demand for certain contemporary collectibles products during the three months ended March 31, 1998.

     Cost of Sales. Cost of sales increased to $340,000, or 54.6% of net sales, in the three months ended March 31, 1998 from $323,000, or 55.6% of net sales, for the three months ended March 31, 1997. Cost of sales as a percentage of net sales decreased due to the change in product mix to collectibles with higher gross profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the three months ended March 31, 1998 were $238,000, or 38.2% of net sales, as compared to $262,000, or 45.1% of net sales, in the three months ended March 31, 1997, a decrease of $24,000, or 9.2%, primarily due to reduced advertising costs and professional fees.


FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996

     Net Sales. Net sales were $2.7 million for the fiscal year ended December 31, 1997 as compared to $2.5 million for the fiscal year ended December 31, 1996. The increase in sales of $232,000, or 9.3%, was primarily a result of increased telemarketing and direct mail advertising and, to a lesser extent, an increase in in-store artist signing events.

     Cost of Sales. Cost of sales increased to $1.5 million, or 53.7% of net sales, in the fiscal year ended December 31, 1997 from $1.3 million, or 52.2% of net sales, in the fiscal year ended December 31, 1996. Cost of sales as a percentage of net sales increased due to the change in product mix to collectible items with lower gross profit margins.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative  expenses  in  the  fiscal  year  ended  December  31,  1997 were
$944,000, or 34.7% of net sales, as compared to $935,000, or 37.5% of net sales, in the fiscal year ended December 31, 1996, an increase of $9,000, or 1.0% primarily due to increases in advertising expenses, salaries for additional sales personnel and costs related to its direct mail program, partially offset by reduced professional fees.


FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales were $2.5 million for the fiscal year ended December 31, 1996 as compared to $1.8 million for the fiscal year ended December 31, 1995. The increase in sales of $654,000, or 35.6%, was primarily a result of increased telemarketing and direct mail advertising and, to a lesser extent, an increase in in-store artist signing events.

     Cost of Sales. Cost of sales increased to $1.3 million, or 52.2% of net sales, in the fiscal year ended December 31, 1996 from $1.1 million, or 59.9% of net sales, in the fiscal year ended December 31, 1995. Cost of sales as a percentage of net sales decreased due to the change in product mix to collectible items with higher margins.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses in the fiscal year ended December 31, 1996 were $935,000, or 37.5% of net sales, as compared to $629,000, or 34.2% of net sales, in the fiscal year ended December 31, 1995, an increase of $306,000, or 48.6%, primarily due to an increase in advertising and lease expense associated with the significant expansion of retail square footage in July 1995 and, to a lesser extent, due to salaries for additional sales personnel.


LIQUIDITY AND CAPITAL RESOURCES -- REEF HALLMARK

     Reef Hallmark had working capital of $37,000 and $83,000 at March 31, 1998 and December 31, 1997, respectively. The primary source of this working capital was net cash provided by operations, which was $160,000 for the fiscal year ended December 31, 1997. The primary source of working capital for the three months ended March 31, 1998 was net cash provided by financing activities of $99,000.


     Cash used for investing activities was $15,000 for the year ended December 31, 1997. These expenditures represent purchases of property and equipment. There were no capital expenditures during the three months ended March 31, 1998.

ANIMATION USA


     Animation USA is a retail and wholesale marketer of animation art such as vintage original production cels, limited edition cels and sericels.

RESULTS OF OPERATIONS -- ANIMATION USA

     The following table sets forth certain selected financial data for Animation USA on a historical basis and data as a percentage of net sales for the periods indicated (dollars in thousands):




                                                FISCAL YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------
                                                  1996                   1997
                                        ------------------------ ---------------------
Net sales .............................    $1,716        100.0%   $1,319      100.0%
Cost of sales .........................       840          49.0       596       45.2
                                            ------        -----    ------      -----
Gross profit ..........................       876          51.0       723       54.8
Selling, general and administra-
 tive expenses ........................       845          49.2       762       57.8
                                            ------        -----    ------      -----
Income (loss) from operations .........        31           1.8       (39)     ( 3.0)
Other income (expense) ................        (9)        ( 0.5)      (14)     ( 1.1)
                                            --------      -----    ------      -----
Income (loss) before income taxes .....        22           1.3       (53)     ( 4.1)
Provision (benefit) for income taxes...         9           0.5       (18)     ( 1.4)
                                            -------       -----    ------      -----
Net income (loss) .....................     $  13           0.8%   $  (35)     ( 2.7)%
                                            =======       =====    ======      =====



                                                THREE MONTHS ENDED MARCH 31,
                                        ---------------------------------------------
                                                 1997                   1998
                                        ---------------------- ----------------------
Net sales .............................    $341        100.0%     $344        100.0%
Cost of sales .........................     137         40.2       129         37.5
                                           ----        -----      ----        -----
Gross profit ..........................     204         59.8       215         62.5
Selling, general and administra-
 tive expenses ........................     187         54.8       149         43.3
                                           ----        -----      ----        -----
Income (loss) from operations .........      17          5.0        66         19.2
Other income (expense) ................      (3)        (0.9)       (3)        (0.9)
                                           ------       -----     ------      -----
Income (loss) before income taxes .....      14          4.1        63         18.3
Provision (benefit) for income taxes...      5           1.5        24          7.0
                                           -----       -----      -----       -----
Net income (loss) .....................    $ 9           2.6%     $ 39         11.3%
                                           =====       =====      =====        =====

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $344,000 for the three months ended March 31, 1998 as compared to $341,000 for the three months ended March 31, 1997.

     Cost of Sales. Cost of sales decreased to $129,000, or 37.5% of net sales, for the three months ended March 31, 1998 from $137,000, or 40.2% of net sales, for the three months ended March 31, 1997. Cost of sales as a percentage of net sales decreased 2.7% due to higher sales of animation art produced in-house under license arrangements, which generally has higher gross margins.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses were $149,000, or 43.3% of net sales, for the three months ended March 31, 1998 as compared to $187,000, or 54.8% of net sales, for the three months ended March 31, 1997, a decrease of $38,000 or 20.3%. This decrease was primarily due to a decrease in salaries and professional fees.


FISCAL  YEAR  ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
   1996

     Net Sales. Net sales were $1.3 million for the fiscal year ended December 31, 1997 as compared to $1.7 million for the fiscal year ended December 31, 1996. The decrease in sales of $397,000, or 23.1%, was primarily due to a decrease in the number of in-store artist signing events, the timing of the Company's trade show and lower gallery sales at one location.

     Cost of Sales. Cost of sales decreased to $596,000, or 45.2% of net sales, in the fiscal year ended December 31, 1997 from $840,000, or 49.0% of net sales, in the fiscal year ended December 31, 1996. Cost of sales as a percentage of net sales decreased due to higher sales of animation art produced in-house under license arrangements which generally has higher gross margins.


     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses were $762,000, or 57.8% of net sales, in the fiscal year ended December 31, 1997 as compared to $845,000, or 49.2% of net sales, in the fiscal year ended December 31, 1996, a decrease of $83,000, or 9.8%. The decrease in such expenses was primarily due to a decrease in salaries.



LIQUIDITY AND CAPITAL RESOURCES -- ANIMATION USA

     Animation USA had a working capital deficit of $27,000 at March 31, 1998 and $66,000 at December 31, 1997. Cash used in operating activities was $59,000 for the three months ended March 31, 1998 and cash provided by operating activities was $82,000 in the fiscal year ended December 31, 1997.

     No cash was used for investing activities for the three months ended March 31, 1998 and in the fiscal year ended December 31, 1997.



FILMART

     Filmart is a retail marketer of animation art such as vintage original production cels, limited edition cels and sericels.


RESULTS OF OPERATIONS -- FILMART

     The following table sets forth certain selected financial data for Filmart on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):





                                                         FISCAL YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------------------
                                             1995                     1996                     1997
                                   ------------------------ ------------------------ ------------------------
Net sales ........................    $1,053        100.0%     $1,446        100.0%     $1,323        100.0%
Cost of sales ....................       511         48.5         498         34.4         432         32.7
                                      ------        -----      ------        -----      ------        -----
Gross profit .....................       542         51.5         948         65.6         891         67.3
Selling, general and
 administrative expenses .........       493         46.8         539         37.3         541         40.9
                                      ------        -----      ------        -----      ------        -----
Income from operations ...........        49          4.7         409         28.3         350         26.4
Other income (expense):
 Interest expense ................        (4)        (0.4)         (1)        (0.1)         (5)        (0.4)
 Other, net ......................        74          7.0         279         19.3         115          8.7
                                      -------       -----      -------       -----      -------       -----
Net income .......................    $  119         11.3%     $  687         47.5%     $  460         34.7%
                                      =======       =====      =======       =====      =======       =====



                                          THREE MONTHS ENDED MARCH 31,
                                   ------------------------------------------
                                          1997                  1998
                                   ------------------- ----------------------
Net sales ........................  $ 232      100.0%     $209        100.0%
Cost of sales ....................    114       49.1        80          38.3
                                    -----      -----      ----         -----
Gross profit .....................    118       50.9       129          61.7
Selling, general and
 administrative expenses .........    164       70.7       118          56.5
                                    -----      -----      ----         -----
Income from operations ...........    (46)     (19.8)      11            5.2
Other income (expense):
 Interest expense ................     --        0.0         (1)        (0.5)
 Other, net ......................     57       24.6       31           14.8
                                    -----      -----      -----        -----
Net income .......................  $  11        4.8%     $41           19.5%
                                    =====       =====     =====        =====



UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $209,000 for the three months ended March 31, 1998 as compared to $232,000 for the three months ended March 31, 1997. The decrease in sales of $23,000, or 9.9%, was primarily the result of fewer in-store artist signing events, lower telemarketing sales and a decrease in gallery sales, partially offset by sales of certain pieces of vintage art during the three months ended March 31, 1998. Filmart is a member of several barter companies, within which Filmart trades artwork for various goods and services from other barter company members. Barter transactions involving artwork for various goods and services are valued at the market value of the goods or services received. Filmart recognized $57,000 and $86,000 of sales through such barter companies in each of the three months ended March 31, 1998 and 1997, respectively.

     Cost of Sales. Cost of sales decreased to $80,000, or 38.3% of net sales, for the three months ended March 31, 1998 from $114,000, or 49.1% of net sales, for the three months ended March 31, 1997. Cost of sales as a percentage of net sales decreased primarily due to the sale of animation art with higher margins, primarily vintage production cels.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the three months ended March 31, 1998 were $118,000, or 56.5% of net sales, as compared to $164,000, or 70.7% of net sales, in the three months ended March 31, 1997, a decrease of $46,000, or 28.0%. This decrease was primarily due to a decrease in advertising expense and salaries.

     Other Income. Other income decreased to $31,000, or 14.8% of net sales, in the three months ended March 31, 1998 from $57,000, or 24.6% of net sales, in the three months ended March 31, 1997. Certain barter assets earned from providing consulting services will begin to expire in the year 2000, if unused. Other income was partially reduced by $25,000 in the three months ended March 31, 1998 to reduce the amount of barter assets to their estimated net realizable value.


FISCAL  YEAR  ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
   1996

     Net Sales. Net sales were $1.3 million for the fiscal year ended December 31, 1997 as compared to $1.4 million for the fiscal year ended December 31, 1996. The decrease in sales of $123,000, or 8.5%, was primarily a result of lower sales of certain animation art and fewer in-store artist signing events, partially offset by increased sales of animation art such as vintage production cels. Filmart recognized $250,000 and $248,000 of sales through barter companies in the fiscal years ended December 31, 1997 and 1996, respectively.

     Cost of Sales. Cost of sales decreased to $432,000, or 32.7% of net sales, in the fiscal year ended December 31, 1997 from $498,000, or 34.4% of net sales, in the fiscal year ended December 31, 1996. Cost of sales as a percentage of net sales decreased primarily due to sales of animation art with higher margins, primarily vintage production cels.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses in the fiscal year ended December 31, 1997 were $541,000, or 40.9% of net sales, as compared to $539,000, or 37.3% of net sales, in the fiscal year ended December 31, 1996. The increase was primarily the result of higher salaries and advertising costs, partially offset by reduced professional fees.

     Other income. Other income decreased to $115,000 for the fiscal year ended December 31, 1997 from $279,000 for the fiscal year ended December 31, 1996. Certain barter assets earned from providing consulting services will begin to expire in the year 2000, if unused. Other income was partially reduced by $125,000 in the fiscal year ended December 31, 1997 to reduce the amount of barter assets to their estimated net realizable value.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales were $1.4 million for the fiscal year ended December 31, 1996 as compared to $1.1 million for the fiscal year ended December 31, 1995. The increase in sales of $393,000, or 37.3%, was primarily a result of increased special events such as in-store artist signing events, growth of the customer database, increased advertising and, to a lesser extent, to the addition of sales representatives with enhanced product knowledge. Filmart recognized $248,000 and $32,000 of sales through barter companies in the fiscal years ended December 31, 1996 and 1995, respectively.

     Cost of Sales. Cost of sales decreased to $498,000, or 34.4% of net sales, in the fiscal year ended December 31, 1996 from $511,000, or 48.5% of net sales, in the fiscal year ended December 31, 1995. Cost of sales as a percentage of net sales decreased primarily due to sales of animation art with higher margins, primarily vintage production cels.

     Selling,   General   and  Administrative  Expenses.  Selling,  general  and
administrative expenses in the fiscal year ended December 31, 1996 were $539,000, or 37.3% of net sales, as compared to $493,000, or 46.8% of net sales, in the fiscal year ended December 31, 1995, an increase of $46,000, or 9.3%, primarily due to an increase in commissions. The decrease in this cost as a percentage of net sales was primarily due to economies of scale associated with increased sales.

     Other Income. Other income increased to $279,000 in the fiscal year ended December 31, 1996 from $74,000 in the fiscal year ended December 31, 1995. The increase of $205,000 is a result of increased consulting fees and proceeds from an insurance claim reimbursement.

LIQUIDITY AND CAPITAL RESOURCES -- FILMART

     Filmart had working capital of $1.2 million at March 31, 1998 and December 31, 1997, respectively. The primary sources of working capital was net cash provided by operations during the fiscal year ended December 31, 1997.

                                    BUSINESS


OVERVIEW

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA has entered into agreements to acquire four retailers of contemporary collectibles and three marketers of animation art simultaneously with the closing of the Offering. Upon the consummation of these Acquisitions, the Company believes that it will be a leading retailer of contemporary collectibles and a leading marketer of animation art in the United States. The Company sells its collectibles products through two superstores, one free-standing retail location, five mall-based stores and three upscale strip-mall stores. The Company's 11 collectibles stores are located in Florida, Illinois (6), New Jersey (2) and Oklahoma (2). In addition, certain stores sell collectibles through database direct mail, telemarketing and the Internet. The Company sells animation art primarily through database direct mail, telemarketing and the Internet to both retail and wholesale customers, and operates five animation art galleries located in California, New York (2), Pennsylvania and Washington.

     The Company's collectibles merchandise includes figurines and sculptures made from porcelain, ceramic and resin, and a selection of crystal items including functional and decorative products. The Company also sells collectible cottages and villages, collectible prints and lithographs, collectible Christmas ornaments and other holiday collectibles. The Company's merchandise is produced by leading vendors such as Lladro, Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Giuseppe Armani, Goebel U.S.A. (manufacturer of the Hummel product line), Swarovski, Disney and Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). See "-- Collectibles Stores." The Company's animation art galleries carry a full spectrum of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. In addition, the Company has licenses or rights, some of which are exclusive, to design, produce and market animation art featuring a wide variety of well known characters, including Garfield(Reg. TM), and is also an authorized dealer of limited editions and sericels created by Disney and Warner Brothers.

     The Company's target retail customer is between 45 and 64 years old, and encompasses a broad range of income levels. The Company believes that the typical collector makes more than one collectibles purchase per year, and the typical collecting household maintains more than one collection. Moreover, collectibles also are purchased as gifts and as decorative items. The Company's animation art galleries also target a wide range of customers from entry level collectors with relatively small collections to high-end, experienced collectors of vintage pieces.


INDUSTRY OVERVIEW

     According to Unity Marketing's The Collectibles Industry Report 1997, the collectibles industry grew approximately 11.9% in 1996, generating over $9 billion in primary sales (i.e., sales of new merchandise), of which approximately 79% were generated by retail sales (including TV shopping) and approximately 21% were generated by direct response marketing. The contemporary collectibles industry is serviced by approximately 10,000 specialty retail collectibles stores nationwide. Collectibles are also sold by mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The industry includes sales of a wide variety of manufactured collectible items, including figurines and sculptures, dolls, crystal, collector plates, cottages, lighthouses, Christmas ornaments and other holiday collectibles and art such as lithographs and prints. According to Unity Marketing, an estimated 31 million Americans identify themselves as collectors.


     The animation art industry includes sales of vintage original production cels, limited editions produced by studios, sericels and original animation produced by licensees such as the Company bearing the likenesses of popular animated characters through art galleries, gift shops and auction houses, as well as database direct mail, telemarketing and the Internet. Although statistical information on the animation art industry is limited and marketing tools such as "collectors clubs" are not yet common in the industry, the Company believes that the industry is growing. In recognition of the industry's emerging importance and profitability, auction houses such as Sotheby's and Christie's are active in the secondary market of animation through their public auctions.

     The Company's target consumer base represents a growing part of the United States population. According to the U.S. Department of Commerce Bureau of the Census, the 45 to 64 year old population reached approximately 45 million in 1996 and is expected to grow to approximately 66 million during the next ten years, representing a projected growth rate of close to three times the rate for the overall population. The Company believes that collecting will become increasingly popular among consumers ages 45 to 64 because this generation of collectors has high levels of discretionary income and has demonstrated nostalgic characteristics.

     The Company believes that the highly fragmented nature of the collectibles and animation art industries creates significant consolidation opportunities. The retail collectibles market is highly fragmented with over 10,000 retail stores, most of which have less than a 1% market share. In addition, most of the participants in these industries lack the capital to expand or a viable exit strategy. The Company believes that the favorable growth outlook for the collectibles and animation art industries resulting from the growing demographic base, coupled with the fragmented nature of these industries, will make it well positioned to pursue its growth strategies. The Company estimates that there are over 200 collectibles retailers in the United States with retail sales in excess of $2 million annually.


BUSINESS STRATEGY

     The Company's goal is to become the leading specialty retailer of contemporary collectibles and the leading marketer of animation art in the United States. The Company will seek to achieve this goal by emphasizing growth through acquisitions and implementing a national operating strategy that enhances internal revenue growth and profitability.


GROWTH STRATEGY

     Key elements of the Company's growth strategy include:

       Grow Through Acquisitions. The Company believes that the collectibles industry is highly fragmented with significant opportunities for consolidation. The Company intends to acquire profitable, well-managed collectibles retailers and animation art marketers that may provide new categories of merchandise that may be cross-sold to the Company's existing customer base. The Company believes that it will be an attractive acquiror due to its (i) strategy of retaining owners and management of acquired companies, (ii) access to capital and (iii) ability to offer sellers immediate liquidity for their business as well as an ongoing equity stake in the Company. The Company has developed an extensive database of acquisition candidates within the collectibles and animation art industries and believes it will be well positioned to implement its acquisition program promptly following the Offering. Within the past year, the Company has contacted the owners of a number of collectibles retailers and animation art marketers, several of whom have expressed interest in having their businesses acquired by the Company. The Company's Chief Executive Officer, Shonnie D. Bilin, has over 17 years experience in the industry with extensive relationships with wholesalers, retailers, importers and collectibles manufacturers. The Company currently has no binding agreements to effect any acquisition and is not now engaged in any negotiations to acquire any company. The Company, however, expects that its future acquisitions will be based on criteria such as anticipated return on capital, and the acquisition candidate's opportunities for growth and ability to meet other strategic objectives. Although the Company will consider opportunities to make larger acquisitions, the Company's target candidate for acquisition is expected to have $2 to $5 million in annual sales, demonstrated profitability, and one to four retail locations. The Company's research indicates that there are more collectibles retailers meeting its criteria than there are animation art marketers. To help it identify prospective targets, the Company has retained consultants with knowledge of the collectibles and animation art industries. See "Certain Transactions -- Transactions Involving Certain Officers, Directors and Stockholders." There can be no assurance that the Company's acquisition program will be successful, and the Company cannot predict when, if ever, it will make its first acquisition after the Offering.

       As consideration for future acquisitions, the Company intends to use various combinations of Common Stock and cash or, possibly, notes. To facilitate its acquisition strategy, the Company intends to register 2,500,000 additional shares of Common Stock under the Securities Act within 90 days after the closing of this Offering. These shares will be available for use by the Company as consideration for future acquisitions.

       Develop Prototype Store Formats. Although the Company intends to focus initially on acquiring other retailers of collectibles and marketers of animation  art,  the  Company  expects  to  complement its acquisition growth with new store openings. Over the next 12 months, the Company plans to develop two prototype store formats: a "superstore" format of approximately 18,000 square feet, designed for either free-standing or strip mall locations, and a mall-based format, of approximately 1,500 square feet. The Company does not intend to open new stores over the next 12 months.

NATIONAL OPERATING STRATEGY

     Key elements of the Company's national operating strategy include:

       Strengthen and Expand Vendor Relationships. Vendors in the collectibles industry often recognize retailers based on certain volume levels and reputation. At the discretion of vendors, preferred gallery status is awarded to collectibles stores based on factors such as (i) a proven ability to market and sell large quantities of merchandise, (ii) exceptional customer service and (iii) creditworthiness. Many of the Founding Companies have achieved preferred gallery status with key vendors which entitles them to volume discounts, co-op advertising funds, shipping allowances and other benefits. The Company believes that as a leading retailer of collectibles merchandise and a leading marketer of animation art in the United States, it will have a competitive advantage in leveraging its vendor relationships. In addition, as an industry leader, the Company believes that it will be able to establish exclusive relationships with vendors for certain product lines and items which generally lead to increased sales. Certain vendors already have expressed a willingness to develop products, such as porcelain figurines, resin figurines and cels, on an exclusive basis for the Company. As a result of the Acquisitions, the Company believes that certain of the Founding Companies will be able to benefit from the vendor relationships that the other Founding Companies have established with each of their individual vendors.

       To ensure that the Company maximizes its relationships with vendors, the Company has appointed one of the current owners of a Founding Company to oversee and coordinate, among other things, merchandising and vendor relationships. It is anticipated that this executive and the other executive officers of the Company will use the Company's reputation in the collectibles and animation art industries to leverage its vendor relationships.

       Expand  and  Improve  Database  Direct  Mail,  Telemarketing and Internet
   Marketing Programs. The Founding Companies have developed databases aggregating approximately 225,000 customers. These databases often detail the buying patterns and merchandise preferences of existing and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs. In order to develop a comprehensive marketing program for use on a Company-wide basis, the Company intends to combine and enhance the existing customer databases of its Founding Companies and to introduce database direct mail, telemarketing and Internet marketing programs at Founding Companies and future companies to be acquired which are not utilizing such programs. The Company anticipates that it will consolidate the receiving of telephone orders from its direct mail marketing efforts. The central call center is expected to be equipped with technology to place orders for shipment with the Founding Companies and release inventory. The Company intends to create an Internet electronic ordering site through which customers can purchase collectibles items and animation art. The site is expected to be integrated with the point of sale and inventory management system. The Company anticipates that such programs will be implemented by mid-1999. All of the Founding Companies which market animation art generate a majority of their sales from database direct mail and telemarketing efforts. The Company believes there are significant opportunities to expand the database direct mail and telemarketing expertise developed by the animation art galleries to its collectibles business. The Company also plans to incorporate on a Company-wide basis the use of certain marketing programs, advertising campaigns, artist signing events and other promotions, which have proved successful at individual Founding Companies.


       Improve Operating Procedures. The Company is negotiating an agreement with SourceNet Solutions, Inc. ("SourceNet"), a leading developer of integrated business processes and systems, pursuant to which SourceNet will assist the Company in designing and implementing operating systems that will enable the Company to enhance its infrastructure in order to centralize operations. Through its relationship with SourceNet the Company intends to (i) implement a centralized financial management system, (ii) develop a Company-wide communications network and Internet merchandising capabilities, (iii) centralize purchasing, accounts payable processing, and inventory management and (iv) centralize the database information maintained by each Founding Company. The Company's inventory management system will be complimented by the common point of sale system which will be developed by SourceNet.

       The Company has entered into a partnering relationship with Administaff, Inc. ("Administaff"), a leading professional employer organization.
   Pursuant to the terms of the agreement, Administaff will serve as an off-site human resources department and will be responsible for providing benefits and payroll administration, medical and workers' insurance programs, personnel records management, liability management, employee recruiting and selection, performance management, and training and development. Although in the near term the Company expects to incur higher operating expenses, the Company anticipates that in the future it will achieve long-term economies of scale and enhanced store-level performance as a result of these efforts. The
   Company also expects to experience benefits of consolidation with respect to improved training practices, its ability to attract and retain qualified personnel and customer service.

       Capitalize on Local Strengths. Notwithstanding the strengths that a national organization can provide, the Company believes that an important factor for success in the collectibles industry is local relationships. By maintaining significant operating autonomy at the local level, the Company
   intends   to  capitalize  on  local  strengths,  such  as  name  recognition, customer loyalty and service. In addition, the Company anticipates that certain of the principals of the Founding Companies will assist it in establishing and refining practices for Company-wide operations.


COLLECTIBLES STORES

     The Company will sell collectibles merchandise through two superstores, one free-standing retail location, five mall-based stores and three upscale strip-mall stores which are located in seven states. The stores range in size from approximately 1,000 to 15,000 square feet of retail space and carry from 1,500 to 13,800 SKUs. Additionally, the Company utilizes database direct mail, telemarketing and the Internet to sell its collectibles merchandise. The Company's porcelain figurines and sculptures are produced by vendors such as Lladro, Goebel U.S.A. (manufacturer of the Hummel product line) and Giuseppe Armani. The resin figurines which the Company sells are obtained from vendors such as Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). The Company's collectibles stores also sell crystal figurines and functional items, such as crystal vases, produced by vendors such as Swarovski. In addition, the Company sells collectible cottages and villages produced by Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collections product lines).

     Merchandising. Each of the Company's collectibles stores carries a product assortment that is merchandised by product line and vendor and that is selected to provide items that are distinctive and specifically suited to the tastes of its customers. The stores generally carry different but overlapping lines of collectibles merchandise because each store selects merchandise which appeals to the preferences of customers within its area. Although the general categories of the collectibles merchandise stay the same from store to store, individual items within each general product group change to respond to the interests and demands of customers of each store.

     While the price of collectibles ranges from $5 to $25,000, Unity Marketing reported in 1995 that the average collector household spends $500 annually. Stores that target middle income customers carry collectibles merchandise which generally ranges in price from $25 to $250, while stores that target higher income customers carry merchandise which generally ranges in price from $125 to $4,000.

     In selecting a product, the Company considers customer demand for the lines and, in the case of new lines, quality, dependability of delivery and cost. Currently, each Founding Company individually determines which products to purchase. Such purchasing decisions primarily are made by attending shows sponsored by manufacturers, communicating with representatives of manufacturers and participating in test sales of collectibles merchandise. Some of the collectibles stores vary their inventory on a seasonal basis in order to generate more sales related to Christmas and other holidays and occasions. Manufacturers seeking to increase consumer interest occasionally expand or retire certain collectibles within their product lines and produce event pieces such as bridal and Easter pieces, which are occasionally marketed in connection with artist signings to generate excitement about their introduction to the market. Two of the Founding Companies are affiliated with Hallmark and sell greeting cards and Hallmark novelties in addition to collectibles merchandise. To ensure that the Company maximizes its relationships with vendors, the Company has hired an executive to oversee and coordinate, among other things, merchandising and vendor relationships.

     Most of the Company's contemporary collectibles merchandise is manufactured overseas; however, it is purchased directly from the manufacturer's representatives in the United States. The Company purchases collectibles merchandise from over 50 vendors, including Hallmark, sales of which accounted for approximately 11% of the Company's pro forma net sales in Fiscal 1998. Certain suppliers of collectibles merchandise to the Founding Companies, such as Enesco or Department 56, provide in their agreements with such Founding

Companies that the vendor will furnish an ongoing supply of products within the vendor's particular production limitations and obligate the vendor to develop point-of-sale material to support the Founding Companies' advertising programs. Pursuant to such agreements, it is the responsibility of the Founding Company to operate at least five days a week or throughout the calendar year, to promote and foster the collectibility status of the vendor's merchandise, to organize promotional events such as "open houses," to purchase certain levels of merchandise or display certain pieces in a series, to adhere to a vendor's pricing schedule and to maintain a satisfactory creditworthiness. A Founding Company's failure to fulfill its obligations to a vendor may entitle the vendor to suspend its supply of collectibles merchandise. Several of the Founding Companies have achieved standards of quality and reputation which qualify them for the preferred gallery status recognized by their important vendors. Such status typically confers benefits such as greater co-op advertising contributions, preferred access to specialized merchandise and increased access to artists for signings and other in-store and off-site special events. The Company makes decisions about purchases of inventory well in advance of the time at which such products are intended to be sold. Significant deviations from projected demand for collectibles merchandise could have a material adverse effect on the Company's financial condition and results of operations. Higher priced collectibles generally are sold on a consignment basis which permits the Company to expand its array of collectibles merchandise without encumbering working capital.

     In order to attract and retain the loyalty of collectibles customers and to position its stores as destination retail locations, certain of the Founding Companies utilize innovative merchandising and display techniques. One of the stores has built a reputation based on entertaining in-store displays which have included a model train, a grind organ and unique displays which highlight a particular vendor's merchandise. Other of the Company's collectibles stores have gained recognition based on their promotional practices, including producing and distributing videotapes of the store's business operations and employing games of chance with prizes corresponding to a vendor's particular collectibles theme.

     Marketing. Currently, the Founding Companies advertise independently of each other, primarily through print advertising and direct mail contacts. Certain of the Founding Companies, namely North Pole City, Little Elegance, Reef Hallmark and Stone's Hallmark, advertise their merchandise in catalogs that are produced by a national collectibles catalog publishing syndicate such as Parade of Gifts, Gift Creations Concepts and Park West (NALED). Such catalog consortiums allow members to use the published catalog for individual sales purposes. Membership in such catalog consortiums entitles the Company to exclusive pieces produced by Enesco and Department 56. The Company plans to evaluate its use of catalog consortiums in the future, including opportunities for preparing such catalogs itself.

     The Company also participates in loyalty-based marketing programs such as "collector clubs" which reward members with privileges such as access to exclusive member pieces, detailed information about collections and invitations to special events.

     The Company's collectibles stores' databases contain approximately 200,000 customers, often detailing the buying patterns and merchandising preferences of current and potential customers. This extensive database assists the Company in database direct mail and telemarketing programs. Three of the Company's collectibles stores have home pages on the Internet which they use to educate consumers, display samples of their collectibles merchandise, inform customers of upcoming product availability dates and special events and allow customers to place orders. Customers can contact Little Elegance at www.little-elegance.com, North Pole City at www.northpolecity.com, and Stone's Hallmark at www.stoneshallmark.com. Sales over the Internet have not constituted a significant portion of the Company's sales to date.

     Following the Offering, the Company intends to increase its print advertising efforts, including advertising in specialty collectibles magazines and inserting promotional and seasonal sales circulars in local newspapers, and increase its efforts in other media, including radio and television. The
Company also intends to initiate programs utilizing its customer database to stimulate additional sales around birthdays and anniversaries, and holidays such as Mother's Day. In addition, the Company also plans to expand promotional events such as artist signings and sponsored charitable activities, which have proven successful at individual Founding Companies.

     Customer Service. The Company's goal is to provide exceptional customer service. The Company generally ships orders within 24 to 72 hours. In addition, the Company places special orders on behalf of its customers with manufacturers for hard-to-find items and notifies its customers of limited edition pieces in advance of their availability in stores. The Company generally accepts returns on its merchandise within 14 to 30 days of sale. All of the Company's stores are open seven days a week. In recognition of the Founding Companies' dedication to customer service and from their commitment and experience in merchandising a particular vendor's collectibles merchandise, the Founding Companies have received numerous titles of distinction such as Boyds Bears Gold Paw (Stone's Hallmark and North Pole
City), Cherished Teddies Adoption Center (North Pole City and Stone's Hallmark), Department 56 Gold Key Dealer (Little Elegance, North Pole City, Reef Hallmark and Stone's Hallmark), Fenton Glass Showcase Dealer (Stone's Hallmark), Giuseppe Armani Art Headquarter Store (North Pole City), Hallmark
Gold Crown (Reef Hallmark and Stone's Hallmark), and Roman Premiere Dealer (Little Elegance and North Pole City). Three of the Founding Companies (Little Elegance, Reef Hallmark and Stone's Hallmark) are among the approximately 40 stores nationwide designated as Precious Moments Century Circle Dealers by Enesco which entitles them to exclusive Precious Moments collectibles pieces.


ANIMATION ART GALLERIES


     The Company's five animation art galleries are each located in or near suburbs of metropolitan areas. These galleries are located in California, New York (2), Pennsylvania and Washington. The Company generates most of its animation art sales through database direct mail and telemarketing operations.


     Merchandising. The Company's animation art galleries carry a wide assortment of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. A "cel" is a painting of a character or object on a transparent acetate sheet. An original vintage production cel, which is created by an original drawing, is hand painted and is the final result of the artistic process that creates animation used in the actual film production, whereas limited edition cels although created in the same manner, generally recreate animation scenes from popular animated films for which original production cels are no longer available. Sericels are limited editions that are created by hand painting an image onto a master cel and then produced in large quantities through a printing process. Model sheets are a group of original pencil drawings of animated characters in a variety of poses and expressions. Prices for animation art are typically higher than for contemporary collectibles, beginning at approximately $100 and ranging up to $100,000, with an average sale price of approximately $750. Animation art sales generally are less seasonal than sales of collectibles.



     The Company designs and manufactures limited editions and sericels under license from the owners of popular characters, and purchases original production cels from the studio that created the art, another dealer or a private collector for sale to both retail and wholesale customers. The Company sells on consignment limited edition animation cels created by Virgil Ross, under license from Warner Brothers, featuring classic Warner Brothers'
characters such as Bugs Bunny, Elmer Fudd, Yosemite Sam, and Tweety and Sylvester in classic scenes. The Company also holds licenses or rights to design, produce and distribute animation art bearing the likeness of Garfield, both alone and with certain Norman Rockwell images. The Company's designs for art featuring such licensed characters are generally subject to prior approval by the licensor. Pursuant to an oral understanding, the Company also distributes limited edition comic strip art from Jeff MacNelly (Shoe), Johnny Hart (B.C. and Wizard of Id), Chris Browne (Hagar the Horrible), Bryant Parker (Wizard of Id), Roger Bollen (Animal Crackers), Myron Woldman (Popeye and Betty
Boop) and Sidney Harris. The Company has a similar oral understanding with Don Oriolo (Felix the Cat(Reg. TM)). The Company acquires this limited edition comic strip art at discount wholesale prices and in turn distributes it through wholesale and retail sales. There are no written agreements governing these distribution arrangements and, therefore, there can be no assurance that one or more of these distributor arrangements will not be terminated. One of the Founding Companies has been granted an exclusive license by HBO(Reg. TM) Animation to manufacture and sell artwork using material from the first season of Spawn and Spicy City. The Company is an authorized dealer of art produced by Warner Brothers/Hanna-Barbera, Disney and artist Chuck Jones. The Company's authorized dealer agreements can generally be terminated by the other party with or without cause on short notice. Certain of the authorized dealer agreements require the vendor's consent to the Acquisitions. The Company has received several of these consents, and is in the process of seeking the others. There can be no assurance that any of those consents will be obtained.



     The animation art sold by the Company is produced by the Company under certain licenses or rights with a majority of the art being obtained from the studios or artists that create the art, including Disney and Warner Brothers/Hanna-Barbera. The art is either bought from the artist or studio or is sold by the Company on a consignment basis.

     The Company generates its design ideas by closely collaborating with the studio that licenses the character to be included in the artwork. It generally takes an average of six weeks to create a new piece of original animation art. During this period, the Company's artists, or artists working as independent contractors, generate a prototype design which is thereafter submitted to the artist or animation studio for its approval.

     Marketing. A significant portion of the Company's animation art marketing efforts is conducted through database direct mail, telemarketing and Internet marketing programs, which utilize databases aggregating approximately 26,000 customers. These databases detail the buying patterns and merchandise preferences of current and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs. The Company's animation art marketing efforts also include advertising in newspapers and animation art magazines. While each of the Founding Companies will continue to advertise locally, the Company will evaluate opportunities to consolidate its advertising functions on a national basis. Two of the Company's animation art marketers have home pages on the Internet which they use to educate customers about their animation art and special events. Customers can contact American Royal Arts and Animation USA at www.ara-animation.com and www.animationusa.com, respectively. Sales resulting from Internet marketing have not constituted a significant portion of the Company's sales to date.

     All  of  the  Founding  Companies  which  market  animation  art generate a majority of their sales from database direct mail and telemarketing efforts. One of the Company's significant strategies for improved marketing is the consolidation of the databases of the various Founding Companies for comprehensive database direct mail and telemarketing efforts along lines that have proved successful at the Founding Companies where these operations generate significant amounts of sales. The Company believes one of the significant opportunities presented by the consolidation of the Founding Companies is the cross-marketing possibilities to the combined customer databases of the Founding Companies.

     One of the Founding Companies, Filmart, has an agreement with Vista Media, Inc. ("Vista"), a non-affiliated, third party, whereby Filmart receives print, radio and television advertising services from Vista in exchange for providing to Vista consulting services consisting of designing animation characters and business logos, providing art direction for Vista's publications and providing business advice in the animation industry. The agreement expires on August 31, 1998.

     Customer Service. The Company's animation art customer orders generally are shipped within two to four weeks. Once an order is received, the gallery frames, mats and, in some cases, arranges for the artist to personally sign the purchased art. The Company's animation art galleries generally are open six days a week and by appointment. Outbound telemarketing efforts and inbound calls generally occur during store hours.


TRAINING PROGRAMS

     The Company's goal is to provide exceptional customer service. The owners of the Founding Companies either serve as store or gallery managers or seek to hire entrepreneurial managers who are energetic and knowledgeable about the collectibles and animation art industries. Each of the Founding Companies has developed varying levels of training programs. Some of the training programs involve video presentations, utilize material prepared by vendors, consist of vendor-sponsored training conducted by representatives or consist of one-on-one training conducted by managers. The Company has entered into a business relationship with Administaff to serve as an off-site human resources department. Employees will be offered professional training courses to meet employee needs and enhance industry specific skills.


MANAGEMENT INFORMATION SYSTEMS AND CONTROLS

     The Founding Companies currently have a variety of accounting, inventory and financial reporting systems at varying degrees of sophistication, none of which have previously operated on a combined basis. In order to improve operating procedures, the Company initially will focus on developing common policies and procedures related to its financial and operating practices. The Company intends to develop common reporting of daily sales and cash receipts, inventory purchases receipts and on-hand quantities, physical inventory taking,
inventory   product   line   analysis,   capital   expenditures   and   payroll
administration data. The Company expects to implement an integrated, financial management system that will enable consolidated financial reporting and cash management. The Company also intends to implement a consolidated inventory management system which will be a common point of sale system.

     The Company further intends to enhance operations at the store level by implementing improved training programs and incentive systems for experienced managers. It is anticipated that the appointment of a manager to oversee the Company's merchandising will enable the Company to more effectively manage its merchandising decisions, product displays and product assortment. See "Risk Factors -- Absence of Combined Financial and Operating History; Ability to Integrate Operations," and "-- Management of Growth; Inexperience Managing a Consolidated Company."


COMPETITION

     The collectibles and animation art industries are highly fragmented and competitive. In addition to other collectibles retailers and animation art marketers, the Company competes with mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The Company's animation art galleries compete, in certain cases, with the owners of the licensed characters, including Disney and Warner Brothers, who sell products through their own stores and other marketing channels. Management believes that its stores and galleries compete on the basis of depth and breadth of merchandise assortment and customer service in addition to name recognition and established vendor relationships. In order to maintain the goodwill inherent in the names and reputations of each of the Founding Companies, the Company does not expect to rename the existing stores and galleries; however, over time the Company expects to integrate the Collectibles USA name into existing stores and galleries.

     Many of the Company's competitors are larger and have substantially greater financial, marketing and other resources than the Company. In addition, although the primary points of competition are service and availability of desired merchandise, there can be no assurance that pricing competition will not develop. Other retailing companies with significantly greater capital and other resources than the Company may enter or expand their operations in the collectibles industry, which could change the competitive dynamics of the industry. In addition, as the Company's animation art licenses and rights expire, it will compete with other marketers of animation art for the right to design, produce and market artistic creations based on the applicable licensed character. Because retailers of collectibles and marketers of animation art products generally do not own the proprietary rights to the products that they sell, the barriers to entry to these industries are not significant. Therefore, there can be no assurance that additional participants will not enter the market or that the Company will be able to compete effectively with such entrants.

     In addition, it is possible that there will be competition to acquire additional businesses if the collectibles or animation art industries undergo broader consolidation. Such competition could lead to higher prices being paid for such companies. The Company believes that its decentralized management strategy and other operating strategies make it an attractive acquiror of other collectibles retailers and animation art marketers. There can be no assurance, however, that the Company's acquisition program will be successful.


LICENSES

     The Company produces some of its animation art under agreements which generally permit the Company to market original production animation cels and original canvas acrylic paintings, and to manufacture and market limited edition cels, lithographs and sericels featuring characters such as Garfield. The Company's designs for art featuring such licensed characters are generally subject to prior approval by the licensor.


     The Company's license arrangements often require the payment of non-refundable advances and guaranteed minimum royalties. Royalties to the Company's licensors typically range from 30% to 50% of the price at which the art is sold. Current minimum guaranteed payments required under the Company's license agreements aggregate approximately $350,000 through June 1999. As a result of increased competition for licenses, the Company may, in the future, be required to pay licensors higher royalties and higher minimum guaranteed payments in order to obtain attractive properties for the development of existing and new product lines.


     The Company's licensing arrangements are limited in scope and duration, authorizing the sale of specified licensed products for a defined period of time, generally two to four years. In connection with the Acquisitions, the Company has extended the term of certain of its licenses such that they expire at various times through March 2000. Pursuant to most of the license agreements, the licensor has agreed to negotiate renewal of the license 90 days before expiration, provided the Company is in compliance with the terms of the license. The license agreements provide that they may be terminated prior to their expiration date under certain circumstances, including the Company's failure to comply with the product approval provisions. The termination, cancellation or inability to renew any existing licensing arrangement, coupled with the inability to develop and enter into new licensing arrangements, could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that it maintains excellent relationships with its licensors.


     The Company's authorized dealer agreements can generally be terminated by the other party with or without cause or on short notice. Termination of any of the Company's authorized dealer agreements could have a material adverse effect on the Company's financial condition and results of operations. Certain of the authorized dealer agreements require the vendor's consent to the Acquisitions. The Company has received several of these consents, and is in the process of seeking the others. There can be no assurance that any of those consents will be obtained. The Company believes it maintains excellent relations with the companies with which it has authorized dealer agreements.



FACILITIES

     The Company maintains 22 facilities consisting of 16 retail locations (which in some cases also contain offices) and six warehouse or distribution facilities (which in some cases also contain offices). All of the Company's facilities are leased. The facilities range in size from approximately 850 square feet to 23,000 square feet and are located in eight states. The Company believes that its facilities are adequate to meet its needs for the foreseeable future. The Company's corporate headquarters currently are located in approximately 1,000 square feet of a leased office space in New York City, New York. Following the consummation of the Offering, the Company intends to relocate its executive offices to Houston, Texas.

     The Company maintains a significant amount of inventory in order to be assured a sufficient supply of products to its customers. Certain of the Founding Companies currently operate their own warehouses at or near the location of its store or stores to warehouse overflow merchandise. The largest off-site storage facility is approximately 13,500 square feet. As the Company's sales reach certain levels, it may consider combining its off-site storage facilities into a single facility.


EMPLOYEES

     At April 30, 1998, the Company employed 207 persons, of which two were full-time employees at the Company's headquarters, 83 were part-time employees in its retail stores and distribution centers, and 122 were full-time employees in the stores, offices and distribution centers. Of the Company's employees, approximately 30 are dedicated to database direct mail and telemarketing operations. Many other employees are partially engaged in database direct mail and telemarketing activities. During the Company's peak holiday selling season, the Company typically hires additional part-time employees. The employees of the Company are not covered by any collective bargaining agreement. The Company considers its relationship with its employees to be good.


LEGAL PROCEEDINGS

     The Company is not a party to any legal proceeding which could have a material adverse effect on its financial condition and results of operations.

                                   MANAGEMENT



DIRECTORS, OFFICERS AND CONSULTANT

     The following table sets forth information concerning the Company's directors, executive officers and consultants and those persons who will become directors upon consummation of the Offering:






               NAME                  AGE                               POSITION
---------------------------------   -----   -------------------------------------------------------------
Ronald P. Rafaloff(1) ...........    50     Chairman of the Board
Shonnie D. Bilin ................    43     President and Chief Executive Officer
Neil J. DePascal, Jr. ...........    48     Executive Vice President and Chief Financial Officer
Roy C. Elwell ...................    42     Executive Vice President -- Operations and Chief Operating
                                            Officer; President -- Reef Hallmark; Director(3)
Jerry Gladstone .................    38     Executive Vice President -- Marketing; President --
                                            Animation Division; President -- American Royal Arts;
                                            Director(3)
David K. Green ..................    40     Executive Vice President -- Corporate Development; President
                                            -- Collectibles Division; President -- North Pole City;
                                            Director(3)
David J. Stone ..................    65     Executive Vice President -- Retail Store Development;
                                            President -- Stone's Hallmark; Director(3)
Paul T. Shirley(1)(2) ...........    58     Director(3)
Michael A. Baker(1)(2) ..........    51     Director(3)


----------
(1) Member of compensation committee.

(2) Member of audit committee.

(3) Director nominees will become directors of the Company upon consummation of the Offering.



     Ronald P. Rafaloff has served as the Chairman of the Board since June 1996. Ronald P. Rafaloff has been the Chief Executive Officer and a principal owner of RGR Financial Corp., a securities broker-dealer providing investment services to retail, corporate and pension plan clients, since its inception in March 1996. Prior to forming RGR Financial Corp., Ronald P. Rafaloff was a senior vice president at Smith Barney, Inc., a leading investment bank, from October 1992 to June 1996.


     Shonnie D. Bilin has served as President and Chief Executive Officer since February 1998 and as Executive Vice President -- Planning and Development from August 1997 until February 1998. From November 1981 until July 1997, she was employed by Enesco Corporation ("Enesco") and has served as Collector's Club Coordinator, as Club Executive Director, from January 1990 to December 1996 as Vice President of Collectibles, and from January 1997 to July 1997 as Senior
Vice President of Marketing. While Vice President of Collectibles at Enesco, she was responsible for all the marketing, budgeting and promotion of Enesco's collectibles lines which generated revenues of over $200 million. During her employment with Enesco, Ms. Bilin was instrumental in establishing and managing the Precious Moments Collectors Club which is recognized as a large and successful collectors club. Ms. Bilin served on the advisory committee of International Collectibles Expositions which holds exhibits to introduce new collectibles products. Ms. Bilin has been awarded numerous industry awards such as the Leader of the Year Award from Stanhome, Inc., and has been a three time recipient of the Enesco Outstanding Sales Support Award. She has been featured in publications such as Gift and Decorative Accessories and Gift and Stationary Business.


     Neil J. DePascal, Jr. has served as Executive Vice President and Chief Financial Officer of the Company since August 1997. From 1992 to 1997, he served as Treasurer of Owen Healthcare, Inc., a Houston based provider of hospital pharmacy management services. From March 1992 until September 1992, he provided financial consulting services to American Medical Response, Inc. ("AMR"), a Boston based company engaged in the provision of a national ambulance service network, during and immediately following such company's initial public offering. Mr. DePascal is a Certified Public
Accountant and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

     Roy C. Elwell will become the Executive Vice President -- Operations and Chief Operations Officer and a director of the Company upon consummation of the Offering. He is the President and a director of Reef Hallmark and has served in such capacities since its incorporation in 1984. He currently serves on the Florida District Advisory Board for Hallmark Cards Incorporated. Mr. Elwell served as a member of the Enesco Corporation Retail Advisory Board from January 1990 to December 1990.

     Jerry Gladstone will become the Executive Vice President -- Marketing, the President -- Animation Division and a director of the Company upon consummation of the Offering. He has served in the capacity of President of American Royal Arts since 1984 and is currently a director of American Royal Arts. He recently has been selected by Disney to be a member of its first Preferred Gallery Advisory Board.

     David K. Green will become the Executive Vice President -- Corporate Development, President -- Collectibles Division and a director of the Company upon consummation of the Offering. He is the President and a director of North Pole City and has served in such capacities since its incorporation in 1984. He was a member of the advisory board of Gift Creations Concepts, a collectibles catalog publisher, in 1995.

     David J. Stone will become the Executive Vice President -- Retail Development and a director of the Company upon consummation of the Offering. He is the President and a director of Stone's Hallmark and has served in that capacity since its incorporation in 1981.

     Paul T. Shirley will become a director of the Company upon consummation of the Offering. He served as Chief Executive Officer and President of American Medical Response, Inc. from August 1995 to September 1997 and has been a director of AMR since August 1992. From May 1993 to August 1995, he served as Chief Operating Officer of AMR. He also served as Executive Vice President of AMR from August 1992 to August 1995 and as Chief Executive Officer of American Medical Response West from March 1989 until August 1992. From June 1963 until March 1989, he was President of Santa Cruz Ambulance Service.


     Michael A. Baker will become a director of the Company upon consummation of the Offering. He has served as a consultant to the Company since the Company's inception. In such capacity, he consults with officers and directors of the Company, attends meetings of the Board of Directors and provides guidance concerning management and operation of the Company's business, including potential acquisitions. Mr. Baker was a founder of Allwaste, Inc., a Houston based industrial services company, and has served as director from November 1984 until July 1997. Mr. Baker was a founder and director of American Medical Response, Inc. from February 1992 until February 1997. He served from June 1989 to October 1991 as an officer and director of Sanifill, Inc., a Houston based landfill development company founded by Mr. Baker and others. Mr. Baker currently serves as an outside consultant to various private companies and as a director of Innovative Valve Technologies, Inc. Mr. Baker has been involved in a number of successful acquisition programs, such as Browning Ferris Industries, Inc., Sanifill, Inc. and American Medical Response, Inc.


     The Company intends to appoint an additional independent director within 90 days following consummation of the Offering and it is anticipated that such director will serve on the Company's audit committee. Directors are elected at each annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to terms of their employment agreements, if any. See "-- Employment Agreements."


DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company. Each non-employee director receives an option to purchase 40,000 shares of Common Stock upon election to the Board of Directors and an annual grant of an option to purchase 5,000 shares of Common Stock. See "Management -- 1997 Non-Employee Directors' Stock Plan."

EXECUTIVE COMPENSATION

     Collectibles USA did not pay any compensation prior to January 1997, and in Fiscal 1997 its officers received compensation in an aggregate amount of $2,903.The individual who served as the Company's chief executive officer during Fiscal 1998 received compensation of $51,500 during such fiscal year. Shonnie D. Bilin was promoted to the position of Chief Executive Officer in February 1998.

EMPLOYMENT AGREEMENTS

     Shonnie D. Bilin and Neil J. DePascal, Jr.

     In August 1997, Collectibles USA entered into an employment agreement, as amended in May 1998, with each of Shonnie D. Bilin and Neil J. DePascal, Jr. (each individually, an "Executive"), pursuant to which Shonnie D. Bilin serves as President and Chief Executive Officer and Mr. DePascal serves as Executive Vice President and Chief Financial Officer of the Company. The initial term of each agreement is for three years. With respect to each such agreement, in the event that either party does not notify the other of his, her or its intention not to renew the employment agreement at least one year prior to the expiration of the initial term, each agreement will automatically be extended thereafter for successive one-year periods. In addition to providing for an annual base salary of $175,000 and a one-time $17,500 bonus for Ms. Bilin and an annual base salary of $150,000 and a one-time bonus of $25,000 for Mr. DePascal, each employment agreement provides that it is the intention of the Company to allow participation by the Executive in a to-be-established incentive bonus plan, pursuant to which it is contemplated that officers and key employees will be eligible to receive year-end bonus awards. Pursuant to their respective employment agreements, Ms. Bilin and Mr. DePascal (i) have been granted stock options (the "$4 Options") to acquire, respectively 50,000 and 40,000 shares of Common Stock at a $4.00 exercise price per share and (ii) concurrently with the consummation of the Offering will be granted additional options (the "Additional Options") to acquire, respectively 125,000 and 100,000 shares of Common Stock at the initial public offering price. The $4 Options are fully vested. The Additional Options vest over a three year period in one-third increments annually.

     Each employment agreement provides that the Executive is generally prohibited, during the term of employment with the Company and for a period of two years thereafter (subject to decrease under certain circumstances), from
(i) engaging in activities which are competitive with the Company or its subsidiaries, (ii) soliciting employees of the Company or its subsidiaries away from their employment, (iii) soliciting sales to customers of the Company or its subsidiaries, (iv) soliciting acquisition candidates of the Company on behalf of himself or herself or any competitor for the purpose of acquiring such entity and (v) disclosing information regarding customers of the Company.

     Each employment agreement may be terminated by the Company by reason of the Executive's death or permanent disability, for "cause" with ten days' notice, or without "cause" with 30 days' notice. "Cause" is generally defined as the Executive's (i) willful, material and irreparable breach of the employment agreement, (ii) gross negligence in the performance of material duties, (iii) willful dishonesty or fraud, (iv) conviction of a felony, or (v) chronic alcohol or illegal drug abuse. In the event of a termination for cause or in the event of the Executive's voluntary resignation (except resignations due to a Change of Control as described below) without cause, no severance will be payable, and all of the Executive's unvested stock options will be forfeited to the Company. If the Executive is terminated without cause, (i) the Executive will receive for the remainder of the initial term (which remainder shall not exceed two years) or for one year, whichever is greater, such Executive's base salary, and (ii) all such Executive's granted but unvested stock options will immediately vest.

     In  the  event  of  a pending "Change in Control" of the Company and either
(i) the Company and the Executive have not received, at least five days prior to the anticipated Change in Control, notice from the successor that such successor is willing to assume the Company's obligations under the Executive's employment agreement, or (ii) the Executive elects to terminate the employment agreement at least five days prior to the anticipated Change in Control, then the Change in Control will be deemed to be a termination of the employment agreement by the Company without cause. Each Executive's employment agreement contains a tax gross-up provision, such that the Executive will be reimbursed by the Company or its successor in the event that he or she incurs any excise taxes under Section 4999 of the Internal Revenue Code as a result of the Change in Control.

     A "Change in Control" under the agreements shall be deemed to have occurred if: (i) any person, other than the Company or an employee benefit plan, acquires directly or indirectly Beneficial Ownership (as defined in
Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting securities of the Company which immediately after such acquisition represents at least 50% of the total voting power of the then-outstanding voting securities of the Company, unless the transaction pursuant to which such acquisition is made is approved by at least two-thirds of the Board of Directors; (ii) certain individuals no longer constitute a majority of the members of the Board; (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which has been either (x) approved by at least 66% of the members of the Board of Directors or (y) which would result in at least 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 50% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
(iv) stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets.


     Other Key Executives and Employees of the Founding Companies

     The Company has entered into employment agreements with 12 key executives and employees of the Founding Companies which will become effective upon consummation of the Offering. Each of the agreements with the 12 key executives are identical differing only with respect to the position of employment, the compensation level and the term of employment. Set forth below are the identities of the key executives and their position of employment.



            EMPLOYEE                                          POSITION OF EMPLOYMENT
-------------------------------   ------------------------------------------------------------------------------
   Roy C. Elwell ..............   President of Reef Hallmark; Executive Vice President--Operations and Chief
                                  Operating Officer of the Company
   Kim A. Elwell ..............   Secretary and Treasurer of Reef Hallmark
   Jerry Gladstone ............   President of American Royal Arts; Executive Vice President--Marketing and
                                  President--Animation Division of the Company
   David K. Green .............   President of North Pole City; Executive Vice President--Corporate Development
                                  and President--Collectibles Division of the Company
   Keith N. Holt ..............   President of Little Elegance
   Aron Laikin ................   Chief Operating Officer of Filmart
   Laine Ross .................   Vice President of Animation USA
   Susan M. Spiegel ...........   President of Filmart
   Robert St. George ..........   President of Little Elegance
   David J. Stone .............   President of Stone's Hallmark; Executive Vice President--Retail Store
                                  Development
   Michael Stone ..............   General Manager of Stone's Hallmark
   David M. Vice ..............   President of Animation USA


     The initial term of each agreement commences on the date of the consummation of the Offering and ends on the third anniversary except in the case of Susan M. Spiegel and Aron Laikin, in which case the agreement ends on the fifth anniversary thereof. With respect to each such agreement, in the event that either party does not notify the other of his, her or its intention not to renew such agreement, the agreement will automatically be extended thereafter for successive one year periods. In addition to the base salaries ranging from $25,000 to $50,000 per annum, the employment agreements provide that it is the intention of the Company to allow participation of the executives in a to-be-established incentive bonus plan, pursuant to which it is contemplated that officers and key employees will be eligible to receive annual bonus amounts, in the discretion of the Board of Directors, in amounts up to a maximum of one hundred percent of the respective employee's base salary.

     The 12 key executives have accepted certain reductions in salaries and benefits such as travel expenses and access to Company cars as a condition of the consummation of the Acquisitions and of such executives' employment with the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Overview." As consideration for such compensation and benefit reductions, the owners and key executives of the Founding Companies have entered into Employment Agreements with the Company and will receive, in the case of the owners, the acquisition consideration consisting of Common
Stock and cash and have the opportunity to qualify for incentive options pursuant to one of the Company's stock option plans.

     The employment agreements provide that the executives are generally prohibited, during the term of their employment with the Company and for a period of two years thereafter, from (i) engaging in activities which are competitive with the Company or its subsidiaries, (ii) soliciting employees of the Company or its subsidiaries away from their employment, (iii) soliciting customers of the Company or its subsidiaries and (iv) soliciting acquisition candidates of the Company on behalf of the executive or any competitor for the purpose of acquiring such entity.

     The employment agreements may be terminated by the Company by reason of the death or permanent disability of the executive, for good cause upon ten days' notice, or without cause upon 30 days' notice. Good cause is generally defined as the executive's (i) willful and material breach of the employment agreement, (ii) gross neglect of material duties, (iii) willful dishonesty or fraud, (iv) conviction of a felony or (v) chronic alcohol or illegal drug abuse. In the event of a termination for good cause or in the event of executive's voluntary resignation without cause, no severance will be payable. In the event of the Company's termination of an executive's employment without cause (i) such executive will be entitled to receive a lump-sum severance payment equal to (a) in the event termination occurs during the initial employment term, $100,000 per year for the greater of the time period remaining under the initial term of the agreement (not to exceed two years) or one year or (b) $100,000 in the event the termination occurs after the initial employment term, and (ii) the time period during which such executive is restricted from competing with the Company will be shortened to one year.

     In  the  event  of a pending "Change in Control" of the Company, and either
(i) the Company and the executive have not received written notice at least five days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor that such successor is willing to assume the Company's obligations under the employment agreement, or (ii) the employee, at his or her sole discretion, elects to terminate the employment agreement at least five days prior to the anticipated closing of such transaction, then the Change in Control will be deemed to be a termination of the employment agreement by the Company without cause, except that (x) if such termination has been effectuated pursuant to clause (i) above, the amount of severance due to the employee would be three times the amount that otherwise would be calculated under such circumstances (as described above), and the restrictive covenants in the employment agreement will not apply, or (y) if such termination has been effectuated pursuant to clause (ii) above, the amount of the employee's severance payment would be two times the amount otherwise calculated, and the restrictive covenants of the employment agreement will all apply for a period of two years from the effective date of termination. Each employment agreement contains a tax gross-up provision, such that the employee will be reimbursed by the Company or its successor in the event that the employee incurs any excise taxes under Section 4999 of the Internal Revenue Code as a result of the Change in Control.

     Each  employment agreement deems a "Change in Control" to have occurred if:
(i) any person, other than the Company or an employee benefit plan, acquires directly or indirectly Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting securities of the Company which immediately after such acquisition represents at least 50% or more of the total voting power of the then-outstanding voting securities of the Company, unless the transaction pursuant to which such acquisition is made is approved by at least two-thirds of the Board of Directors; (ii) certain designated individuals no longer constitute a majority of the members of the Board of Directors; (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iv) the stockholders of the Company shall approve a plan of complete liquidation or an agreement for the sale or disposition of all or a substantial portion of the Company's assets (i.e., 50% or more of the total assets of the Company). None of the transactions that occurs in connection with the Offering constitutes a Change in Control.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ronald P. Rafaloff, the Company's Chairman of the Board of Directors, is currently the sole member of the Company's compensation committee and, in such capacity, he participated in deliberations concerning the Company's executive compensation policy during the fiscal year ended January 25, 1998. After the Offering, Paul Shirley and Michael Baker will become additional members of the Company's compensation committee and the Company's executive compensation policy will be established.

1997 LONG-TERM INCENTIVE PLAN


     As of May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding at the time of determination (which maximum will be 900,914 shares upon consummation of the Offering). Awards may be settled in cash, shares, other awards or other property, as determined by the compensation committee of the Board of Directors. The number of shares reserved or deliverable under the Plan (as well as the annual per-participant limit discussed below) is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.


     The purpose of the Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentive by enabling such persons to acquire or increase their ownership interest in the Company, thereby promoting a closer identity of interests between such persons and the Company's stockholders. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will lapse.


     The compensation committee has the authority under the Plan, among other things, to: (i) select the officers and other key employees and consultants entitled to receive awards under the Plan; (ii) determine the form of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of Common Stock or units or rights covered by an award; and (iv) determine the terms and conditions of any awards granted under the Plan, including any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof, any forfeiture or termination provisions (or waivers thereof), and the exercise price at which shares of Common Stock may be purchased pursuant to the grant of stock options under the Plan, in its discretion, which discretion includes the ability to set an exercise price that is below the fair market value of the shares of Common Stock covered by such grant at the time of grant. In addition, unless otherwise provided by the compensation committee, all restrictions relating to the continued performance of services and/or the achievement of performance objectives will immediately lapse upon a "change in control" of the Company (as defined in the Plan).


     The number of shares of Common Stock that may be delivered upon exercise of ISOs is limited to 300,000. Shares subject to ISOs will not be deemed delivered if such ISOs are forfeited, expire or otherwise terminate without delivery of the Common Stock to the Plan participant. In addition, no individual may receive awards in any one calendar year relating to more than 150,000 shares of Common Stock.


     The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no tax consequences for the grantee or the Company. A grantee will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right), the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable stock received. In each case, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.



     A participant's disposition of shares acquired upon the exercise of an option, SAR or other stock-based award in the nature of a purchase right generally will result in short-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option or other award, except that the Company will be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of stock or other property received. The Company will be entitled to a deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture. The Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect under section 83(b) of the Internal Revenue Code to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax.

     Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the corporation that pays it. The Company intends that options granted with an exercise price equal to at least 100% of fair market value of the underlying stock at the date of grant, and other awards the settlement of which is conditioned upon achieving certain performance goals (based on performance criteria described above), will qualify as such "performance-based compensation," although other awards under the Plan may not so qualify.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.


     Options to purchase an aggregate of 90,000 shares have been issued under the Plan at an exercise price of $4.00 per share. Concurrently with the consummation of the Offering, the Company will grant options to purchase 375,000 shares of Common Stock under the Plan at an exercise price equal to the initial public offering price.



1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders as of May 1997, provides for an automatic grant to each non-employee director of an initial option to purchase 40,000 shares of Common Stock upon commencement of the Offering or such person's subsequent initial election to the Board of Directors. In addition, the Directors' Plan provides for an automatic annual grant, after each annual meeting of stockholders following the Offering, to each non-employee director of an option to purchase 5,000 shares of Common Stock; provided, however, that a non-employee director will not be granted an annual option if he or she was granted an initial option during the preceding three months.

     The number of shares to be subject to initial or annual option grants after the first annual meeting of stockholders following the Offering may be changed by the Board of Directors. A total of 250,000 shares of Common Stock are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

     Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of ten years after the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board of Directors, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" to be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time may have been elected by the director prior to the deferral. In addition, unless otherwise provided by the Board, all restrictions relating to the continued performance of services of the directors will immediately lapse upon a (i) "change in control" of the Company (as defined in the Plan), or (ii) with respect to any particular director, the death or permanent disability of such director.


     The grant of options under the Director's Plan will create no tax consequences for the director or the Company. Upon exercising the option, the director must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable stock received. The Company will be entitled to a deduction equal to the amount recognized as ordinary income by the director. A director's disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the director's tax basis in such shares, and there generally will be no tax consequences to the Company in connection with such disposition of shares. Deferred fees received in the form of the freely transferable shares of Common Stock under the Director's Plan will generally result in taxable income to the director in the year or years in which they are paid to the director based on the fair market value of the shares in the year they are paid. The Company generally will be entitled to a tax deduction at the same time and in the corresponding amount.

     Concurrently with the consummation of the Offering, the Company will grant options to purchase 120,000 shares of Common Stock under the Directors' Plan at an exercise price equal to the initial public offering price.

                             CERTAIN TRANSACTIONS


     Collectibles USA was initially capitalized on June 16, 1996 by the issuance of 1,016,602 shares, of which 711,622 were issued to RGR Financial Group LLC ("RGR") and 152,490 shares were issued to Michael A. Baker and 152,490 to another entity. Each paid consideration of $.10 per share (prior to the Stock Split) and was issued the shares on June 16, 1996. On November 20, 1997, the Company repurchased 127,490 shares, at par value of $0.01 per share, from Michael A. Baker and reissued such shares to RGR. Ronald P. Rafaloff, Chairman of the Board of Directors of the Company, is a partner and a principal owner of RGR.

     In August 1996, Collectibles USA issued the CEFC Note-1 to Collectibles Enterprises Funding Corp., a Delaware corporation ("CEFC"), which is owned by RGR. Upon consummation of the Offering, the principal amount of the CEFC Note-1 will become due and payable immediately. No interest is payable on the CEFC Note-1 in the event the Offering is consummated. The Company intends to repay the CEFC Note-1 with a portion of the proceeds of the Offering.

     In August 1996, Collectibles USA also issued the CEFC Note-2 to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-2 will become due and payable immediately. No interest is payable on the CEFC Note-2 in the event the Offering is consummated. The Company intends to repay the CEFC Note-2 with a portion of the proceeds of the Offering.


     In June 1997, Collectibles USA issued the CEFC Note-3 to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-3 will become due and payable immediately. No interest is payable on the CEFC Note-3 in the event the Offering is consummated. The Company intends to repay the CEFC Note-3 with a portion of the proceeds of the Offering.

     In December 1997, Collectibles USA issued the CEFC Note-4 to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-4 will become due and payable immediately. No interest is payable on the CEFC Note-4 in the event the Offering is consummated. Upon consummation of the Offering, the principal amount will be converted into shares of Restricted Vote Common Stock and Common Stock.



     Effective December 31, 1997, the CEFC Note-1, CEFC Note-2 and the CEFC Note-3 were amended to extend the maturity date of such notes from December 31, 1997 to December 31, 1998.



     In February 1998, Collectibles USA issued the CUSA Notes. The CUSA Notes become due and payable on February 28, 1999. In the event the Offering is consummated, the CUSA Notes automatically will convert into a number of shares of Restricted Vote Common Stock, which number shall be determined by dividing the aggregate amount of the CUSA Notes by an amount equal to 50% of the initial public offering price. $700,000 of the CUSA Notes were issued to entities affiliated with Michael A. Baker and Paul T. Shirley, both of whom will become directors of the Company upon consummation of the Offering.



     The proceeds of the CEFC Notes and the CUSA Notes, which the Company believes were issued on terms that were as favorable as those that could have been obtained from a disinterested or an unaffiliated third party, were used by Collectibles USA to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering.


     On May 12, 1997, Collectibles USA issued to 22 unaffiliated, accredited investors 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for an aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, each share of the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by dividing (X) the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by dividing (X) the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All but one of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into approximately $1.0 million in cash and 79,902 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the proceeds of the Offering. The Series A Convertible Preferred Stock was issued in reliance on the exemption from registration afforded a private offering made under Section 4(2) of the Securities Act. See "Description of Capital Stock -- Series A Convertible Preferred Stock."


     On June 11, 1997, the Company issued 711,622 shares and 152,490 shares of Restricted Vote Common Stock to RGR and Michael A. Baker, respectively, in exchange for an identical number of shares of Common Stock issued and sold in June 1996. See "Description of Capital Stock -- Common Stock and Restricted Vote Common Stock."

     The Company has entered into an agreement with RGR pursuant to which (i) RGR shall transfer a total of 91,049 shares of Common Stock to the Company for cancellation, and, concurrently therewith, (ii) the Company shall issue 79,063 shares of Restricted Vote Common Stock and 11,986 shares of Common Stock, respectively, to holders of certain CUSA Notes and Preferred Stock as designated by the Company upon the consummation of the Offering. The number of shares to be transferred by RGR shall be appropriately adjusted based upon the actual initial public offering price. In addition, upon consummation of the Offering, Ronald P. Rafaloff will receive options to purchase 150,000 shares of Common Stock at the initial public offering price.


     Simultaneously  with  the  consummation  of  the Offering, Collectibles USA will acquire by merger all the issued and outstanding capital stock of the Founding Companies, at which time each Founding Company will become a wholly owned subsidiary of the Company. The aggregate consideration that will be paid by Collectibles USA to acquire the Founding Companies consists of approximately $7.8 million in cash and 1,761,354 shares of Common Stock. The consideration to be paid for each Founding Company was determined through arm's-length negotiations between the Company and representatives of each Founding Company. The factors considered by the parties in determining the consideration to be paid include, among others, the historical operating results, the net worth, the levels and types of indebtedness and the future prospects of the Founding Company. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Acquisitions. The Company intends to repay approximately $3.5 million of the outstanding indebtedness as of June 30, 1998 of the Founding Companies (which includes $625,000 of indebtedness incurred to fund distributions in May 1997, November 1997 and May 1998, to the sole stockholder of American Royal Arts representing S corporation earnings previously taxed to such stockholder), which has been either personally guaranteed by, or is owed directly to, certain stockholders of the Founding Companies or their affiliates.


     The following table sets forth the approximate consideration to be paid to the stockholders of the Founding Companies (i) in cash, (ii) in repayment of debt as of June 30, 1998 and (iii) in shares of Common Stock, in each case subject to adjustments through the date of the consummation of the Acquisition for changes in the amount of debt outstanding:







                                       CASH       DEBT        SHARES
                                     --------   --------   ------------
                                              (DOLLARS IN
                                               THOUSANDS)
Collectibles Stores
-------------------
 Little Elegance .............       $  400     $  663        50,397
 North Pole City .............        1,730      1,210       385,845
 Reef Hallmark ...............          850        899       186,346
 Stone's Hallmark ............        1,148         20       373,766
Animation Art Galleries
-----------------------
 American Royal Arts .........        2,592        625       540,000
 Animation USA ...............          350        103        75,000
 Filmart .....................          700         --       150,000
                                      ------     ------       -------
   TOTAL .....................       $7,770     $3,520     1,761,354
                                     ======     ======     =========



     The  Founding  Companies  will also distribute approximately $31,000 in net
book   value  of  certain  non-operating  assets  less  related  obligations  of approximately $23,000 prior to consummation of the Acquisitions.


     The consummation of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties of the Founding

Companies, their stockholders and of the Company, the performance by each of the parties of their respective covenants, the nonexistence of a material adverse change in the results of operations and the absence of material litigation.

     The agreements, as amended, relating to the Acquisitions may be terminated under certain circumstances prior to the consummation of the Offering. Specifically, the agreements, as amended, may be terminated (i) by the mutual consent of the Board of Directors of the Company and each Founding Company;
(ii) if the Offering and the Acquisitions are not consummated by July 28, 1998; or (iii) if a material breach or default under the agreements shall exist and is not cured or waived.

     Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of three years commencing on the date of closing of the Acquisitions.


     Three of the Founding Companies have incurred indebtedness which has been personally guaranteed by its stockholders. At June 30, 1998, the aggregate amount of indebtedness of these Founding Companies that was personally guaranteed was approximately $2.5 million. The Company intends to repay all of such indebtedness upon the consummation of the Offering. See "Use of Proceeds."





      COMPANY           AMOUNT OF DEBT GUARANTEED      GUARANTOR
---------------------- --------------------------- ------------------
                          (DOLLARS IN THOUSANDS)
                       ---------------------------

     North Pole City              $1,210           David K. Green
     Little Elegance                 300           Jean Holt
                                                   Keith N. Holt
                                                   Carmella Pugliese
                                                   Robert St. George
     Reef Hallmark                   879           Roy C. Elwell
                                                   Kim A. Elwell
     Animation USA                   103           David M. Vice
                                                   Laine Ross


                                  ------
        Total                     $2,492
                                  ======



     In connection with the Acquisitions, individuals who will become directors of the Company together with their spouses, will receive consideration for their interests in the Founding Companies, subject to adjustments as described above, as follows:



                                                     REPAYMENT OF
                                     CASH      DEBT AS OF JUNE 30, 1998     SHARES
                                   --------   --------------------------   --------
                                                (DOLLARS IN THOUSANDS)


       Roy C. Elwell ...........    $  850               $ --              186,346
       David K. Green ..........     1,730                 --              385,845
       Jerry Gladstone .........     2,592                625              540,000
       David J. Stone ..........     1,148                 --              373,766



TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

     Consulting Arrangements. The Company has entered into a consulting agreement with each of RGR and Wasatch Capital Corporation ("Wasatch"), of which Michael A. Baker is the Chairman of the Board, pursuant to which, upon the consummation of the Offering, RGR and Wasatch will act as merger and acquisition advisory consultants to assist the Company in implementing its strategy to acquire additional retailers of collectibles and marketers of animation art and other related consulting services for an initial term of one year and three years, respectively. Pursuant to the terms of each consulting agreement, which terms the Company believes are as favorable as could have been obtained from a disinterested third party, RGR and Wasatch will (i) assist the Company in implementing its strategy to acquire additional retailers of collectibles and marketers of animation art, (ii) assist the Company in designing the Company's acquisition program and identifying and evaluating potential acquisition candidates, their operations, historical performance and future prospects and (iii) advise the Company in discussions and negotiations with acquisition candidates. Additionally, pursuant to its consulting agreement, Wasatch will provide the Company with advice regarding management and business operations. For all services rendered by RGR and Wasatch to the Company, the Company will compensate RGR or Wasatch, as the case may be, based upon each acquisition candidate with which an acquisition is consummated. The consideration to be paid to RGR or Wasatch, as the case may be, upon consummation of a future acquisition will be 3.2% of the acquisition candidate's pre-tax net income for its most recent fiscal year. RGR is a stockholder of the Company and will, after the Offering, beneficially own 10.1% of the Company's outstanding Common Stock. In addition, Mr. Ronald P.
Rafaloff, who is Chairman of the Board of the Company, is a partner and a principal owner of RGR. Michael A. Baker will become a director of the Company upon consummation of the Offering. Mr. Baker is a stockholder of the Company and will, after the Offering, beneficially own 2.8% of the Company's outstanding Common Stock.

     Michael A. Baker has served as consultant to the Company since the Company's inception. In such capacity, he consults with officers and directors of the Company, attends meetings of the Board of Directors and provides guidance concerning management and operation of the Company's business, including potential acquisitions.

     Real Property Leases. In connection with the Acquisitions, four of the Founding Companies will renegotiate leases currently in place with former stockholders of the Founding Companies and/or their affiliates. North Pole City leases both of its facilities from David K. Green, the current owner of North Pole City. The combined current monthly rent under such leases is approximately $13,500. Prior to consummation of the Offering, the Company anticipates entering into new leases covering these facilities at a combined monthly rent of $10,300 for a term of five years. Three other facilities of the Company will be leased from former stockholders of the Founding Companies and/or their affiliates at monthly rates ranging from $500 to $1,200. The Company believes that the monthly rental amounts represent the fair market value of the leases.


     Agreement and Release. The Company has entered into an Agreement and Release, dated as of August 8, 1997, with David L. Yankey, a former director and executive officer, whose employment terminated in June 1997. The agreement provides that Mr. Yankey (i) will receive within three days of the consummation of the Offering $250,000 and a six-month convertible note for the principal amount of $100,000 (convertible at the initial public offering price) as severance payment, (ii) will transfer 95,000 shares of the 174,580 shares of Common Stock previously owned by him, (iii) will enter into a 180-day lock-up arrangement with the Underwriters and (iv) will agree to release the Company (including its current and former officers, directors, shareholders and representatives) and its successors and assigns from any and all claims and demands. The Company also has agreed to release Mr. Yankey from any and all claims (other than acts constituting material fraud, theft or a felony) relating to Mr. Yankey's employment. To permit Mr. Yankey to resell promptly his shares of Common Stock after expiration of the 180-day lock-up period, the Company has agreed to prepare and file, at its cost, a registration statement to effect the registration of such shares.



COMPANY POLICY

     In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to beneficial ownership of the Common Stock as of June 1, 1998, and after giving effect to the Acquisitions and the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all officers, directors and director nominees as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.




                                                           SHARES BENEFICIALLY OWNED       SHARES BENEFICIALLY OWNED
                                                                BEFORE OFFERING                 AFTER OFFERING
                                                          ----------------------------   -----------------------------
                    NAME AND ADDRESS                           NUMBER         PERCENT         NUMBER          PERCENT
-------------------------------------------------------   ----------------   ---------   ----------------   ----------

Ronald P. Rafaloff(1)                                          946,602(7)       73.9%         613,847(2)(8)     10.1%
 One Battery Park Plaza, 24th Floor
 New York, NY 10004-1405
Shonnie D. Bilin                                               100,000(3)(8)     7.8%         100,000(3)(8)      1.6%
 744 Clover Hill Court
 Elk Grove Village, IL 60007
Neil J. DePascal, Jr.                                           90,000(4)(8)     7.0%          90,000(4)(8)      1.5%
 6402 Rippling Hollow Drive
 Spring, TX 77379
Roy C. Elwell                                                       --            --          186,346            3.1%
 1694 South Congress Avenue
 Palm Springs, FL 33461
Jerry Gladstone                                                     --            --          540,000            8.9%
 473 Old Country Road
 Westbury, NY 11590
David K. Green                                                      --            --          385,845            6.3%
 4201 South I-44
 Oklahoma City, OK 73119
David J. Stone                                                      --            --          373,766            6.1%
 2508 South Alpine Road
 Rockford, IL 61108
Michael A. Baker                                                25,000(8)        2.0%         167,647(5)(8)      2.8%
 3322 Albans
 Houston, TX 77005
Paul T. Shirley                                                     --            --           56,861(6)(8)      0.9%
 875 Lakeshore Boulevard
 Incline Village, NV 89451
RGR Financial Group LLC                                        946,602(7)       73.9%         613,847(2)(8)     10.1%
 One Battery Park Plaza, 24th Floor
 New York, NY 10004-1405
David L. Yankey                                                 79,580           6.2%          79,580            1.3%
 13500 Country Way
 Los Altos Hills, CA 94022
All officers and directors and director nominees as a        1,161,602          90.7%       2,514,312           41.3%
 group (9 persons)


----------
(1) Represents all the shares owned by RGR. Mr. Rafaloff is a partner and a principal owner of RGR.
(2) Reflects shares transferred upon consummation of the Offering to certain holders of notes issued by CEFC and certain holders of convertible Preferred Stock.
(3)  Includes 50,000 shares issuable upon the exercise of the $4 Options.
(4)  Includes 40,000 shares issuable upon the exercise of the $4 Options.
(5) Includes an aggregate of 142,647 shares to be issued to an affiliate that holds a convertible note issued by CEFC and an affiliate that holds a convertible note issued by Collectibles USA.
(6) Reflects shares to be issued to an affiliate that holds a convertible note issued by CEFC and an affiliate that holds a convertible note issued by Collectibles USA.

(7)  Represents 921,602 shares of Restricted Vote Common Stock.
(8)  Represents shares of Restricted Vote Common Stock.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL


     The Company's authorized capital stock consists of 31,200,000 shares of Common Stock, par value $.01 per share, of which 1,200,000 shares are designated as Restricted Vote Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus, 219,580 shares of Common Stock are outstanding and held of record by four persons, 1,071,602 shares of Restricted Vote Common Stock are outstanding and held of record by four persons and 20,000 shares of Series A Convertible Preferred Stock are outstanding and held of record by 22 persons. After giving effect to the Acquisitions and the Offering, there will be 6,006,094 shares of Common Stock outstanding, of which 1,320,258 shares will be Restricted Vote Common Stock. The following summary of the terms and provisions of the Company's capital stock is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Charter") and By-laws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.




COMMON STOCK AND RESTRICTED VOTE COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. The holders of Restricted Vote Common Stock are entitled to elect one member of the Company's Board of Directors and to one-tenth of a vote for each share held on all other matters on which stockholders are entitled to vote. Holders of Restricted Vote Common Stock are not entitled to vote on the election of any other directors. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Vote Common Stock entitled to vote for the election of directors. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Common Stock and Restricted Vote Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock and holders of Restricted Vote Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock and holders of Restricted Vote Common Stock have no preemptive rights to purchase shares of capital stock of the Company. Shares of Common Stock and Restricted Vote Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company, except as provided in the following paragraph.

     Each share of Restricted Vote Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Vote Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986)), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (iii) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company or (iv) earlier, upon the affirmative vote of a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Vote Common Stock. After July 1, 1999, the Board of Directors may elect to convert any outstanding shares of Restricted Vote Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Vote Common Stock have been previously converted into shares of Common Stock. All outstanding shares of Common Stock and Restricted Vote Common Stock are, and the shares of Common Stock to be issued upon consummation of the Offering and the Acquisitions will be upon payment therefor, fully paid and non-assessable.

     The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "CUSA." The Restricted Vote Common Stock will not be quoted on the Nasdaq National Market.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Charter and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. Except for its Series A Convertible Preferred Stock described below, the Company has not issued, and has no current plans to issue, any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of the Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.


SERIES A CONVERTIBLE PREFERRED STOCK

     In May 1997, the Company sold 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, each share of the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by dividing (X) the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by dividing
(X) the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All but one of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into approximately $1.0 million in cash and 79,902 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the proceeds of the Offering.


STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder  acquired  85%  or  more  of  the  outstanding  voting  stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's Board of Directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A  corporation  may,  at  its  option,  exclude itself from the coverage of
Section 203 by including in its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to the Charter or By-laws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Charter and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company intends to increase its directors' and officers' liability insurance prior to consummation of the Offering.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. Upon consummation of the Offering, 6,006,094 shares of Common Stock and Restricted Vote Common Stock will be issued and outstanding. All of the 2,700,000 shares sold in the Offering, except for shares acquired by affiliates of the Company, will be freely tradeable. None of the remaining 3,306,094 shares were issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing as of the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock, or the average weekly trading volume of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible or exchangeable into Common Stock (the "Securities") for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Cruttenden Roth Incorporated, except for the grant of employee stock options by the Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option plans and
(iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Vote Common Stock in accordance with their terms. In addition certain stockholders of the Company designated by the Representative who upon consummation of the Offering will beneficially own an aggregate of 917,935 shares of Common Stock and the owners of each of the Founding Companies have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Cruttenden Roth Incorporated. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144." See "Underwriting."

     The Company has authorized the issuance of shares of Common Stock in accordance with the terms of the Plan and the Directors' Plan. The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding at the time of determination (which maximum will be 900,914 shares upon consummation of the Offering). Options to purchase an aggregate of 495,000 shares of Common Stock will be granted upon consummation of the Offering under the Company's stock option plans. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Plan and the Directors' Plan. As a result, such shares will be eligible for resale in the public market.

     The Company has reserved 270,000 shares of Common Stock for issuance upon exercise of the Representative's Warrants. The holders of the Representative's Warrants have certain registration rights. See "Underwriting."

     The Company currently intends to file a registration statement covering 2,500,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

     The former stockholders of the Founding Companies who will hold in the aggregate 1,761,354 shares of Common Stock upon consummation of the Offering are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. None of such persons has rights to include shares of

Common Stock for sale in the Offering. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions and subject to the right of any managing underwriter of any such offering to include some or all of the shares for marketing reasons. In addition, certain of such stockholders have certain limited demand registration rights to require the Company to register shares held by them following the second anniversary of the Offering. The Company is also obligated, at its cost, to effect the registration of 79,580 shares of Common Stock held by a former officer of the Company immediately upon expiration of the Lockup Period. See "Certain Transactions -- Transactions Involving Certain Officers, Directors and Stockholders."

     Prior  to  the  Offering,  there has been no established trading market for
Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk Factors -- Potential Effect of Shares Eligible for Future Sale on the Price of the Common Stock."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters") have, severally and not jointly, agreed, through Cruttenden Roth Incorporated, the Representative of the Underwriters (the "Representative"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names:





                                                          NUMBER
        NAME OF UNDERWRITERS                             OF SHARES
        ---------------------                            ----------
       Cruttenden Roth Incorporated .........             ---------

          Total .............................             2,700,000
                                                          =========


     The Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are purchased.

     The Underwriters have advised the Company that they propose to offer all or part of the Common Stock offered hereby directly to the public initially at the price to the public set forth on the cover page of this Prospectus, that they may offer shares to certain dealers at a price which represents a concession of not more than $ per share, and the Underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the commencement of this offering, the price to the public and the concessions may be changed.

     The Company has granted to the Underwriters an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 405,000 shares of Common Stock at the same price per share as the initial 2,700,000 shares to be purchased by the Underwriters. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage thereof as the percentage of the initial 2,700,000 shares to be purchased by that Underwriter.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed to issue to the Representative and its designees, for their own accounts, warrants to purchase an aggregate of 270,000 shares of Common Stock, exercisable during the five-year period commencing on the date of this Prospectus, at a price equal to 120% of the public offering price, subject to adjustment in certain events. The Representative's Warrants contain certain registration rights relating to the shares issuable thereunder. For the life of the Representative's Warrants, the Representative will have the opportunity to profit from a rise in the market price for the Common Stock.

     The Company has agreed to pay the Representative a financial advisory fee of $450,000, of which $225,000 will be paid by the Company upon consummation of the Offering and $225,000 will be paid by the Company 90 days after consummation of the Offering.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into or exchangeable into Common Stock (the "Securities"), for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Cruttenden Roth Incorporated, except for the grant of employee stock options by the

Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Plan and the Directors' Plan and (iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Vote Common Stock in accordance with their respective terms. In addition certain stockholders of the Company designated by the Representative who upon consummation of the Offering will beneficially own an aggregate of 917,935 shares of Common Stock and the owners of each of the Founding Companies have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Cruttenden Roth Incorporated. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144.

     Prior to the Offering, there has been no public market for the Common Stock. The proposed initial public offering price has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the Company's results of operations and financial condition, prospects for the Company and for the industry in which the Company operates, the Company's capital structure and the general condition of the securities market. The estimated offering price set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors -- No Prior Public Market; Possible Volatility of Stock Price."

     RGR Financial Corp., which may be deemed to be affiliated with the Company, may be participating as a member of the selling group in the Offering. Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), the participation as members of the selling group by entities which are affiliated with the Company requires that the public offering price can be no higher than the price recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Cruttenden Roth Incorporated is serving in such role and will recommend a price in compliance with the requirements of the NASD's Conduct Rules. Cruttenden Roth Incorporated, in its role as qualified independent underwriter, has performed a due diligence investigation and has reviewed and participated in the preparation of this Prospectus and the registration statement of which this Prospectus forms a part and, for its services as qualified independent underwriter, will receive a fee of $25,000 from the Company.

     The Representative has informed the Company that the Underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered hereby and that the Underwriters do not intend to confirm sales of shares to any account over which they exercise discretionary authority.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales of Common Stock in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Common
Stock  so  long  as  the  stabilizing  bids  do  not exceed a specified maximum.
Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Fulbright & Jaworksi L.L.P., New York, New York.


                                    EXPERTS

     The audited financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL
60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                              PAGE
                                                                                             -----
Collectibles USA, Inc., and Founding Companies Unaudited Pro Forma Combined Financial
Statements
   Basis of Presentation .................................................................    F-3
   Pro Forma Combined Balance Sheet -- April 30, 1998 (unaudited) ........................    F-4
   Pro Forma Combined Statement of Operations for the Year Ended January 31, 1998
    (unaudited) ..........................................................................    F-5
   Pro Forma Combined Statement of Operations for the Three Months Ended April 30, 1998
    (unaudited) ..........................................................................    F-6
   Notes to Unaudited Pro Forma Combined Financial Statements ............................    F-7

Collectibles USA, Inc.
   Report of Independent Public Accountants ..............................................   F-13
   Balance Sheets ........................................................................   F-14
   Statements of Operations ..............................................................   F-15
   Statements of Stockholders' (Deficit) Equity ..........................................   F-16
   Statements of Cash Flows ..............................................................   F-17
   Notes to Financial Statements .........................................................   F-18

Founding Companies
 American Royal Arts Corp.
   Report of Independent Public Accountants ..............................................   F-24
   Balance Sheets ........................................................................   F-25
   Statements of Operations ..............................................................   F-26
   Statements of Stockholder's Equity (Deficit) ..........................................   F-27
   Statements of Cash Flows ..............................................................   F-28
   Notes to Financial Statements .........................................................   F-29

 Stone's Shops, Inc.
   Report of Independent Public Accountants ..............................................   F-33
   Balance Sheets ........................................................................   F-34
   Statements of Operations ..............................................................   F-35
   Statements of Shareholders' Equity ....................................................   F-36
   Statements of Cash Flows ..............................................................   F-37
   Notes to Financial Statements .........................................................   F-38

 DKG Enterprises, Inc.
   Report of Independent Public Accountants ..............................................   F-43
   Balance Sheets ........................................................................   F-44
   Statements of Operations ..............................................................   F-45
   Statements of Shareholders' Equity ....................................................   F-46
   Statements of Cash Flows ..............................................................   F-47
   Notes to Financial Statements .........................................................   F-48

 Elwell Stores, Inc.
   Report of Independent Public Accountants ..............................................   F-52
   Balance Sheets ........................................................................   F-53
   Statements of Operations ..............................................................   F-54
   Statements of Shareholders' (Deficit) .................................................   F-55
   Statements of Cash Flows ..............................................................   F-56
   Notes to Financial Statements .........................................................   F-57



                                                         PAGE
                                                        -----

 Animation U.S.A., Inc.
   Report of Independent Public Accountants .........   F-61
   Balance Sheets ...................................   F-62
   Statements of Operations .........................   F-63
   Statements of Shareholders' Equity ...............   F-64
   Statements of Cash Flows .........................   F-65
   Notes to Financial Statements ....................   F-66
 Filmart Productions, Inc.
   Report of Independent Public Accountants .........   F-70
   Balance Sheets ...................................   F-71
   Statements of Operations .........................   F-72
   Statements of Shareholders' Equity ...............   F-73
   Statements of Cash Flows .........................   F-74
   Notes to Financial Statements ....................   F-75


                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

The following unaudited pro forma combined financial statements give effect to the acquisitions by Collectibles USA, Inc. (Collectibles USA or Collectibles), of the outstanding capital stock of American Royal Arts Corp. (American Royal Arts or ARA), Stone's Shops, Inc. (Stone's Hallmark), DKG Enterprises, Inc. (North Pole City), St. George, Inc. (Little Elegance), Elwell Stores, Inc. (Reef Hallmark), Animation U.S.A., Inc. (Animation USA), and Filmart Productions, Inc. (Filmart) (together, the Founding Companies). Collectibles USA and the Founding Companies are hereinafter referred to as the Company. These acquisitions (the Acquisitions) will occur simultaneously with the closing of Collectibles USA's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. American Royal Arts, one of the Founding Companies, has been designated the accounting acquiror in accordance with Securities and Exchange Commission Staff Accounting Bulletin
No. 97 which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes.

To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary and benefits, and lease rental expense, these reductions have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, Collectibles USA has not and cannot quantify these savings until completion of the acquisitions of the Founding Companies. It is anticipated that these savings will be offset by additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. However because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Collectibles USA.

The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on April 30, 1998. The unaudited pro forma combined statements of operations gives effect to these transactions as if they had occurred on February 1, 1997.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                            COLLECTIBLES USA, INC.

              PRO FORMA COMBINED BALANCE SHEET -- APRIL 30, 1998

                                   (UNAUDITED)







                                                      COLLECTIBLES     AMERICAN       STONE'S       NORTH
                                                          USA         ROYAL ARTS     HALLMARK     POLE CITY
                                                    --------------- -------------- ------------ -------------
                        ASSETS
Cash and cash equivalents .........................  $      21,573    $  146,543    $  426,284   $    8,136
Accounts receivable ...............................             --        84,241            --        8,711
Merchandise inventories ...........................             --       636,936     3,264,608    2,390,654

Prepaid expenses and other current assets .........          9,700       124,773        36,387       34,763
                                                     -------------    ----------    ----------   ----------
 Total current assets .............................         31,273       992,493     3,727,279    2,442,264
Property and equipment, net .......................          5,960        87,186       207,121      226,923
Other assets, net .................................      5,188,768        67,434        81,288        3,225
Goodwill, net .....................................             --            --            --           --
                                                     -------------    ----------    ----------   ----------
 Total assets .....................................  $   5,226,001    $1,147,113    $4,015,688   $2,672,412
                                                     =============    ==========    ==========   ==========
                   LIABILITIES AND
           STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities ..........  $   2,050,251    $  346,102    $1,302,488   $  537,849
Customer deposits .................................             --       311,330       122,575      173,392
Federal income taxes payable ......................             --            --            --           --
Pro forma cash consideration
 due to Founding Companies ........................             --            --            --           --
Line of credit ....................................             --            --            --    1,084,414
Payable to related party ..........................      3,270,875       586,000         6,000           --
Current maturities of long-term obligations .......             --            --        14,400           --
                                                     -------------    ----------    ----------   ----------
 Total current liabilities ........................      5,321,126     1,243,432     1,445,463    1,795,655

Deferred income taxes .............................             --            --       501,941       14,746
Long-term obligations, net of current maturities ..             --            --        10,800           --
                                                     -------------    ----------    ----------   ----------
 Total liabilities ................................      5,321,126     1,243,432     1,958,204    1,810,401
Stockholders' (deficit) equity:
 Preferred stock ..................................      1,666,667            --            --           --
 Common stock .....................................         11,912         1,584         1,000          500
 Treasury stock ...................................             --      (145,000)           --           --
 Additional paid-in capital .......................      1,774,252            --        39,000           --
 Retained (deficit) earnings ......................     (3,547,956)       47,097     2,017,484      861,511
                                                     -------------    ----------    ----------   ----------
 Total stockholders' (deficit) equity .............        (95,125)      (96,319)    2,057,484      862,011
                                                     -------------    ----------    ----------   ----------

 Total liabilities and stockholders' equity .......  $   5,226,001    $1,147,113    $4,015,688   $2,672,412
                                                     =============    ==========    ==========   ==========

                                                       LITTLE         REEF        ANIMATION
                                                      ELEGANCE      HALLMARK         USA         FILMART        TOTAL
                                                    ------------ -------------- ------------- ------------ ---------------
                        ASSETS
Cash and cash equivalents .........................  $   42,472    $   47,510    $    12,696   $    2,096    $   707,310
Accounts receivable ...............................          54            --             --      538,860        631,866
Merchandise inventories ...........................   1,276,144     1,111,117        299,612      441,821      9,420,892



Prepaid expenses and other current assets .........       6,252        12,835        104,753      446,677        776,140
                                                     ----------    ----------    -----------   ----------    -----------
 Total current assets .............................   1,324,922     1,171,462        417,061    1,429,454     11,536,208
Property and equipment, net .......................     192,275       101,428         62,129       17,900        900,922
Other assets, net .................................      92,949        81,200             --      135,608      5,650,472
Goodwill, net .....................................          --            --             --           --             --
                                                     ----------    ----------    -----------   ----------    -----------
 Total assets .....................................  $1,610,146    $1,354,090    $   479,190   $1,582,962    $18,087,602
                                                     ==========    ==========    ===========   ==========    ===========
                   LIABILITIES AND
           STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities ..........  $  295,024    $  687,344    $   264,211   $  186,211    $ 5,669,480
Customer deposits .................................       6,000         9,819         59,994        3,513        686,623
Federal income taxes payable ......................          --            --         13,948           --         13,948
Pro forma cash consideration
 due to Founding Companies ........................          --            --             --           --             --
Line of credit ....................................          --       350,724        105,624           --      1,540,762
Payable to related party ..........................     438,038            --             --           --      4,300,913
Current maturities of long-term obligations .......     300,000        86,445             --           --        400,845
                                                     ----------    ----------    -----------   ----------    -----------
 Total current liabilities ........................   1,039,062     1,134,332        443,777      189,724     12,612,571

Deferred income taxes .............................          --            --             --           --        516,687
Long-term obligations, net of current maturities ..          --       310,052             --           --        320,852
                                                     ----------    ----------    -----------   ----------    -----------
 Total liabilities ................................   1,039,062     1,444,384        443,777      189,724     13,450,110
Stockholders' (deficit) equity:
 Preferred stock ..................................          --            --             --           --      1,666,667
 Common stock .....................................      27,000           500        192,700           --        235,196
 Treasury stock ...................................          --            --             --           --       (145,000)
 Additional paid-in capital .......................          --        99,275             --           --      1,912,527
 Retained (deficit) earnings ......................     544,084      (190,069)      (157,287)   1,393,238        968,102
                                                     ----------    ----------    -----------   ----------    -----------
 Total stockholders' (deficit) equity .............     571,084       (90,294)        35,413    1,393,238      4,637,492
                                                     ----------    ----------    -----------   ----------    -----------

 Total liabilities and stockholders' equity .......  $1,610,146    $1,354,090    $   479,190   $1,582,962    $18,087,602
                                                     ==========    ==========    ===========   ==========    ===========

                                                                                                          PRO FORMA
                                                       PRO FORMA       PRO FORMA     POST ACQUISITIONS        AS
                                                      ADJUSTMENTS       COMBINED        ADJUSTMENTS        ADJUSTED
                                                    --------------- --------------- ------------------- -------------
                        ASSETS
Cash and cash equivalents .........................  $         --    $    707,310      $   5,405,953     $ 6,113,263
Accounts receivable ...............................            --         631,866                 --         631,866
Merchandise inventories ...........................            --       9,420,892                 --       9,420,892

Prepaid expenses and other current assets .........            --         776,140                 --         776,140
                                                     ------------    ------------      -------------     -----------
 Total current assets .............................            --      11,536,208          5,405,953      16,942,161
Property and equipment, net .......................       (31,183)        869,739                 --         869,739
Other assets, net .................................        53,577       5,704,049         (5,576,730)        127,319
Goodwill, net .....................................    20,699,683      20,699,683                 --      20,699,683
                                                     ------------    ------------      -------------     -----------
 Total assets .....................................  $ 20,772,077    $ 38,809,679      $    (170,777)    $38,638,902
                                                     ============    ============      =============     ===========
                   LIABILITIES AND
           STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities ..........  $         --    $  5,669,480      $  (2,050,251)    $ 3,619,229
Customer deposits .................................            --         686,623                 --         686,623
Federal income taxes payable ......................            --          13,948                 --          13,948
Pro forma cash consideration
 due to Founding Companies ........................     7,770,000       7,770,000         (7,770,000)             --
Line of credit ....................................            --       1,540,762         (1,540,762)             --
Payable to related party ..........................            --       4,300,913         (4,300,913)             --
Current maturities of long-term obligations .......       (22,615)        378,230           (378,230)             --
                                                     ------------    ------------      -------------     -----------
 Total current liabilities ........................     7,747,385      20,359,956        (16,040,156)      4,319,800

Deferred income taxes .............................            --         516,687                 --         516,687
Long-term obligations, net of current maturities ..            --         320,852           (320,852)             --
                                                     ------------    ------------      -------------     -----------
 Total liabilities ................................     7,747,385      21,197,495        (16,361,008)      4,836,487
Stockholders' (deficit) equity:
 Preferred stock ..................................            --       1,666,667         (1,666,667)             --
 Common stock .....................................      (205,671)         29,525             30,536          60,061
 Treasury stock ...................................       145,000              --                 --              --
 Additional paid-in capital .......................    15,081,020      16,993,547         16,748,807      33,742,354
 Retained (deficit) earnings ......................    (2,045,657)     (1,077,555)         1,077,555              --
                                                     ------------    ------------      -------------     -----------
 Total stockholders' (deficit) equity .............    12,974,692      17,612,184         16,190,231      33,802,415
                                                     ------------    ------------      -------------     -----------

 Total liabilities and stockholders' equity .......  $ 20,722,077    $ 38,809,679      $    (170,777)    $38,638,902
                                                     ============    ============      =============     ===========



  See accompanying notes to unaudited pro forma combined financial statements.

                             COLLECTIBLES USA, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       FOR THE YEAR ENDED JANUARY 31, 1998

                                   (UNAUDITED)




                                                    AMERICAN      STONE'S        NORTH         LITTLE
                                   COLLECTIBLES    ROYAL ARTS     HALLMARK     POLE CITY      ELEGANCE
                                 ---------------- ------------ ------------- ------------- -------------
Net sales ......................   $         --    $4,133,318   $5,744,826    $4,693,104    $2,509,667
Cost of sales ..................             --     1,516,516    2,762,629     2,561,478     1,329,994
                                   ------------    ----------   ----------    ----------    ----------
 Gross profit ..................             --     2,616,802    2,982,197     2,131,626     1,179,673
Selling, general and
 administrative expenses .......      1,009,971     1,957,708    1,818,203     1,992,902     1,097,089
Goodwill amortization ..........             --            --           --            --            --
                                   ------------    ----------   ----------    ----------    ----------
 Income (loss) from
 operations ....................     (1,009,971)      659,094    1,163,994       138,724        82,584
Other (income) expense:
 Interest (income)
 expense .......................         57,474        14,037           24        76,557        78,859
 Other, net ....................             --            --       (3,162)       (6,352)         (651)
                                   ------------    ----------   ----------    ----------    ----------
Income (loss) before
 income taxes ..................     (1,067,445)      645,057    1,167,132        68,519         4,376
Provision for income taxes .....             --            --      465,555       (65,039)      (14,112)
                                   ------------    ----------   ----------    ----------    ----------
Net income (loss) ..............   $ (1,067,445)   $  645,057   $  701,577    $  133,558    $   18,488
                                   ============    ==========   ==========    ==========    ==========
Net income per share ...........
Shares used in computing net
 income per share(1) ...........

                                      REEF       ANIMATION                                   PRO FORMA       PRO FORMA
                                    HALLMARK        USA         FILMART         TOTAL       ADJUSTMENTS      COMBINED
                                 ------------- ------------- ------------- -------------- --------------- --------------
Net sales ......................  $2,725,129    $1,319,162    $1,323,867    $22,449,073    $          --   $22,449,073
Cost of sales ..................   1,464,580       595,974       432,403     10,663,574               --    10,663,574
                                  ----------    ----------    ----------    -----------    -------------   -----------
 Gross profit ..................   1,260,549       723,188       891,464     11,785,499               --    11,785,499
Selling, general and
 administrative expenses .......     943,686       762,330       541,459     10,123,348       (1,006,692)    9,116,656
Goodwill amortization ..........          --            --            --             --          517,217       517,217
                                  ----------    ----------    ----------    -----------    -------------   -----------
 Income (loss) from
 operations ....................     316,863       (39,142)      350,005      1,662,151          489,475     2,151,626
Other (income) expense:
 Interest (income)
 expense .......................      51,400        13,903         4,638        296,892         (318,487)      (21,595)
 Other, net ....................          --            --      (114,675)      (124,840)              --      (124,840)
                                  ----------    ----------    ----------    -----------    -------------   -----------
Income (loss) before
 income taxes ..................     265,463       (53,045)      460,042      1,490,099          807,962     2,298,061
Provision for income taxes .....          --       (18,143)           --        368,261          757,850     1,126,111
                                  ----------    ----------    ----------    -----------    -------------   -----------
Net income (loss) ..............  $  265,463    $  (34,902)   $  460,042    $ 1,121,838    $      50,112   $ 1,171,950
                                  ==========    ==========    ==========    ===========    =============   ===========
Net income per share ...........                                                                           $      0.22
                                                                                                           ===========
Shares used in computing net
 income per share(1) ...........                                                                             5,370,100
                                                                                                           ===========


------
(1) Includes (i) 1,191,182 shares issued to the sponsors and management which are outstanding prior to the Offering, (ii) 1,761,354 shares to be issued to the owners of the Founding Companies, (iii) 79,902 shares to be issued to the holders of the Series A Convertible Preferred Stock, of which 11,986 shares will be transferred from the sponsor shares listed in (i) above, 364,705 shares to be issued to the holders of the CUSA Notes, of which 79,063 shares will be transferred from the sponsor shares listed in
    (i) above, and 241,706 shares to be issued to the holders of the CEFC Notes, all of which will be transferred from the sponsor shares listed in
    (i) above, and (iv) 2,076,794 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the consideration for the
    Acquisitions, repay indebtedness of the Founding Companies and pay expenses of the Offering. Basic and diluted income per share were the same for the twelve months ended January 31, 1998.


  See accompanying notes to unaudited pro forma combined financial statements.

                             COLLECTIBLES USA, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE THREE MONTHS ENDED APRIL 30, 1998

                                   (UNAUDITED)




                                                  AMERICAN      STONE'S        NORTH        LITTLE
                                  COLLECTIBLES   ROYAL ARTS     HALLMARK     POLE CITY     ELEGANCE
                                 -------------- ------------ ------------- ------------- ------------
Net sales ......................   $       --     $806,489    $1,868,674    $  640,496    $ 480,081
Cost of sales ..................           --      291,916       941,041       350,066      252,812
                                   ----------     --------    ----------    ----------    ---------
 Gross profit ..................           --      514,573       927,633       290,430      227,269
Selling, general and
 administrative expenses .......      120,586      400,530       411,124       498,818      264,689
Goodwill amortization ..........           --           --            --            --           --
                                   ----------     --------    ----------    ----------    ---------
 Income (loss) from
 operations ....................     (120,586)     114,043       516,509      (208,388)     (37,420)
Other (income) expense:
 Interest, net .................      500,683         (710)       (1,914)       41,352       20,524
 Other, net ....................           --           --            --          (809)          --
                                   ----------     --------    ----------    ----------    ---------
Income (loss) before
 income taxes ..................     (621,269)     114,753       518,423      (248,931)     (57,944)
Provision for income taxes .....           --           --       192,770          (512)          --
                                   ----------     --------    ----------    ----------    ---------
Net income (loss) ..............   $ (621,269)    $114,753    $  325,653    $ (248,419)   $ (57,944)
                                   ==========     ========    ==========    ==========    =========
Net income per share ...........
Shares used in computing net
 income per share (1) ..........

                                    REEF     ANIMATION                              PRO FORMA     PRO FORMA
                                  HALLMARK      USA       FILMART       TOTAL      ADJUSTMENTS     COMBINED
                                 ---------- ----------- ----------- ------------- ------------- -------------
Net sales ......................  $623,011   $344,236    $ 209,059   $4,972,046    $        --   $4,972,046
Cost of sales ..................   340,234    128,554       79,879    2,384,502             --    2,384,502
                                  --------   --------    ---------   ----------    -----------   ----------
 Gross profit ..................   282,777    215,682      129,180    2,587,544             --    2,587,544
Selling, general and
 administrative expenses .......   237,695    149,792      118,074    2,201,308       (120,036)   2,081,272
Goodwill amortization ..........        --         --           --           --        129,304      129,304
                                  --------   --------    ---------   ----------    -----------   ----------
 Income (loss) from
 operations ....................    45,082     65,890       11,106      386,236         (9,268)     376,968
Other (income) expense:
 Interest, net .................    15,040      2,913        1,124      579,012       (589,134)     (10,122)
 Other, net ....................        --         --      (31,250)     (32,059)            --      (32,059)
                                  --------   --------    ---------   ----------    -----------   ----------
Income (loss) before
 income taxes ..................    30,042     62,977       41,232     (160,717)       579,866      419,149
Provision for income taxes .....        --     23,931           --      216,189          3,192      219,381
                                  --------   --------    ---------   ----------    -----------   ----------
Net income (loss) ..............  $ 30,042   $ 39,046    $  41,232   $ (376,906)   $   576,674   $  199,768
                                  ========   ========    =========   ==========    ===========   ==========
Net income per share ...........                                                                 $     0.04
                                                                                                 ==========
Shares used in computing net
 income per share (1) ..........                                                                  5,370,100
                                                                                                 ==========


------
(1) Includes (i) 1,191,182 shares issued to the sponsors and management which are outstanding prior to the Offering, (ii) 1,761,354 shares to be issued to the owners of the Founding Companies, (iii) 79,902 shares to be issued to the holders of the Series A Convertible Preferred Stock, of which 11,986 shares will be transferred from the sponsor shares listed in (i) above, 364,705 shares to be issued to the holders of the CUSA Notes, of which 79,063 shares will be transferred from the sponsor shares listed in
    (i) above, and 241,706 shares to be issued to the holders of the CEFC Notes, all of which will be transferred from the sponsor shares listed in
    (i) above, and (iv) 2,076,794 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the consideration for the
    Acquisitions, repay indebtedness of the Founding Companies and pay expenses of the Offering. Basic and diluted income per share were the same for the three months ended April 30, 1998.


  See accompanying notes to unaudited pro forma combined financial statements.

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)


1. GENERAL:

Collectibles USA, Inc. (Collectibles USA) was founded to create a national retailer of contemporary collectibles and marketer of animation art. Collectibles USA has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this Offering.

The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements. The periods included in these financial  statements  for  the  individual  Founding  Companies are as follows:
Collectibles USA as of April 30, 1998, and for the fifty-two weeks ended January 25, 1998 and for the thirteen weeks ended April 26, 1998; American Royal Arts as of April 30, 1998 and for the year ended January 31, 1998 and for the three months ended April 30, 1998; Stone's Hallmark as of February 28, 1998 and for the year ended November 30, 1997 and for the three months ended
February 28, 1998; and North Pole City, Little Elegance, Reef Hallmark, Animation USA and Filmart as of March 31, 1998 and for the year ended December 31, 1997 and for the three months ended March 31, 1998. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.


2. ACQUISITION OF FOUNDING COMPANIES:

Concurrently and as a condition with the closing of the Offering, Collectibles USA will acquire all of the outstanding capital stock of the Founding Companies. The Acquisitions will be accounted for using the purchase method of accounting with American Royal Arts being treated as the accounting acquiror. The following table sets forth the consideration to be paid (a) in cash and (b) in shares of common stock of Collectibles USA (Common Stock) to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimated fair value of $7.65 per share, which represents a discount of ten percent from the assumed initial public offering price due to restrictions on the sale and transferability of the shares issued. The estimated purchase price for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates. Adjustments to the purchase price will be based upon the actual Offering Price.





                                                               COMMON STOCK
                                                      ------------------------------
                                         CASH            SHARES           VALUE
                                   ----------------   ------------   ---------------
                                    (IN THOUSANDS)                    (IN THOUSANDS)
   American Royal Arts .........        $2,592           540,000         $ 4,131
   Stone's Hallmark ............         1,148           373,766           2,859
   North Pole City .............         1,730           385,845           2,952
   Little Elegance .............           400            50,397             386
   Reef Hallmark ...............           850           186,346           1,426
   Animation USA ...............           350            75,000             574
   Filmart .....................           700           150,000           1,148
                                        ------           -------         -------
    Total ......................        $7,770         1,761,354         $13,476
                                        ======         =========         =======


                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

The following tables summarize unaudited pro forma combined balance sheet adjustments:






                                                                             ADJUSTMENT
                                                                   ------------------------------      PRO FORMA
                                                                        (A)             (B)           ADJUSTMENTS
                                                                   ------------   ---------------   --------------
                           ASSETS
Deferred tax asset .............................................    $  53,577      $         --      $     53,577
Property and equipment net .....................................      (31,183)               --           (31,183)
Goodwill, net ..................................................           --        20,699,683        20,699,683
                                                                    ---------      ------------      ------------
 Total assets ..................................................    $  22,394      $ 30,699,683      $ 20,722,077
                                                                    =========      ============      ============
 LIABILITIES AND STOCKHOLDERS'
  (DEFICIT) EQUITY
Current maturities of long-term obligations ....................    $ (22,615)     $         --      $    (22,615)
Pro forma cash consideration due to Founding Companies .........           --         7,770,000         7,770,000
                                                                    ---------      ------------      ------------
 Total liabilities .............................................      (22,615)        7,770,000         7,747,385
Stockholders' (deficit) equity:
Common stock ...................................................           --          (205,671)         (205,671)
Additional paid-in capital .....................................                     15,081,020        15,081,020
Retained (deficit) earnings ....................................       45,009        (2,090,666)       (2,045,657)
Treasury stock .................................................           --           145,000           145,000
                                                                    ---------      ------------      ------------
  Total stockholders' (deficit) equity .........................       45,009        12,929,683        12,974,692
                                                                    ---------      ------------      ------------
Total liabilities and stockholders' (deficit) equity ...........    $  22,394      $ 20,699,683      $ 20,722,077
                                                                    =========      ============      ============



                                                                                     ADJUSTMENT
                                                                 --------------------------------------------------
                                                                        (D)              (E)              (F)
                                                                 ---------------- ---------------- ----------------
                           ASSETS
Cash and cash equivalents ......................................   $ 16,445,835     $ (3,269,882)    $ (7,770,000)
Other assets, net ..............................................     (5,576,730)              --               --
                                                                   ------------     ------------     ------------
 Total assets ..................................................   $ 10,869,105     $ (3,269,882)    $ (7,770,000)
                                                                   ============     ============     ============
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
 EQUITY
Accounts payable and accrued liabilities .......................   $ (2,050,251)    $         --     $         --
Pro forma cash consideration due to founding companies .........             --               --       (7,770,000)
Line of credit .................................................             --       (1,540,762)              --
Payable to related parties .....................................     (3,270,875)      (1,030,038)              --
Current maturities of long-term obligations ....................             --         (378,230)              --
                                                                   ------------     ------------     ------------
 Total current liabilities .....................................     (5,321,126)      (2,949,030)      (7,770,000)
Long-term obligations, net of current maturities ...............             --         (320,852)              --
 Total liabilities .............................................     (5,321,126)      (3,269,882)      (7,770,000)
                                                                   ------------     ------------     ------------
Stockholders' (deficit) equity:
 Series A preferred stock ......................................     (1,666,667)              --               --
 Common stock ..................................................         30,536               --               --
 Additional paid-in capital ....................................     16,748,807               --               --
                                                                   ------------     ------------     ------------
 Retained (deficit) earnings ...................................      1,077,555               --               --
  Total stockholders' (deficit) equity .........................     16,190,231               --               --
                                                                   ------------     ------------     ------------
Total liabilities and stockholders' (deficit) equity ...........   $ 10,869,105     $ (3,269,882)    $ (7,770,000)
                                                                   ============     ============     ============

                                                                  POST ACQUISITION
                                                                    ADJUSTMENTS
                                                                 -----------------
                           ASSETS
Cash and cash equivalents ......................................   $   5,405,953
Other assets, net ..............................................      (5,576,730)
                                                                   -------------
 Total assets ..................................................   $    (170,777)
                                                                   =============
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
 EQUITY
Accounts payable and accrued liabilities .......................   $  (2,050,251)
Pro forma cash consideration due to founding companies .........      (7,770,000)
Line of credit .................................................      (1,540,762)
Payable to related parties .....................................      (4,300,913)
Current maturities of long-term obligations ....................        (378,230)
                                                                   -------------
 Total current liabilities .....................................     (16,040,156)
Long-term obligations, net of current maturities ...............        (320,852)
 Total liabilities .............................................     (16,361,008)
                                                                   -------------
Stockholders' (deficit) equity:
 Series A preferred stock ......................................      (1,666,667)
 Common stock ..................................................          30,536
 Additional paid-in capital ....................................      16,748,807
                                                                   -------------
 Retained (deficit) earnings ...................................       1,077,555
  Total stockholders' (deficit) equity .........................      16,190,231
                                                                   -------------
Total liabilities and stockholders' (deficit) equity ...........   $    (170,777)
                                                                   =============

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

(a) Records the distribution of certain assets, $31,183, and related obligations, $22,615, to certain stockholders of the Founding Companies and to record deferred tax assets on the S Corporations as if these were C Corporations.


(b) Records the purchase of the Founding Companies for a total purchase price of $21.2 million, including $6.7 million (cash of $2.6 million and shares with an aggregate value of $4.1 million determined using an estimated fair value of $7.65 per share) attributed to ARA as the accounting acquiror. The entry includes the liability of $7.8 million for the cash portion of the consideration paid to the stockholders of the Founding Companies in connection with the Mergers and the issuance of 1.8 million shares of Common Stock to the Founding Companies resulting in the creation of $9.6 million of goodwill after allocating the purchase price to the aggregate assets acquired and liabilities assumed, excluding ARA, as shown below. Based on its initial assessment, management believes that the historical carrying value of the Founding Companies' assets and liabilities will approximate fair value and that there are no other identifiable intangible assets to which any material purchase can be allocated. In addition, goodwill of $11.1 million, determined using the fair value of $7.65 per share has been recorded attributable to the 1,445,740 shares issued to RGR Financial Group, LLC (RGR), a consultant to Collectibles, and shares issued to third parties upon conversion of the preferred stock, the CEFC notes and the CUSA notes. The Company will record a non-recurring, non-cash charge upon the consummation of the initial public offering of $765,000 for the estimated fair value of $7.65 per share for the 100,000 shares issued to management of the Company.







                               ASSETS                                   (In thousands)
         Cash and cash equivalents .................................       $   539
         Accounts receivable .......................................           548
         Merchandise inventories ...................................         8,784
         Prepaid expenses and other current assets .................           642
                                                                           -------
          Total current assets .....................................        10,513
         Property and equipment, net ...............................           808
         Other assets, net .........................................           394
                                                                           -------
          Total assets .............................................       $11,715
                                                                           =======
                         LIABILITIES
         Accounts payable and accrued liabilities ..................       $ 3,227
         Customer deposits .........................................           375
         Federal income taxes payable ..............................            14
         Line of credit ............................................         1,541
         Notes payable to related party ............................           444
         Current maturities of long-term obligations ...............           401
                                                                           -------
          Total current liabilities ................................         6,002
         Deferred income taxes .....................................           517
         Long-term obligations, net of current maturities ..........           321
                                                                           -------
          Total liabilities ........................................       $ 6,840
                                                                           -------
          Net book value ...........................................       $ 4,875
                                                                           =======


                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

  The following reconciles the combined historical net assets of the Founding Companies to the net assets acquired (in thousands):






                                                                                             ACQUIRED
                                                   TOTAL        LESS:          LESS:         FOUNDING
                                                 COMBINED        ARA       COLLECTIBLES      COMPANIES
                                               ------------   ---------   --------------   ------------
   Historical net assets ...................      $4,638        $ (96)        $ (95)          $4,829
   Distribution of assets and liabilities to
     Founding Companies ....................          (8)         --            --                (8)

   Tax adjustments .........................          54          --            --                54
                                                  -------       -----         -----           -------
                                                  $4,684        $ (96)        $ (95)          $4,875
                                                  =======       =====         =====           =======




(c) Records the cash proceeds from the issuance of 2,700,000 shares of Common Stock based on an assumed Offering price of $8.50 per share, net of estimated offerings costs. Offering costs consist primarily of underwriting commissions, accounting fees, legal fees, and printing expenses.


(d) Reflects the repayment of debt with proceeds from the Offering.

(e) Records   the   cash  portion  of  the  consideration  to  be  paid  to  the
    stockholders   of   the   Founding   Companies   in   connection   with  the
    Acquisitions.


4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
     ADJUSTMENTS:


     Year Ended January 31, 1998


(a) Reflects the amortization of the remaining debt financing charges in connection with the CEFC and CUSA notes conversion recorded at the date of the Offering on the books of Collectibles USA.


(b) Reflects the reductions in salaries and benefits to the owners of the Founding Companies to which they have agreed prospectively and certain other adjustments, including the effect of revisions to certain lease agreements between certain owners of the Founding Companies

(c) Reflects the reduction in compensation expense relating to the non-recurring, non-cash compensation charge for the year ended January 31, 1998 for the issuance of 219,580 shares of Common Stock and 90,000 options to management directors of and consultants to the Company.

(d) Reflects the amortization of goodwill to be recorded as a result of the Acquisitions over a 40 year period.

(e) Reflects the elimination of interest expense attributed to the repayment of debt with a portion of the net proceeds of the Offering and the elimination of the non-cash, non-recurring debt financing charges for the excess value of Common Stock issued in connection with the notes payable conversion.


(f) Reflects the incremental provision for federal and state income taxes relating to the statements of operations adjustments and to reflect income taxes on each S Corporation as if these entities had been taxable as a C Corporation during the periods presented.

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

          The following table summarizes the unaudited pro forma combined statements of operations adjustments:






                                                (A)         (B)        (C)       (D)        (E)         (F)     ADJUSTMENTS
                                            ----------- ---------- ---------- --------- ----------- ---------- ------------
Selling, general and administrative
 expenses .................................  $     --     $ (334)    $ (673)   $   --    $     --     $   --     $ (1,007)
Goodwill amortization .....................        --         --         --       517          --         --          517
                                             --------     ------     ------    ------    --------     ------     --------
 Income (loss) from operation .............        --        334        673      (517)         --         --          490
Other (income) expense:
 Interest (income) expense, net ...........     1,864         --         --        --      (2,182)        --         (318)
 Other, net ...............................        --         --         --        --          --         --           --
                                             --------     ------     ------    ------    --------     ------     --------
Income (loss) before income taxes .........    (1,864)       334        673      (517)      2,182         --          808
Provision for income taxes ................        --         --         --        --          --        758          758
                                             --------     ------     ------    ------    --------     ------     --------
Net income (loss) .........................  $ (1,864)    $  334     $  673    $ (517)   $  2,182     $ (758)    $     50
                                             ========     ======     ======    ======    ========     ======     ========


5. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
   ADJUSTMENTS:


   Three Months Ended April 30, 1998

(a) Reflects the amortization of the remaining debt financing charges in connection with the CEFC and CUSA notes conversion recorded at the date of the Offering on the books of Collectibles USA.

(b) Reflects the reductions in salaries and benefits to the owners of the Founding Companies to which they have agreed prospectively and certain other adjustments, including the effect of revisions to certain lease agreements between certain owners of the Founding Companies

(c) Reflects the amortization of goodwill to be recorded as a result of the Acquisitions over a 40 year period.

(d) Reflects the elimination of interest expense attributed to the repayment of debt with a portion of the net proceeds of the Offering and the elimination of the non-cash, non-recurring debt financing charges for the excess value of Common Stock issued in connection with the notes payable conversion.

(e) Reflects the incremental provision for federal and state income taxes relating to the statements of operations adjustments and to reflect income taxes on each S Corporation as if these entities had been taxable as a C Corporation during the periods presented.


    The following table summarizes the unaudited pro forma combined statements of operations adjustments:




                                                            (A)         (B)       (C)        (D)        (E)    ADJUSTMENTS
                                                        ----------- ---------- --------- ----------- -------- ------------
Selling, general and administrative expenses ..........  $     --     $ (120)   $   --    $     --     $ --      $(120)
Goodwill amortization .................................        --         --       129          --       --        129
                                                         --------     ------    ------    --------     ----      -----
 Income (loss) from operation .........................        --        120      (129)         --       --         (9)
Other (income) expense:
 Interest (income) expense, net .......................     1,417         --        --      (2,006)      --       (589)
 Other, net ...........................................        --         --        --          --       --         --
                                                         --------     ------    ------    --------     ----      -------
Income (loss) before income taxes .....................    (1,417)       120      (129)      2,006       --        580
Provision for income taxes ............................        --         --        --          --        3          3
                                                         --------     ------    ------    --------     ----      -------
Net income (loss) .....................................  $ (1,417)    $  120    $ (129)   $  2,006     $ (3)     $ 577
                                                         ========     ======    ======    ========     ====      =======

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

6. STOCKHOLDERS' EQUITY:

     The equity structure of Collectibles USA on an historical basis before the Acquisitions and Offering and on a combined basis after the Acquisitions and Offering is as follows:







                                                             SHARES                              SHARES
                                                           OUTSTANDING                         OUTSTANDING
                                                              AS OF          SHARES ISSUED        AFTER
                                                         APRIL 30, 1998     OR TRANSFERRED      OFFERING
                                                        ----------------   ----------------   ------------
SERIES A CONVERTIBLE PREFERRED STOCK ................          20,000           (20,000)               0
COMMON STOCK:
CEFC note holders (restricted stock)(a) .............               0           241,706          241,706
CUSA note holders (restricted stock) ................               0           364,705          364,705
Series A convertible preferred stock ................               0            79,902           79,902
Former officers .....................................         119,580                 0          119,580
Present officers (restricted stock) .................         100,000                 0          100,000
Promoters, including RGR (restricted stock) .........         971,602          (332,755)         638,847
Founding companies ..................................               0         1,761,354        1,761,354
Shares sold in this Offering ........................               0         2,700,000        2,700,000
                                                              -------         ---------        ---------
 Total Common Stock .................................       1,191,182         4,814,912        6,006,094
                                                            =========         =========        =========



----------
(a) 25,000 shares of the CEFC note holders are not restricted stock.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Collectibles USA, Inc.:

We have audited the accompanying balance sheet of Collectibles USA, Inc. (a Delaware corporation), as of January 25, 1998 and January 26, 1997 and the related statements of operations, stockholders' (deficit) equity and cash flows for the fifty-two week period ended January 25, 1998 and for the period from inception (January 18, 1996) through January 26, 1997, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Collectibles USA, Inc., as of January 25, 1998 and January 26, 1997 and the results of its operations and its cash flows for the fifty-two week period ended January 25, 1998 and for the period from inception (January 18, 1996) through January 26, 1997, respectively, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP



Houston, Texas
May 19, 1998

                            COLLECTIBLES USA, INC.

                                BALANCE SHEETS






                                                                      JANUARY 26,       JANUARY 25,        APRIL 26,
                                                                          1997              1998              1998
                                                                    ---------------   ---------------   ---------------
                                                                                                          (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
 Cash ...........................................................    $    425,681      $     60,153      $     21,573
 Receivable from affiliate ......................................         100,000            39,000                --
 Prepaid expenses and other current assets ......................           7,500             9,700             9,700
                                                                     ------------      ------------      ------------
   Total current assets .........................................         533,181           108,853            31,273
 Property and equipment, net ....................................              --             6,335             5,960
 Deferred offering costs ........................................         828,856         4,692,939         5,188,768
                                                                     ------------      ------------      ------------
   Total assets .................................................    $  1,362,037      $  4,808,127      $  5,226,001
                                                                     ============      ============      ============
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
 EQUITY
CURRENT LIABILITIES:
 Accrued liabilities ............................................    $    586,198      $  2,747,983      $  2,050,251
 Notes payable-related party ....................................         855,000         1,534,000         3,270,875
                                                                     ------------      ------------      ------------
   Total current liabilities ....................................       1,441,198         4,281,983         5,321,126
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' (DEFICIT) EQUITY:
 Series A Convertible Preferred Stock, $.01 par,
   5,000,000 authorized, none, 20,000, and 20,000
   shares issued and outstanding, respectively. .................             --          1,666,667         1,666,667
 Common Stock, $.01 par, 31,200,000 shares
   authorized, 1,191,182 shares issued and outstanding.                    11,912            11,912            11,912
 Additional paid-in capital .....................................       1,323,725         1,640,919         1,774,252
 Deficit ........................................................      (1,414,798)       (2,793,354)       (3,547,956)
                                                                     ------------      ------------      ------------
   Total stockholders' (deficit) equity .........................         (79,161)         (526,144)          (95,125)
                                                                     ------------      ------------      ------------
   Total liabilities and stockholders' (deficit) equity .........    $  1,362,037      $  4,808,127      $  5,226,001
                                                                     ============      ============      ============



   The accompanying notes are an integral part of these financial statements.

                            COLLECTIBLES USA, INC.

                            STATEMENTS OF OPERATIONS




                                          INCEPTION           FIFTY-
                                        (JANUARY 18,           TWO
                                            1996)             WEEKS              THIRTEEN WEEKS ENDED
                                           THROUGH            ENDED        --------------------------------
                                         JANUARY 26,       JANUARY 25,       APRIL 27,       APRIL 26,
                                            1997               1998             1997            1998
                                      ----------------   ---------------   -------------   -------------
                                                                                    (UNAUDITED)
NET SALES .........................     $         --      $         --       $      --      $       --
COST OF SALES .....................               --                --              --              --
                                        ------------      ------------       ---------      ----------
   Gross profit ...................               --                --              --              --
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES .........................        1,402,984         1,009,971          78,196         120,586
                                        ------------      ------------       ---------      ----------
Operating loss ....................       (1,402,984)       (1,009,971)        (78,196)       (120,586)
OTHER EXPENSE:
 Interest expense .................           11,814            57,474          10,077         500,683
                                        ------------      ------------       ---------      ----------
NET LOSS ..........................     $ (1,414,798)     $ (1,067,445)      $ (88,273)     $ (621,269)
                                        ============      ============       =========      ==========


   The accompanying notes are an integral part of these financial statements.

                             COLLECTIBLES USA, INC.

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY






                                               COMMON STOCK          PREFERRED STOCK
                                          ----------------------- ---------------------
                                             SHARES      AMOUNT    SHARES     AMOUNT
                                          ------------ ---------- -------- ------------
BALANCE AT INCEPTION
 (JANUARY 18 , 1996) ....................         --    $    --        --   $       --
 Initial capitalization .................  1,016,602     10,166        --           --
 Issuance of management shares ..........    174,580      1,746        --           --
 Net loss ...............................         --         --        --           --
                                           ---------    -------        --   ----------
BALANCE AT JANUARY 26, 1997..............  1,191,182     11,912        --           --
 Net loss ...............................         --         --        --           --
 Issuance of convertible preferred
 stock ..................................         --         --    20,000    1,666,667
 Issuance of stock options ..............         --         --        --           --
 Purchase of treasury stock .............         --         --        --           --
 Distribution of treasury stock .........         --         --        --           --
 Amortization of conversion features              --         --        --           --
 Sponsor shares transferred to
  management ............................         --         --        --           --
                                           ---------    -------    ------   ----------
BALANCE AT JANUARY 25, 1998 .              1,191,182     11,912    20,000    1,666,667
 Net loss (unaudited) ...................         --         --        --           --
 Amortization of conversion features
  (unaudited) ...........................         --         --        --           --
                                           ---------    -------    ------   ----------
BALANCE AT APRIL 26, 1998
 (unaudited) ............................  1,191,182    $11,912    20,000   $1,666,667
                                           =========    =======    ======   ==========



                                            ADDITIONAL                                    TOTAL
                                             PAID-IN                      TREASURY    STOCKHOLDERS'
                                             CAPITAL        DEFICIT        STOCK     (DEFICIT) EQUITY
                                          ------------- --------------- ----------- -----------------
BALANCE AT INCEPTION
 (JANUARY 18 , 1996) ....................  $       --    $         --    $      --    $          --
 Initial capitalization .................     (10,066)             --           --              100
 Issuance of management shares ..........   1,333,791              --           --        1,335,537
 Net loss ...............................          --      (1,414,798)          --       (1,414,798)
                                           ----------    ------------    ---------    -------------
BALANCE AT JANUARY 26, 1997..............   1,323,725      (1,414,798)          --          (79,161)
 Net loss ...............................          --      (1,067,445)          --       (1,067,445)
 Issuance of convertible preferred
 stock ..................................    (666,667)             --           --        1,000,000
 Issuance of stock options ..............     328,500              --           --          328,500
 Purchase of treasury stock .............          --              --       (2,800)          (2,800)
 Distribution of treasury stock .........          --              --        2,800            2,800
 Amortization of conversion features          311,111        (311,111)          --               --
 Sponsor shares transferred to
  management ............................     344,250              --           --          344,250
                                           ----------    ------------    ---------    -------------
BALANCE AT JANUARY 25, 1998 .               1,640,919      (2,793,354)          --          526,144
 Net loss (unaudited) ...................          --        (621,269)          --         (621,269)
 Amortization of conversion features
  (unaudited) ...........................     133,333        (133,333)          --               --
                                           ----------    ------------    ---------    -------------
BALANCE AT APRIL 26, 1998
 (unaudited) ............................  $1,774,252    $ (3,547,956)   $      --    $     (95,125)
                                           ==========    ============    =========    =============


   The accompanying notes are an integral part of these financial statements.

                            COLLECTIBLES USA, INC.

                            STATEMENTS OF CASH FLOWS






                                                                                   FIFTY-TWO
                                                                    FROM             WEEKS           THIRTEEN WEEKS ENDED
                                                                INCEPTION TO         ENDED      ------------------------------
                                                                 JANUARY 26,      JANUARY 25,      APRIL 27,       APRIL 26,
                                                                    1997             1998             1997           1998
                                                              ---------------- ---------------- --------------- --------------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ...................................................   $ (1,414,798)    $ (1,067,445)   $    (88,273)   $   (621,269)
 Non-cash compensation charge on issuance of
   management shares and options ............................      1,335,537          672,750              --              --
 Adjustments to reconcile net loss to net cash used in
   operating activities-
 Depreciation and amortization ..............................             --            1,118              --         487,250
   Operating assets and liabilities-
    Receivable from affiliate ...............................       (100,000)          61,000         100,000          39,000
    Prepaid expenses and other current assets ...............         (7,500)          (2,200)          7,500              --
    Deferred offering costs .................................       (828,856)      (3,864,083)     (1,529,909)       (495,829)
    Accrued liabilities .....................................        586,198        2,161,785       1,149,571        (697,732)
                                                                ------------     ------------    ------------    ------------
      Net cash used in operating activities .................       (429,419)      (2,037,075)       (361,111)     (1,288,580)
                                                                ------------     ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ........................             --           (7,453)         (7,453)             --
                                                                ------------     ------------    ------------    ------------
      Net cash used in investing activities .................             --           (7,453)         (7,453)             --
                                                                ------------     ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of notes payable-related party .             855,000          679,000              --       1,250,000
 Proceeds from issuance of common stock .....................            100               --              --              --
 Proceeds from issuance of preferred stock ..................             --        1,000,000              --              --
 Purchase of treasury stock .................................             --           (2,800)             --              --
 Distribution of treasury stock .............................             --            2,800              --              --
                                                                ------------     ------------    ------------    ------------
      Net cash provided by financing activities .............        855,100        1,679,000              --       1,250,000
                                                                ------------     ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH .............................        425,681         (365,528)       (368,564)        (38,580)
CASH, beginning of period ...................................             --          425,681         425,681          60,153
                                                                ------------     ------------    ------------    ------------
CASH, end of period .........................................   $    425,681     $     60,153    $     57,117    $     21,573
                                                                ============     ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Cash paid for interest ......................................   $         --     $     15,316    $         --    $     33,779


   The accompanying notes are an integral part of these financial statements.

                    COLLECTIBLES USA, INC.
                         NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:


Collectibles  USA,  Inc.,  a  Delaware  corporation  (Collectibles  USA  or  the
Company), was founded in January 1996 to form a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA has entered into definitive agreements to acquire seven businesses (the Acquisitions), complete an initial public offering (the Offering) of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its national operations.


Collectibles USA has not conducted any operations, and all activities to date have related to the Offering and the Acquisitions. Collectibles USA did not commence activities related to the Offering until June 1996. All expenditures to date have been funded by the issuance of Series A Convertible Preferred Stock (See Note 6), promissory notes from Collectibles Enterprises Funding
Corp. (CEFC), an entity under common control founded to obtain and provide financing for the Offering costs incurred by the Company and promissory notes issued by the Company. Collectibles USA is dependent upon the Offering to execute the pending Acquisitions and to repay the promissory notes to CEFC. There is no assurance that the pending Acquisitions will be completed or that Collectibles USA will be able to generate future operating revenues.

The Company's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing, the ability to manage growth and attract and retain qualified management, dependence on licenses, the need for additional capital, dependence on key collectibles vendors and risks associated with dependence on foreign vendors, competition, and seasonality and quarterly fluctuations.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Interim Financial Information

The interim financial statements as of April 26, 1998, and for the thirteen weeks ended April 26, 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results of the entire fiscal year.


     Income Taxes


The Company follows the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.


The Company has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefit has been recorded for current-year losses.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


     Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and notes payable. The carrying amounts of those instruments reported in the balance sheet are considered to be representative of their respective fair values, due to the short-term nature of such financial instruments and the current interest rate environment.

                            COLLECTIBLES USA, INC.

     Deferred Offering Costs

Deferred offering costs consist of accounting, legal and consulting fees. These costs will be treated as a reduction of the Offering proceeds.


     Reclassifications and Adjustments

Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.


     New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise to report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 in fiscal 1999.


3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:





                                                JANUARY 26,     JANUARY 25,
                                                    1997           1998
                                               -------------   ------------
     Accrued professional expenses .........      $556,992     $1,683,605
     Other accrued liabilities .............        29,206      1,064,378
                                                  --------     ----------
                                                  $586,198     $2,747,983
                                                  ========     ==========


4. NOTES PAYABLE-RELATED PARTY:

CEFC, which is currently owned by RGR Financial Group, LLC (RGR) was founded to obtain and provide financing for the Offering costs incurred by the Company. In August 1996, the Company issued 5% notes of $300,000 and $555,000 to CEFC, due December 31, 1998. Upon consummation of the Offering, a portion of the principal amounts will become due and payable immediately. Interest is being accrued, however, no interest is due on such amounts in the event the Offering is consummated.

In June 1997, the Company issued to CEFC a $400,000 5% note due December 31, 1998. Upon consumation of the Offering, the principal amount will become due and payable immediately. Interest is being accrued, however, no interest is due on such amount in the event the Offering is consummated.


In December 1997, the Company issued to CEFC a $279,000 5% note due December 31, 1998. Upon Consummation of the Offering, the principal amount will be converted into shares of the Company's Common Stock and restricted voting common stock (Restricted Common Stock). Interest is being accrued, however, no interest is due on such amount in the event the Offering is consummated.

In February 1998, the Company issued $1,250,000 aggregate principal amount of its 12% note due February 28, 1999. Upon consummation of the Offering, the aggregate principal amount of the notes will convert into a number of shares of Restricted Common Stock at a price equal to 50% of the initial public offering price.

The value of the convertible $279,000 CEFC note and the $1,250,000 note discussed above are recorded at face value, adjusted for the amortization of the value of the conversion feature attached to the notes. The conversion feature was calculated at the date of issuance as the difference between the conversion price and the assumed Offering price of $8.50 per share, multiplied by the number of shares into which the security is convertible. The amount is being amortized as a charge to interest expense over the period from issuance to the first conversion date.

                            COLLECTIBLES USA, INC.

5. RELATED-PARTY TRANSACTION:


The Company has entered into a consulting agreement with each of RGR and Wasatch Capital Corporation ("Wasatch") whereby RGR and Wasatch will act as merger and acquisition advisory consultants to assist the Company in implementing its strategy to acquire additional retailers of collectibles and marketers of animation art and other related consulting services for an initial term of one year and three years, respectively. The Company will compensate RGR and Wasatch, as the case may be, based upon each acquisition candidate with which an acquisition is consummated. The consideration to be paid to RGR and Wasatch, as the case may be, upon consummation of a future acquisition will be 3.2% of the acquisition candidate's pre-tax net income for its most recent fiscal year.


6. STOCKHOLDERS' EQUITY:


     Common Stock and Restricted Common Stock


In May 1997, Collectibles USA effected a 1,016.604-for-one stock dividend for each share of common stock (Common Stock) then outstanding and in June 1997, increased the number of authorized shares of Common Stock to 31,200,000 of which 1,200,000 was designated Restricted Common Stock. The effects of the Common Stock dividend have been retroactively reflected in the financial statements and the accompanying notes.



In connection with the organization and initial capitalization of Collectibles USA in June 1996, the Company issued 1,016,602 shares of Common Stock (at $.10 per share prior to the stock split) to RGR, an individual who is to become a director upon consummation of the Offering and another entity (the Promoters).



In November 1996, the Company issued a total of 174,580 shares of Common Stock (at $.01 per share prior to the stock split) to certain officers of the
Company. As a result, the Company recorded a non-recurring, non-cash compensation charge of $1.3 million representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale, as if the Founding Companies had been combined.



In June 1997, RGR, an individual who is to become a director upon consummation of the Offering and another entity exchanged 1,016,602 shares of Common Stock for an equal number of shares of Restricted Common Stock. The holders of the Restricted Common Stock are entitled to one-tenth of one vote for each share held on all other matters on which they are entitled to vote.

Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (iii) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company, or (iv) earlier, upon the affirmative vote of a majority of the aggregate number of votes which may be cast by the holder of outstanding shares of Common Stock and Restricted Common Stock.

In November 1997, RGR transferred to management 70,000 shares of Common Stock as to which the Company recorded a non-recurring, non-cash compensation charge of $344,250 representing the estimated fair value of the shares, as if the Founding Companies had been combined. RGR received 25,000 shares of Common Stock from a former officer of the Company.


As of April 30, 1998, after the transfers of Common Stock, 971,602 shares of Restricted Common Stock and Common Stock were held by RGR and an individual who is to become a director upon consummation of the Offering.


After July 1, 1999, the Board of Directors may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock.

                            COLLECTIBLES USA, INC.

     Preferred Stock

In May 1997, the Company sold 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share (the Series A Convertible Preferred Stock), for an aggregate consideration of $1.0 million the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, each share of the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by dividing (X) the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by dividing (X) the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All but one of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Preferred Stock will convert into approximately $987,500 in cash and 79,902 shares of Common Stock (based upon an assumed initial public offering price of $8.50 per share). Upon consummation of the Offering, the Company will record the issuance of the 79,902 shares of Common Stock as a preferred stock dividend at the estimated fair value of $7.65 per share. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the net proceeds of the Offering.



     Treasury Stock

In November 1997, the Company purchased 279,980 shares at the stated par value of $0.01 per share and sold the shares to RGR at par value.


     Stock Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between fair value-based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25. Companies electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.


     1997 Long-Term Incentive Plan

During May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the Plan). The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding at the time of determination which maximum will be 900,914 shares upon consummation of the Offering. Awards may be settled in cash, shares, other awards or other
property,   as  determined  by  the  compensation  committee  of  the  Board  of
Directors.


     1997 Non-employee Directors' Stock Plan

The Company's 1997 Non-Employee Director's Stock Plan (the Directors' Plan), which was adopted by the Board of Directors and approved by the Company's stockholders in May 1997, provides for the automatic grant to each non-employee director of an initial option to purchase 40,000 shares or such person's subsequent initial election as a director and an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial option granted. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board of Directors, and will be forfeited

                            COLLECTIBLES USA, INC.

upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.


     Employment Contracts

The Company has entered into employment agreements with certain officers of the Company. If an officer's employment is terminated after the first year without cause, the officer would be entitled to one year's compensation and the immediate vesting of all stock options.


In August 1997, the Company entered into an Agreement and Release with a former director and executive officer (the "Officer"), whose employment terminated in June 1997, pursuant to which the Officer will receive within three days of the consummation of the Offering $250,000 and a six-month convertible note for the principal amount of $100,000 (convertible at the Offering price) as a severance payment.



     Common Stock Options


In August and September 1997, pursuant to their employment agreements, certain officers of the Company were granted stock options (the "$4 Options") to acquire 90,000 shares of Common Stock at a $4.00 per share exercise price. The $4 Options are fully vested. The Company recorded a non-recurring, non-cash compensation charge of $328,500, representing the estimated fair value of the shares, as if the Founding Companies had been combined.

Concurrent with the consummation of the Offering, certain officers and three directors will be granted additional options to acquire 495,000 shares of Common Stock at the initial public offering price. These additional options vest over a three year period in one-third increments annually.



7. ACQUISITION OF COMPANIES:

Wholly owned subsidiaries of Collectibles USA have signed definitive agreements to acquire by merger or share exchange seven companies (the Founding Companies) to be effective with the Offering. The companies to be acquired are St. George, Inc.; DKG Enterprises, Inc.; Elwell Stores, Inc.; Stone's Shops, Inc.; American Royal Arts Corp.; Animation U.S.A., Inc.; and Filmart Productions Inc. The aggregate consideration that will be paid by Collectibles USA to acquire the Founding Companies is approximately $7.8 million in cash and 1,761,354 shares of Common Stock. In addition, the Company will repay $3.3 million of indebtedness, as of April 30, 1998, of the Founding Companies.

In June 1998, Collectibles USA filed a registration statement on Form S-1 for the sale of 2,700,000 shares of its Common Stock. See "Risk Factors" included elsewhere herein for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby. The Company has agreed to issue to the representatives of the underwriters and its designees, upon completion of the Offering, warrants covering an aggregate of 270,000 shares of Common Stock. Such warrants are exercisable during the five-year period commencing on the date of the prospectus relating to the Offering at an exercise price equal to 120% of the initial public offering price. The Company has agreed to grant certain registration rights to the holders of these warrants.


8. SUBSEQUENT EVENT (UNAUDITED):


In May 1998, the Company issued $300,000 notes due February 28, 1999. Upon consummation of the Offering, the aggregate principal amount will convert into a number of shares of Restricted Common Stock at a price equal to 50% of the initial public offering price. The notes will be recorded at face value, adjusted for the value of the conversion feature of the notes.

                            COLLECTIBLES USA, INC.

The Company has received a commitment letter for a senior revolving credit facility of up to $25 million, which would be available if net proceeds from the Offering are not at least $14.5 million. The credit facility will be used for acquisitions, working capital and other general corporate purposes. It is expected that such facility, if obtained, will require the Company to comply with various loan covenants including, (i) maintenance of certain financial ratios; (ii) restrictions on additional indebtedness; (iii) restrictions on liens, guarantees, advances and dividends; and (iv) certain limitations on the operating of new stores within the next 12 months.

The Company has entered into an agreement with RGR pursuant to which (i) RGR shall transfer a total of 91,049 shares of Common Stock to the Company for cancellation, and, concurrently therewith, (ii) the Company shall issue 79,063 and 11,986 shares of Restricted Common Stock (assuming an $8.50 initial public offering price per share), respectively, to holders of certain CUSA Notes and Series A Convertible Preferred Stock as designated by the Company upon the consummation of the Offering. The number of shares to be transferred by RGR shall be appropriately adjusted based upon the actual initial public offering price.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To American Royal Arts Corp.:

We have audited the accompanying balance sheets of American Royal Arts Corp. (a Delaware corporation) as of January 31, 1997 and 1998, and the related statements of operations, stockholder's equity (deficit) and cash flows for the years ended October 31, 1995 and 1996, and for the years ended January 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Royal Arts Corp. as of January 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended October 31, 1995 and 1996, and for the years ended January 31, 1997 and 1998, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
May 8, 1998

                           AMERICAN ROYAL ARTS CORP.

                                BALANCE SHEETS





                                                                                    JANUARY 31,
                                                                           ------------------------------      APRIL 30,
                                                                                1997             1998            1998
                                                                           --------------   -------------   --------------
                                                                                                              (UNAUDITED)
                                   ASSETS
CURRENT ASSETS:
 Cash ..................................................................     $  609,523      $   70,866       $  146,543
 Accounts receivable ...................................................         33,712          63,106           84,241
 Merchandise inventories ...............................................        611,943         624,778          636,936
 Prepaid expenses and other current assets .............................        105,914         193,198          124,773
                                                                             ----------      ----------       ----------
   Total current assets ................................................      1,361,092         951,948          992,493
PROPERTY AND EQUIPMENT, net ............................................         38,173          99,960           87,186
OTHER ASSETS, net ......................................................         82,885          73,184           67,434
                                                                             ----------      ----------       ----------
   Total assets ........................................................     $1,482,150      $1,125,092       $1,147,113
                                                                             ==========      ==========       ==========
               LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
CURRENT LIABILITIES:
Customer deposits ......................................................     $  334,131      $  334,733       $  311,330
Accounts payable and accrued liabilities ...............................        341,254         309,627          346,102
Payable to stockholder .................................................             --         586,000          586,000
                                                                             ----------      ----------       ----------
   Total current liabilities ...........................................        675,385       1,230,360        1,243,432
COMMITMENTS AND CONTINGENCIES ..........................................

STOCKHOLDER'S (DEFICIT) EQUITY:
 Convertible preferred stock, $100 par, 5,000 shares authorized, none
   outstanding .........................................................             --              --               --
 Common stock, $.01 par, 1,000,000 shares authorized, 158,333.336 shares
   issued, 79,166.668 shares outstanding ...............................          1,584           1,584            1,584
 Less- Treasury stock, at cost (79,166.668 shares) .....................       (145,000)       (145,000)        (145,000)
 Retained earnings .....................................................        950,181          38,148           47,097
                                                                             ----------      ----------       ----------
   Total stockholder's (deficit) equity ................................        806,765        (105,268)         (96,319)
                                                                             ----------      ----------       ----------
   Total liabilities and stockholder's (deficit) equity ................     $1,482,150      $1,125,092       $1,147,113
                                                                             ==========      ==========       ==========


   The accompanying notes are an integral part of these financial statements.

                           AMERICAN ROYAL ARTS CORP.

                           STATEMENTS OF OPERATIONS





                                       YEAR ENDED OCTOBER 31,          YEAR ENDED JANUARY 31,       THREE MONTHS ENDED APRIL 30,
                                    -----------------------------   -----------------------------   ----------------------------
                                         1995            1996            1997            1998            1997           1998
                                    -------------   -------------   -------------   -------------   -------------   -----------
                                                                                                            (UNAUDITED)
NET SALES .......................    $4,051,072      $4,121,181      $4,288,612      $4,133,318      $1,100,477      $806,489
COST OF SALES ...................     1,559,918       1,571,068       1,505,784       1,516,516         346,442       291,916
                                     ----------      ----------      ----------      ----------      ----------      --------
 Gross profit ...................     2,491,154       2,550,113       2,782,828       2,616,802         754,035       514,573
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES .......................     1,759,886       1,763,860       1,778,138       1,957,708         482,519       400,530
                                     ----------      ----------      ----------      ----------      ----------      --------
 Income from operations .........       731,268         786,253       1,004,690         659,094         271,516       114,043
INTEREST INCOME
 (EXPENSE), net .................        18,200          24,184          24,027         (14,037)          5,858           710
                                     ----------      ----------      ----------      ----------      ----------      --------
NET INCOME ......................    $  749,468      $  810,437      $1,028,717      $  645,057      $  277,374      $114,753
                                     ==========      ==========      ==========      ==========      ==========      ========

   The accompanying notes are an integral part of these financial statements.

                           AMERICAN ROYAL ARTS CORP.

                 STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)





                                                      COMMON STOCK                                                TOTAL
                                                  --------------------      TREASURY          RETAINED        STOCKHOLDER'S
                                                    SHARES     AMOUNT         STOCK           EARNINGS       EQUITY (DEFICIT)
                                                  ---------   --------   --------------   ---------------   -----------------
BALANCE AT OCTOBER 31, 1994 ...................   158,333     $1,584     $(145,000)       $  710,197        $  566,781
 Net income ...................................        --         --            --           749,468           749,468
 Distributions ................................        --         --            --          (449,629)         (449,629)
                                                  -------     ------     ---------        ----------        ----------
BALANCE AT OCTOBER 31, 1995 ...................   158,333      1,584      (145,000)        1,010,036           866,620
 Net income ...................................        --         --            --           810,437           810,437
 Distributions ................................        --         --            --          (980,861)         (980,861)
                                                  -------     ------     ---------        ----------        ----------
BALANCE AT OCTOBER 31, 1996 ...................   158,333      1,584      (145,000)          839,612           696,196
 Net income ...................................        --         --            --           431,065           431,065
 Distributions ................................        --         --            --          (320,496)         (320,496)
                                                  -------     ------     ---------        ----------        ----------
BALANCE AT JANUARY 31, 1997 ...................   158,333      1,584      (145,000)          950,181           806,765
 Net income ...................................        --         --            --           645,057           645,057
 Distributions ................................        --         --            --        (1,557,090)       (1,557,090)
                                                  -------     ------     ---------        ----------        ----------

BALANCE AT JANUARY 31, 1998 ...................   158,333      1,584      (145,000)           38,148          (105,268)
 Net income (unaudited) .......................        --         --            --           114,753           114,753
 Distributions (unaudited) ....................        --         --            --          (105,804)         (105,804)
                                                  -------     ------     ---------        ----------        ----------

BALANCE AT APRIL 30, 1998 (unaudited) .........   158,333     $1,584     $(145,000)       $   47,097        $  (96,319)
                                                  =======     ======     =========        ==========        ==========

   The accompanying notes are an integral part of these financial statements.

                           AMERICAN ROYAL ARTS CORP.

                           STATEMENTS OF CASH FLOWS





                                                       YEAR ENDED                   YEAR ENDED
                                                      OCTOBER 31,                   JANUARY 31,
                                               -------------------------- -------------------------------
                                                    1995         1996           1997            1998
                                               ------------- ------------ --------------- ---------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income ..................................  $   749,468   $  810,437   $   1,028,717   $     645,057
 Adjustments to reconcile net income to net
  cash provided by operating activities--
  Depreciation and amortization ..............       36,743       58,470          39,346          36,790
  Changes in operating assets and
   liabilities--
   Accounts receivable .......................       76,105       10,738          34,150         (29,394)
   Merchandise inventories ...................     (164,940)    (107,448)         19,409         (12,835)
   Prepaid expenses and other current
     assets ..................................      (10,109)     (52,432)        (47,213)        (87,284)
   Customer deposits .........................       62,097      239,813         178,569             602
   Accounts payable and accrued
     liabilities .............................      143,610      (52,882)         13,852         (31,627)
   Other assets ..............................           --        2,500           2,500         (15,299)
                                                -----------   ----------   -------------   -------------
     Net cash provided by operating
      activities .............................      892,974      909,196       1,269,330         506,010
                                                -----------   ----------   -------------   -------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and
  equipment ..................................       (8,930)     (26,693)        (22,403)        (73,577)
 Proceeds from sale of property and
  equipment ..................................        1,195                           --              --
                                                -----------                -------------   -------------
   Net cash used in investing
     activities ..............................       (7,735)     (26,693)        (22,403)        (73,577)
                                                -----------   ----------   -------------   -------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of obligations to
  stockholder ................................           --           --              --         586,000
 Principal payments on long-term
  obligations ................................      (92,732)      (7,268)             --              --
 Distributions to stockholder ................     (449,629)    (980,861)     (1,249,986)     (1,557,090)
                                                -----------   ----------   -------------   -------------
   Net cash used in financing activities......     (542,361)    (988,129)     (1,249,986)       (971,090)
                                                -----------   ----------   -------------   -------------
NET INCREASE (DECREASE) IN CASH...............      342,878     (105,626)         (3,059)       (538,657)
CASH, beginning of period ....................      205,112      547,990         612,582         609,523
                                                -----------   ----------   -------------   -------------
CASH, end of period ..........................  $   547,990   $  442,364   $     609,523   $      70,866
                                                ===========   ==========   =============   =============
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid during the period for interest ....  $     4,602   $       --   $          --   $       7,289




                                                   THREE MONTHS ENDED
                                                        APRIL 30,
                                               ---------------------------
                                                    1997          1998
                                               ------------- -------------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income ..................................  $   277,374   $   114,753
 Adjustments to reconcile net income to net
  cash provided by operating activities--
  Depreciation and amortization ..............        9,273        12,774
  Changes in operating assets and
   liabilities--
   Accounts receivable .......................      (41,168)      (21,135)
   Merchandise inventories ...................       14,153       (12,158)
   Prepaid expenses and other current
     assets ..................................       25,525        68,425
   Customer deposits .........................       13,982       (23,403)
   Accounts payable and accrued
     liabilities .............................      (22,148)       36,475
   Other assets ..............................           --         5,750
                                                -----------   -----------
     Net cash provided by operating
      activities .............................      276,991       181,481
                                                -----------   -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and
  equipment ..................................         (950)           --
 Proceeds from sale of property and
  equipment ..................................           --            --
                                                -----------   -----------
   Net cash used in investing
     activities ..............................         (950)           --
                                                -----------   -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of obligations to
  stockholder ................................           --            --
 Principal payments on long-term
  obligations ................................           --            --
 Distributions to stockholder ................     (299,862)     (105,804)
                                                -----------   -----------
   Net cash used in financing activities......     (299,862)     (105,804)
                                                -----------   -----------
NET INCREASE (DECREASE) IN CASH...............      (23,821)       75,677
CASH, beginning of period ....................      609,523        70,866
                                                -----------   -----------
CASH, end of period ..........................  $   585,702   $   146,543
                                                ===========   ===========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid during the period for interest ....  $        --   $     8,977


   The accompanying notes are an integral part of these financial statements.

                            AMERICAN ROYAL ARTS CORP.

                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

American Royal Arts Corp. (the Company) is a retail and wholesale marketer specializing in the sale of animation art, including limited editions, production cels, sericels, lithographs and vintage animation. American Royal Arts produces animation art under various license arrangements certain of which are exclusive to it. American Royal Arts has been in operation since 1987 and has one gallery located in Westbury, New York, which also houses its telemarketing operations.

Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its stockholder have entered into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Fiscal Year End

The Company's fiscal year end is October 31. To coincide with the Company's potential acquisition by an acquiror with a 52/53 week fiscal year ending on the last Sunday in January, the Company has been presented on a fiscal year ended on January 31, 1997 and 1998 in addition to October 31, 1995 and 1996.


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Other Assets

On   October 31,   1994,  the  Company  purchased  the  stock  of  a  50 percent stockholder for $45,000 in cash and a note of $100,000 to the former stockholder. In addition, as part of the repurchase of stock, the Company entered into four noncompete agreements with the former stockholder and related parties of the stockholder. The total amount paid under the noncompete agreements was $150,000, which is being amortized over the five-year lives of the agreements.


     Revenue Recognition

The Company recognizes revenue from sales upon delivery of the merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Cost of Sales

Cost of sales includes costs of merchandise sold, framing and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were approximately $258,000, $141,000, $139,000 and $278,000 for the years ended October 31, 1995 and 1996 and for the years ended January 31, 1997 and 1998, respectively.

                           AMERICAN ROYAL ARTS CORP.

     Income Taxes

For income tax purposes, the Company and its stockholder have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its stockholder; accordingly, no provision for income taxes has been recorded.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information

The interim financial statements as of April 30, 1998, and for the three months ended April 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


     Reclassification and Adjustments

Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.


     New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131"Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 in fiscal 1999.


3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:



                                                ESTIMATED              JANUARY 31,
                                               USEFUL LIVES   ----------------------------
                                                  (YEAR)          1997          1998
                                              -------------   -----------   -----------
Furniture, fixtures and equipment .........        5-7         $  62,332     $ 130,264
Leasehold improvements ....................        3-5            28,516        34,161
                                                                             ---------
                                                                  90,848       164,425
Less- Accumulated depreciation ............                      (52,675)      (64,465)
                                                               ---------     ---------
                                                               $  38,173     $  99,960
                                                               =========     =========

                           AMERICAN ROYAL ARTS CORP.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:





                                                JANUARY 31,
                                         --------------------------
                                             1997           1998
                                         ------------   -----------
Accounts payable, trade ..............    $ 137,716      $162,341
Accrued vacation and payroll .........       22,623        22,051
Accrued royalties ....................       77,618        35,006
Other ................................      103,297        90,229
                                          ---------      --------
                                          $ 341,254      $309,627
                                          =========      ========

5. PAYABLE TO STOCKHOLDER:

During the year ended January 31, 1998, the Company made a cash distribution of approximately $586,000 which represents the Company's estimated S Corporation accumulated adjustment account. The Company funded this distribution through borrowings from the Company's sole stockholder. The borrowings bear interest at an annual rate of six percent and is payable upon the earlier of acquisition of the Company by Collectibles or December 31, 1998.


6. COMMITMENTS AND CONTINGENCIES:


     Lease Obligations

The Company leases its retail facility and other equipment under operating leases expiring at various dates through December 2004. Rent expense for the years ended October 31, 1995 and 1996, and for the years ended January 31, 1997 and 1998, was approximately $170,000, $181,000, $181,000, and $156,000, respectively. Future minimum lease payments under noncancelable operating leases are as follows:



            Year ending January 31,
            1999 ........................    $  171,825
            2000 ........................       176,635
            2001 ........................       175,951
            2002 and thereafter .........       743,898
                                             ----------
                                             $1,268,309
                                             ==========


     Litigation

The Company is subject to various legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


     Consignments

The Company has various consignment arrangements with certain artists to produce and sell certain pieces of art. The consigned inventory is insured by the Company. Under these arrangements, the Company is obligated to pay the artist a royalty on the art sold.


     Distribution Agreements

The Company maintains various distribution agreements with major studio suppliers to purchase and distribute animation art. Some agreements contain minimum annual purchase requirements which the Company had fulfilled as of October 31, 1995 and 1996, and January 31, 1997 and 1998, respectively. On February 1, 1997, the Company entered into a 15-month distribution agreement to purchase and distribute animated art products with a major studio supplier. The Company is currently negotiating a renewal of this agreement.

                           AMERICAN ROYAL ARTS CORP.

7. SIGNIFICANT SUPPLIERS:


During the year ended October 31, 1995, one supplier accounted for 10 percent of total inventory purchases. For the year ended October 31, 1996, and for the year ended January 31, 1997, one supplier accounted for 13 percent of total inventory purchases. For the year ended January 31, 1998, one supplier accounted for 14 percent of total inventory purchases.



8. SUBSEQUENT EVENT (UNAUDITED):

     In May 1998, the Company borrowed $39,000 from its sole shareholder to fund an S corporation distribution of $39,000. The borrowings bear interest at an annual rate of six percent and is payable upon the earlier of the acquisition of the Company by Collectibles or December 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Stone's Shops, Inc.:

We have audited the accompanying balance sheets of Stone's Shops, Inc. (an Illinois corporation), as of November 30, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stone's Shops, Inc., as of November 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
April 24, 1998

                              STONE'S SHOPS, INC.

                                BALANCE SHEETS




                                                                      NOVEMBER 30,               MAY 31,
                                                             ------------------------------   ------------
                                                                  1996             1997           1998
                                                             --------------   -------------   ------------
                                                                                               (UNAUDITED)
                          ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...............................    $    82,610      $  383,289     $  144,128
 Merchandise inventories .................................      2,673,712       3,427,982      3,340,805
 Prepaid expenses and other current assets ...............         86,681          36,387         37,158
                                                              -----------      ----------     ----------
   Total current assets ..................................      2,843,003       3,847,658      3,522,091

PROPERTY AND EQUIPMENT, net ..............................        286,837         222,621        188,701
OTHER ASSETS, net ........................................             --          81,288         90,624
                                                              -----------      ----------     ----------
   Total assets ..........................................    $ 3,129,840      $4,151,567     $3,801,416
                                                              ===========      ==========     ==========

           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits .......................................    $    25,946      $   36,852     $   21,606
 Accounts payable and accrued liabilities ................      1,499,985       1,846,143      1,123,000
 Current maturities of long-term obligations .............         14,400          14,400         14,400
 Payable to shareholder ..................................         30,000           6,000             --
                                                              -----------      ----------     ----------
   Total current liabilities .............................      1,570,331       1,903,395      1,159,006

LONG-TERM OBLIGATIONS, net of current maturities .........         28,800          14,400          7,200
DEFERRED INCOME TAXES ....................................        500,455         501,941        507,441
                                                              -----------      ----------     ----------
   Total liabilities .....................................      2,099,586       2,419,736      1,673,647

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, no par value, 10,000 shares authorized,
   1,000 shares outstanding ..............................          1,000           1,000          1,000
 Additional paid-in capital ..............................         39,000          39,000         39,000
 Retained earnings .......................................        990,254       1,691,831      2,087,769
                                                              -----------      ----------     ----------
   Total shareholders' equity ............................      1,030,254       1,731,831      2,127,769
                                                              -----------      ----------     ----------
   Total liabilities and shareholders' equity ............    $ 3,129,840      $4,151,567     $3,801,416
                                                              ===========      ==========     ==========



   The accompanying notes are an integral part of these financial statements.

                              STONE'S SHOPS, INC.

                           STATEMENTS OF OPERATIONS






                                                   YEAR ENDED NOVEMBER 30,                 SIX MONTHS ENDED MAY 31,
                                       -----------------------------------------------   -----------------------------
                                            1995             1996             1997            1997            1998
                                       --------------   --------------   -------------   -------------   -------------
                                                                                                  (UNAUDITED)
NET SALES ..........................    $ 4,281,040      $ 4,985,549      $5,744,826      $3,201,997      $3,222,088
COST OF SALES ......................      2,268,690        2,496,574       2,762,629       1,659,576       1,655,695
                                        -----------      -----------      ----------      ----------      ----------
   Gross profit ....................      2,012,350        2,488,975       2,982,197       1,542,421       1,566,393

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES ...........      1,787,457        2,117,010       1,818,203         943,931         932,346
                                        -----------      -----------      ----------      ----------      ----------
   Income from operations ..........        224,893          371,965       1,163,994         598,490         634,047

OTHER INCOME (EXPENSE):
Interest (net) .....................        (10,438)          (2,891)            (24)           (947)              8
Other, (net) .......................             --               --           3,162              --              --
                                        -----------      -----------      ----------      ----------      ----------
INCOME BEFORE INCOME TAXES .........        214,455          369,074       1,167,132         597,543         634,055
PROVISION FOR INCOME TAXES .........        128,101          193,941         465,555         226,927         238,117
                                        -----------      -----------      ----------      ----------      ----------
NET INCOME .........................    $    86,354      $   175,133      $  701,577      $  370,616      $  395,938
                                        ===========      ===========      ==========      ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                              STONE'S SHOPS, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY






                                             COMMON STOCK        ADDITIONAL                        TOTAL
                                         --------------------      PAID-IN       RETAINED      SHAREHOLDERS'
                                          SHARES     AMOUNTS       CAPITAL       EARNINGS        EARNINGS
                                         --------   ---------   ------------   ------------   --------------
BALANCE AT NOVEMBER 30, 1994 .........    1,000      $1,000        $39,000     $  728,767       $  768,767
 Net income ..........................       --          --             --         86,354           86,354
                                          -----      ------        -------     ----------       ----------
BALANCE AT NOVEMBER 30, 1995 .........    1,000       1,000         39,000        815,121          855,121
 Net income ..........................       --          --             --        175,133          175,133
                                          -----      ------        -------     ----------       ----------
BALANCE AT NOVEMBER 30, 1996 .........    1,000       1,000         39,000        990,254        1,030,254
 Net income ..........................       --          --             --        701,577          701,577
                                          -----      ------        -------     ----------       ----------
BALANCE AT NOVEMBER 30, 1997 .........    1,000       1,000         39,000      1,691,831        1,731,831
 Net income (unaudited) ..............       --          --             --        395,938          395,938
                                          -----      ------        -------     ----------       ----------
BALANCE AT MAY 31, 1998
 (unaudited) .........................    1,000      $1,000        $39,000     $2,087,769       $2,127,769
                                          =====      ======        =======     ==========       ==========


   The accompanying notes are an integral part of these financial statements.

                              STONE'S SHOPS, INC.

                           STATEMENTS OF CASH FLOWS






                                                                        NOVEMBER 30,                SIX MONTHS ENDED MAY 31,
                                                          ---------------------------------------- ---------------------------
                                                               1995         1996          1997          1997          1998
                                                          ------------- ------------ ------------- ------------- -------------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .............................................  $   86,354    $  175,133   $  701,577    $  370,616    $  395,938
 Adjustments to reconcile net income to net
  cash provided by operating activities-- ...............
  Depreciation and amortization .........................      55,800        63,467       81,071        38,373        38,373
  Deferred income taxes .................................     109,366       178,534        1,486        30,001         5,500
  Loss on sale of assets ................................          --         9,765           --            --            --
  Changes in operating assets and liabilities-- .........
  Merchandise inventories ...............................    (540,902)     (483,307)    (754,270)     (257,275)       87,177
  Prepaid expenses and other current assets .............      (7,726)      (43,943)      50,294        20,576          (771)
  Other Assets ..........................................          --            --      (81,288)      (30,000)       (9,336)
  Customer deposits .....................................       5,291         7,428       10,906         7,965       (15,246)
  Accounts payable and accrued liabilities ..............     443,413       182,259      346,158        86,419      (723,143)
                                                           ----------    ----------   ----------    ----------    ----------
   Net cash provided by (used in) operating
     activities .........................................     151,596        89,336      355,934       266,675      (221,508)
                                                           ----------    ----------   ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ....................    (113,260)      (98,816)     (16,855)           --        (4,453)
 Proceeds from sales of property and equipment ..........           -        12,575           --         1,340            --
                                                           ----------    ----------   ----------    ----------    ----------
   Net cash provided by (used in) investing
     activities .........................................    (113,260)      (86,241)     (16,855)        1,340        (4,453)
                                                           ----------    ----------   ----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations and note
  payable to shareholder ................................           -       (25,400)     (38,400)      (31,190)      (13,200)
 Proceeds from issuance of long-term obligations and
  loan payable to shareholder ...........................      68,600        30,000           --            --            --
                                                           ----------    ----------   ----------    ----------    ----------
   Net cash provided (used in) by financing
     activities .........................................      68,600         4,600      (38,400)      (31,190)      (13,200)
                                                           ----------    ----------   ----------    ----------    ----------

NET INCREASE (DECREASE) IN CASH .........................     106,936         7,695      300,679       236,825      (239,161)
CASH AND CASH EQUIVALENTS, beginning of
 period .................................................     (32,021)       74,915       82,610        82,610       383,289
CASH AND CASH EQUIVALENTS, end of period ................  $   74,915    $   82,610   $  383,289    $  319,435    $  144,128
                                                           ==========    ==========   ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for-
  Interest ..............................................  $   10,438    $    2,891   $    3,246    $      947    $    3,404
  Income taxes ..........................................           -        (1,238)      10,225            --       535,656



   The accompanying notes are an integral part of these financial statements.

                               STONE'S SHOPS, INC.

                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Stone's Shops, Inc. (the Company) d/b/a Stone's Hallmark is a retailer of contemporary collectibles, ornaments, figurines, lighthouses and lighted ceramic houses from vendors, including Enesco, Boyds, Cast Art, Disney Classics, Department 56, Seraphim Angels and Hallmark. Stone's Hallmark has been in the contemporary collectibles business since 1979 and has stores located in Rockford (4), Freeport and Rochelle, Illinois.

The Company's business is seasonal, with its highest levels occurring in its first fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 33.3 percent, 29.6 percent and 32.1 percent of the Company's net sales for years ended November 30, 1995, 1996 and 1997, respectively.

The Company and its shareholders have entered into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Layaways are recorded as revenue upon receipt of final payment and delivery of the merchandise to the customer.


     Cost of Sales

Included in cost of sales are cost of merchandise sold and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were $145,000, $205,000, and $229,800 during the years ended November 30, 1995, 1996 and 1997, respectively.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, investments, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

                              STONE'S SHOPS, INC.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information


The interim financial statements as of May 31, 1998, and for the six months ended May 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.



     Reclassifications and Adjustments

Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.


3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:





                                                ESTIMATED             NOVEMBER 30,
                                               USEFUL LIVES   ----------------------------
                                                  (YEAR)          1996            1997
                                              -------------   ------------   -------------
Furniture, fixtures and equipment .........        5-7         $  635,770     $  637,637
Leasehold improvements ....................        5-7            165,719        180,707
Signs .....................................          5             15,477         15,477
Vehicles ..................................        3-5             72,073         72,073
                                                               ----------     ----------
                                                                  889,039        905,894
Less- Accumulated depreciation ............                      (602,202)      (683,273)
                                                               ----------     ----------
                                                               $  286,837     $  222,621
                                                               ==========     ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:





                                                    NOVEMBER 30,
                                           ------------------------------
                                                1996             1997
                                           --------------   -------------
       Accounts payable, trade .........    $ 1,044,519      $  912,614
       Accrued liabilities .............        419,254         475,581
       Taxes payable ...................         36,212         489,948
                                            -----------      ----------
                                            $ 1,499,985      $1,878,143
                                            ===========      ==========


                              STONE'S SHOPS, INC.

5. PAYABLE TO SHAREHOLDER AND LONG-TERM OBLIGATIONS:


     Payable to Shareholder

The Company had borrowings from a shareholder totaling $30,000 and $6,000 at November 30, 1996 and 1997, respectively. The borrowings are unsecured, bear no interest and are payable upon demand.


     Long-Term Obligations

The Company has an unsecured noninterest-bearing obligation to a landlord, which is payable in monthly installments of $1,200 through November 1999.

Scheduled principal maturities of long-term obligations are as follows:



  Year ending November 30,
  1998 .............................    $14,400
  1999 .............................     14,400
                                        -------
                                        $28,800
                                        =======


6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.

The provision for income taxes for the years ended November 30, 1995, 1996 and 1997, is as follows:



                                       NOVEMBER 30,
                          ---------------------------------------
                              1995          1996          1997
                          -----------   -----------   -----------
     Current ..........    $  18,735     $  15,407     $464,069
     Deferred .........      109,366       178,534        1,486
                           ---------     ---------     --------
                           $ 128,101     $ 193,941     $465,555
                           =========     =========     ========


Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:



                                                                       NOVEMBER 30,
                                                          ---------------------------------------
                                                              1995          1996          1997
                                                          -----------   -----------   -----------
     Statutory federal rate ...........................     34.00%         34.00%        34.00%
     Expenses not deductible for tax purposes .........     22.55          15.38          2.50
     State income taxes ...............................      3.18           3.17          3.40
                                                            ------        ------        ------
                                                            59.73%         52.55%        39.90%
                                                            ======        ======        ======


                              STONE'S SHOPS, INC.

The significant components of the deferred tax assets and liabilities at November 30, 1995, 1996 and 1997, are as follows:





                                                                      NOVEMBER 30,
                                                     -----------------------------------------------
                                                          1995             1996             1997
                                                     --------------   --------------   -------------
     Deferred tax assets-
       Property and equipment ....................     $  (12,868)      $  (16,369)     $  (17,194)
       State taxes ...............................         14,135           21,974          25,754
                                                       ----------       ----------      ----------
          Total deferred tax asset ...............          1,267            5,605           8,560
                                                       ==========       ==========      ==========
     Deferred tax liabilities-
        Inventory ................................       (296,703)        (468,284)       (468,284)
        Accruals .................................        (26,485)         (37,776)        (42,217)
                                                       ----------       ----------      ----------
          Total deferred tax liabilities .........       (323,188)        (506,060)       (510,501)
                                                       ----------       ----------      ----------
     Net deferred tax liabilities ................     $ (321,921)      $ (500,455)     $ (501,941)
                                                       ==========       ==========      ==========


A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management of the Company believes the net deferred tax assets will be utilized in full based on the nature of the assets, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.


7. COMMITMENTS AND CONTINGENCIES:


     Lease Obligation

The Company leases its retail space under non-cancelable leases that expire at various dates through February 2004. The following represents future minimum rental payments under these operating leases:



  Year ending November 30,
  1998 .............................    $  299,946
  1999 .............................       246,696
  2000 .............................       228,946
  2001 .............................       232,696
  Thereafter .......................       369,650
                                        ----------
                                        $1,377,934
                                        ==========


Concurrent with the acquisition discussed in Note 1, the Company will enter into agreements with the shareholders to lease retail and warehouse space used in the Company's operations for a negotiated amount and term.


     Litigation

The Company is subject to various legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

                              STONE'S SHOPS, INC.

8. RELATED-PARTY TRANSACTIONS:

The Company leases certain of its retail space from a shareholder. Monthly lease payments are approximately $2,000, which management believes approximates the fair market value of the lease.



9. SIGNIFICANT SUPPLIERS:

During the years ended November 30, 1995 and 1996, three suppliers accounted for 26, 19 and 16 percent of total inventory purchases. During the year ended November 31, 1997, three suppliers accounted for 29, 16 and 16 percent of total inventory purchases.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To DKG Enterprises, Inc.:

We have audited the accompanying balance sheets of DKG Enterprises, Inc. (an Oklahoma corporation), as of March 31, 1997 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DKG Enterprises, Inc., as of March 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
May 1, 1998

                             DKG ENTERPRISES, INC.

                                BALANCE SHEETS





                                                                                      MARCH 31,
                                                                             ----------------------------
                                                                                  1997           1998
                                                                             -------------   ------------
                                    ASSETS
CURRENT ASSETS:
 Cash ....................................................................    $   11,274     $    8,136
 Accounts receivable .....................................................        11,593          8,711
 Merchandise inventories .................................................     2,200,281      2,390,654
 Receivable from shareholder .............................................        21,504         29,933
 Prepaid expenses and other current assets ...............................        15,833          4,830
                                                                              ----------     ----------
   Total current assets ..................................................     2,260,485      2,442,264
                                                                              ----------     ----------
PROPERTY AND EQUIPMENT, net ..............................................       212,417        226,923
OTHER ASSETS .............................................................         3,225          3,225
                                                                              ----------     ----------
   Total assets ..........................................................    $2,476,127     $2,672,412
                                                                              ==========     ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits .......................................................    $  127,800     $  173,392
 Accounts payable and accrued liabilities ................................       561,634        537,849
 Federal income taxes payable ............................................       119,939             --
 Line of credit ..........................................................       410,000      1,084,414
 Current maturities of long-term obligations .............................        32,989             --
 Deferred income taxes ...................................................         8,103         14,746
                                                                              ----------     ----------
   Total current liabilities .............................................     1,260,465      1,810,401

LONG-TERM OBLIGATIONS, net of current maturities .........................       346,989             --
                                                                              ----------     ----------
   Total liabilities .....................................................     1,607,454      1,810,401

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $1.00 par, 25,000 shares authorized, 500 shares outstanding           500            500
 Retained earnings .......................................................       868,173        861,511
                                                                              ----------     ----------
   Total shareholders' equity ............................................       868,673        862,011
                                                                              ----------     ----------
   Total liabilities and shareholders' equity ............................    $2,476,127     $2,672,412
                                                                              ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                             DKG ENTERPRISES, INC.

                           STATEMENTS OF OPERATIONS





                                                             YEAR ENDED MARCH 31,
                                                 ---------------------------------------------
                                                      1996            1997            1998
                                                 -------------   -------------   -------------
NET SALES ....................................    $2,865,249      $3,726,332      $4,752,176
COST OF SALES ................................     1,491,639       1,732,631       2,622,227
                                                  ----------      ----------      ----------
    Gross profit .............................     1,373,610       1,993,701       2,129,949
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ....................................     1,077,684       1,521,669       2,044,521
                                                  ----------      ----------      ----------
    Income from operations ...................       295,926         472,032          85,428
OTHER INCOME (EXPENSE):
 Interest expense ............................       (57,511)        (82,311)        (99,022)
 Other, net ..................................        10,367          37,703           6,420
                                                  ----------      ----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES ............       248,782         427,424          (7,174)
PROVISION (BENEFIT) FOR INCOME TAXES .........        96,139         168,044            (512)
                                                  ----------      ----------      ----------
NET INCOME (LOSS) ............................    $  152,643      $  259,380      $   (6,662)
                                                  ==========      ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                             DKG ENTERPRISES, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY





                                         COMMON STOCK                           TOTAL
                                      -------------------     RETAINED      SHAREHOLDERS'
                                       SHARES     AMOUNT      EARNINGS         EQUITY
                                      --------   --------   ------------   --------------
BALANCE AT MARCH 31, 1995 .........      500       $500       $456,150        $456,650
 Net income .......................       --         --        152,643         152,643
                                         ---       ----       --------        --------
BALANCE AT MARCH 31, 1996 .........      500        500        608,793         609,293
 Net income .......................       --         --        259,380         259,380
                                         ---       ----       --------        --------
BALANCE AT MARCH 31, 1997 .........      500        500        868,173         868,673
 Net loss .........................       --         --         (6,662)         (6,662)
                                         ---       ----       --------        --------
BALANCE AT MARCH 31, 1998 .........      500       $500       $861,511        $862,011
                                         ===       ====       ========        ========

   The accompanying notes are an integral part of these financial statements.

                             DKG ENTERPRISES, INC.

                           STATEMENTS OF CASH FLOWS





                                                                                            YEAR ENDED MARCH 31,
                                                                                        ----------------------------
                                                                                            1996           1997
                                                                                        ------------ ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ....................................................................  $  152,643   $     259,380
 Adjustments to reconcile net income to net cash provided by (used in) operating activities-
  Depreciation ........................................................................      41,330          48,284
  Gain on sale of assets ..............................................................          --          (5,684)
  Changes in operating assets and liabilities-
   Accounts receivable ................................................................          --         (33,097)
   Merchandise inventories ............................................................    (326,323)       (450,805)
   Prepaid expenses and other current assets ..........................................      (6,632)         (6,700)
   Customer deposits ..................................................................     (40,103)        113,047
   Accounts payable and accrued liabilities ...........................................     (88,133)        311,440
   Deferred income taxes ..............................................................      32,880         (68,436)
                                                                                         ----------   -------------
     Net cash provided by (used in) operating activities ..............................    (234,338)        167,429
                                                                                         ----------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ..................................................     (67,012)       (164,438)
 Proceeds from sale of property and equipment .........................................          --          21,933
                                                                                         ----------   -------------
     Net cash used in investing activities ............................................     (67,012)       (142,505)
                                                                                         ----------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations ..........................................    (507,450)     (1,447,810)
 Proceeds from issuance of long-term obligations and borrowings on line of credit.          809,000       1,431,000
                                                                                         ----------   -------------
     Net cash provided by (used in) financing activities ..............................     301,550         (16,810)
                                                                                         ----------   -------------

NET INCREASE (DECREASE) IN CASH .......................................................         200           8,114
CASH, beginning of period .............................................................       2,960           3,160
                                                                                         ----------   -------------
CASH, end of period ...................................................................  $    3,160   $      11,274
                                                                                         ==========   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for-
   Interest ...........................................................................  $   51,511   $      82,311
   Income taxes .......................................................................      50,084          47,325
  Non cash transactions:
   Transfer of long-term obligations into line of credit ..............................  $       --   $          --




                                                                                          YEAR ENDED
                                                                                           MARCH 31,
                                                                                        --------------
                                                                                             1998
                                                                                        --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ....................................................................   $   (6,662)
 Adjustments to reconcile net income to net cash provided by (used in) operating activities-
  Depreciation ........................................................................       57,822
  Gain on sale of assets ..............................................................           --
  Changes in operating assets and liabilities-
   Accounts receivable ................................................................       (5,547)
   Merchandise inventories ............................................................     (190,373)
   Prepaid expenses and other current assets ..........................................       11,003
   Customer deposits ..................................................................       45,592
   Accounts payable and accrued liabilities ...........................................     (143,724)
   Deferred income taxes ..............................................................        6,643
                                                                                          ----------
     Net cash provided by (used in) operating activities ..............................     (225,246)
                                                                                          ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ..................................................      (72,328)
 Proceeds from sale of property and equipment .........................................           --
                                                                                          ----------
     Net cash used in investing activities ............................................      (72,328)
                                                                                          ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations ..........................................     (735,564)
 Proceeds from issuance of long-term obligations and borrowings on line of credit.         1,030,000
                                                                                          ----------
     Net cash provided by (used in) financing activities ..............................      294,436
                                                                                          ----------

NET INCREASE (DECREASE) IN CASH .......................................................       (3,138)
CASH, beginning of period .............................................................       11,274
                                                                                          ----------
CASH, end of period ...................................................................   $    8,136
                                                                                          ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for-
   Interest ...........................................................................   $   99,022
   Income taxes .......................................................................      112,784
  Non cash transactions:
   Transfer of long-term obligations into line of credit ..............................   $1,114,246


   The accompanying notes are an integral part of these financial statements.

                              DKG ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

DKG Enterprises, Inc. (the Company), d/b/a North Pole City is a retailer and marketer of Christmas and other contemporary collectibles such as ornaments, lighted houses and figurines from vendors, including Department 56, Enesco, Giuseppe Armani and Disney. North Pole City has been in operation since 1984. It has one "superstore" of approximately 15,000 square feet of retail space and a free-standing retail outlet of approximately 1,500 square feet both located in Oklahoma City, Oklahoma.

The Company's business is seasonal, with its highest levels occurring in its third fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 63 percent, 49 percent and 55 percent of the
Company's   net   sales   for  years  ended  March  31,  1996,  1997  and  1998,
respectively.

The Company and its shareholders have entered into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Layaways are recorded as revenue upon receipt of final payment and delivery of the merchandise to the customer.


     Cost of Sales

Included in cost of sales are cost of merchandise sold and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred, subject to reduction by reimbursement from vendors. Advertising expenses, net of vendor reimbursements, were approximately $112,000, $180,000 and $307,000 during the years ended March 31, 1996, 1997 and 1998, respectively.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

                             DKG ENTERPRISES, INC.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Reclassifications and Adjustments

Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.


3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:





                                                  ESTIMATED
                                                   USEFUL
                                                    LIVES
                                                   (YEARS)             MARCH 31,
                                                 ----------   ----------------------------
                                                                  1997            1998
                                                              ------------   -------------
   Furniture, fixtures and equipment .........       5         $  348,001     $  414,726
   Leasehold improvements ....................       5            150,222        155,825
   Vehicles ..................................       5             24,290         24,290
                                                                              ----------
                                                                  522,513        594,841
   Less- Accumulated depreciation ............                   (310,096)      (367,918)
                                                               ----------     ----------
                                                               $  212,417     $  226,923
                                                               ==========     ==========


4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:


                                                        MARCH 31,
                                                --------------------------
                                                    1997           1998
                                                ------------   -----------
     Accounts payable, trade ................    $ 248,502      $192,776
     Accrued liabilities ....................      132,000       201,750
     Sales taxes and other payables .........      181,132       143,323
                                                 ---------      --------
                                                 $ 561,634      $537,849
                                                 =========      ========


5. LINE OF CREDIT:

     Line of Credit

In February 1998 the Company refinanced existing borrowings under a bank line of credit and long-term note of $1,114,246 into a revolving line of credit facility with a bank. The revolving line of credit facility allows borrowings up to $1,250,000 and bears interest at the prime rate plus 1 percent (9 percent at March 31, 1998). The revolving line of credit is secured by the Company's assets and the personal guarantee of a shareholder and matures on July 1, 1998. Borrowings under the revolving line of credit were $1,084,414 at March 31, 1998.

6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they

                             DKG ENTERPRISES, INC.

are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.

The provision (benefit) for income taxes is as follows:



                                          YEAR ENDED MARCH 31,
                              ----------------------------------------
                                 1996          1997          1998
                              -----------   -----------   ------------
     Current ..........       $ 63,259      $ 236,480      $ (7,155)
     Deferred .........         32,880        (68,436)        6,643
                              --------      ---------      --------
                              $ 96,139      $ 168,044      $   (512)
                              ========      =========      ========


Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:



                                                                   YEAR ENDED MARCH 31,
                                                          ---------------------------------------
                                                              1996          1997          1998
                                                          -----------   -----------   -----------
     Statutory federal rate ...........................   34.00%        34.00%         34.00%
     Expenses not deductible for tax purposes .........     .61          1.21         (27.61)
     State income taxes ...............................    4.03          4.10            .75
                                                          ------        ------        -------
                                                          38.64%        39.31%          7.14%
                                                          ======        ======        =======


The significant components of the deferred tax assets and liabilities at March 31, 1996, 1997 and 1998 are as follows:




                                                              YEAR ENDED MARCH 31,
                                                   ------------------------------------------
                                                       1996           1997           1998
                                                   ------------   ------------   ------------
     Deferred tax assets-
       Accruals ................................    $  16,206      $  32,157      $  31,999
       State taxes .............................        4,113            435            333
                                                    ---------      ---------      ---------
          Total deferred tax assets ............       20,319         32,592         32,332
                                                    ---------      ---------      ---------
     Deferred tax liabilities-
       Inventory ...............................      (87,198)       (22,814)       (22,554)
       Property and equipment ..................       (9,660)       (17,881)       (24,524)
                                                    ---------      ---------      ---------
        Total deferred tax liabilities .........      (96,858)       (40,695)       (47,078)
                                                    ---------      ---------      ---------
     Net deferred tax liabilities ..............    $ (76,539)     $  (8,103)     $ (14,746)
                                                    =========      =========      =========


A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management of the Company believes the net deferred tax assets will be utilized in full based on the nature of the assets, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.

                             DKG ENTERPRISES, INC.

7. COMMITMENTS AND CONTINGENCIES:


     Lease Obligation

The Company leases its rental space and warehouse from a shareholder and leased an automobile under operating leases that expire in December 1998, and January 1999, respectively. Rental expense for the years ended March 31, 1996, 1997 and 1998 was approximately $125,000, $134,000, and $173,000, respectively. The following represents future minimum rental payments under noncancelable operating leases:



  Year ending March 31,
  1999 ..........................    $121,000
                                     ========


Concurrent with the acquisition discussed in Note 1, the Company will enter into agreements with the shareholders to lease retail and warehouse space used in the Company's operations for a negotiated amount and term.


     Litigation

The Company is subject to various legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


8. RELATED-PARTY TRANSACTIONS:

The Company leases its rental space from a shareholder. Monthly lease payments are approximately $13,500, which approximates the fair market value of the lease.


9. SIGNIFICANT SUPPLIERS:


During the year ended March 31, 1996, one supplier accounted for 26 percent of total inventory purchases. During the year ended March 31, 1997, two suppliers accounted for 20% and 12% of total inventory purchases. During 1998, two suppliers accounted for 20% and 14% of total inventory purchases.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Elwell Stores, Inc.:

We have audited the accompanying balance sheets of Elwell Stores, Inc. (a Florida corporation), as of December 31, 1996 and 1997, and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elwell Stores, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
May 7, 1998

                              ELWELL STORES, INC.

                                BALANCE SHEETS



                                                                                 DECEMBER 31,                MARCH 31,
                                                                        -------------------------------   --------------
                                                                             1996             1997             1998
                                                                        --------------   --------------   --------------
                                                                                                            (UNAUDITED)
                             ASSETS
CURRENT ASSETS:
 Cash ...............................................................     $  113,084       $   66,942       $   47,510
 Merchandise inventories ............................................        853,733        1,094,557        1,111,117
 Prepaid expenses and other current assets ..........................          2,064           14,742           12,835
                                                                          ----------       ----------       ----------
   Total current assets .............................................        968,881        1,176,241        1,171,462

PROPERTY AND EQUIPMENT, net .........................................        122,756          107,260          101,428
OTHER ASSETS ........................................................          5,375           62,902           81,200
                                                                          ----------       ----------       ----------
   Total assets .....................................................     $1,097,012       $1,346,403       $1,354,090
                                                                          ==========       ==========       ==========
                LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Customer deposits ..................................................     $   10,021       $    5,719       $    9,819
 Accounts payable and accrued liabilities ...........................        634,367          813,019          687,344
 Line of credit .....................................................             --          180,000          350,724
 Current maturities of long-term obligations ........................        153,303           94,749           86,445
                                                                          ----------       ----------       ----------
   Total current liabilities ........................................        797,691        1,093,487        1,134,332

LONG-TERM OBLIGATIONS, net of current maturities ....................        368,333          307,749          310,052
                                                                          ----------       ----------       ----------
   Total liabilities ................................................      1,166,024        1,401,236        1,444,384

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT:
 Common stock, $5 par, 100 shares authorized and outstanding.........            500              500              500
 Additional paid-in capital .........................................         99,275           99,275           99,275
 Deficit ............................................................       (168,787)        (154,608)        (190,069)
                                                                          ----------       ----------       ----------
   Total shareholders' deficit ......................................        (69,012)         (54,833)         (90,294)
                                                                          ----------       ----------       ----------
   Total liabilities and shareholders' deficit ......................     $1,097,012       $1,346,403       $1,354,090
                                                                          ==========       ==========       ==========


   The accompanying notes are an integral part of these financial statements.

                              ELWELL STORES, INC.

                           STATEMENTS OF OPERATIONS





                                                                                        THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                  MARCH 31,
                                           ----------------------------------------- -------------------------
                                                1995          1996          1997          1997         1998
                                           ------------- ------------- ------------- ------------- -----------
                                                                                            (UNAUDITED)
NET SALES ................................  $1,838,788    $2,492,809    $2,725,129     $ 581,159    $ 623,011
COST OF SALES ............................   1,101,758     1,301,468     1,464,580       322,780      340,234
                                            ----------    ----------    ----------     ---------    ---------
   Gross profit ..........................     737,030     1,191,341     1,260,549       258,379      282,777

SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ................................     628,543       934,764       943,686       262,120      237,695
                                            ----------    ----------    ----------     ---------    ---------
   Income (loss) from operations .........     108,487       256,577       316,863        (3,741)      45,082

OTHER INCOME (EXPENSE):
 Interest expense ........................     (41,058)      (48,826)      (51,574)      (10,921)     (15,040)
 Other, net ..............................         (95)      (11,520)          174            90           --
                                            ----------    ----------    ----------     ---------    ---------

NET INCOME (LOSS) ........................  $   67,334    $  196,231    $  265,463     $ (14,572)   $  30,042
                                            ==========    ==========    ==========     =========    =========

   The accompanying notes are an integral part of these financial statements.

                              ELWELL STORES, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT





                                                      COMMON STOCK        ADDITIONAL                          TOTAL
                                                  --------------------      PAID-IN                       SHAREHOLDERS'
                                                   SHARES     AMOUNTS       CAPITAL         DEFICIT          DEFICIT
                                                  --------   ---------   ------------   --------------   --------------
BALANCE AT DECEMBER 31, 1994 ..................      100        $500        $99,275       $ (174,805)      $  (75,030)
 Net income ...................................       --          --             --           67,334           67,334
 Distributions ................................       --          --             --          (99,476)         (99,476)
                                                     ---        ----        -------       ----------       ----------
BALANCE AT DECEMBER 31, 1995 ..................      100         500         99,275         (206,947)        (107,172)
 Net income ...................................       --          --             --          196,231          196,231
 Distributions ................................       --          --             --         (158,071)        (158,071)
                                                     ---        ----        -------       ----------       ----------

BALANCE AT DECEMBER 31, 1996 ..................      100         500         99,275         (168,787)         (69,012)
 Net income ...................................       --          --             --          265,463          265,463
 Distributions ................................       --          --             --         (251,284)        (251,284)
                                                     ---        ----        -------       ----------       ----------
BALANCE AT DECEMBER 31, 1997 ..................      100         500         99,275         (154,608)         (54,833)
 Net income (unaudited) .......................       --          --             --           30,042           30,042
 Distributions (unaudited) ....................       --          --             --          (65,503)         (65,503)
                                                     ---        ----        -------       ----------       ----------
BALANCE AT MARCH 31, 1998 (unaudited) .........      100        $500        $99,275       $ (190,069)      $  (90,294)
                                                     ===        ====        =======       ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                              ELWELL STORES, INC.

                           STATEMENTS OF CASH FLOWS





                                                                           YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------
                                                                        1995         1996          1997
                                                                   ------------- ------------ -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................................  $    67,334   $  196,231   $   265,463
 Adjustments to reconcile net income to net cash provided
   by operating activities-
   Depreciation and amortization .................................       31,283       39,168        30,823
   Loss on sale of assets ........................................           --       11,880            --
   Changes in operating assets and liabilities- ..................
    Merchandise inventories ......................................     (113,546)    (343,379)     (240,824)
    Prepaid expenses and other current assets ....................       (1,541)       1,893       (12,678)
    Customer deposits ............................................           --       10,021        (4,302)
    Accounts payable and accrued liabilities .....................      120,475      217,504       178,652
    Other assets .................................................       (1,707)       1,822       (57,527)
                                                                    -----------   ----------   -----------
     Net cash provided by (used in) operating activities.               102,298      135,140       159,607
                                                                    -----------   ----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .............................     (120,475)     (63,420)      (15,327)
 Proceeds from sale of property and equipment ....................       15,884       34,500            --
                                                                    -----------   ----------   -----------
     Net cash used in investing activities .......................     (104,591)     (28,920)      (15,327)
                                                                    -----------   ----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term obligations .................      453,666      590,009            --
 Principal payments on long-term obligations .....................     (314,834)    (494,480)     (119,138)
 Borrowings (payments on line-of-credit), net ....................           --           --       180,000
 Distributions to shareholders ...................................      (99,476)    (158,071)     (251,284)
                                                                    -----------   ----------   -----------
     Net cash provided by (used in) financing activities.                39,356      (62,542)     (190,422)
                                                                    -----------   ----------   -----------

NET INCREASE (DECREASE) IN CASH ..................................       37,063       43,678       (46,142)
CASH, beginning of period ........................................       32,343       69,406       113,084
                                                                    -----------   ----------   -----------
CASH, end of period ..............................................  $    69,406   $  113,084   $    66,942
                                                                    ===========   ==========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for interest ........................  $    41,058   $   48,826   $    53,830
 Non cash transactions:
   Transfer of long-term obligations into line of credit .........  $        --   $       --   $   180,000




                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                   ---------------------------
                                                                        1997          1998
                                                                   ------------- -------------
                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................................   $ (14,572)   $    30,042
 Adjustments to reconcile net income to net cash provided
   by operating activities-
   Depreciation and amortization .................................       5,403          5,832
   Loss on sale of assets ........................................          --             --
   Changes in operating assets and liabilities- ..................
    Merchandise inventories ......................................     (17,414)       (16,560)
    Prepaid expenses and other current assets ....................         552          1,907
    Customer deposits ............................................       2,471          4,100
    Accounts payable and accrued liabilities .....................     (46,760)      (125,675)
    Other assets .................................................      (2,967)       (18,298)
                                                                     ---------    -----------
     Net cash provided by (used in) operating activities.              (73,287)      (118,652)
                                                                     ---------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .............................          --             --
 Proceeds from sale of property and equipment ....................          --             --
                                                                     ---------    -----------
     Net cash used in investing activities .......................          --             --
                                                                     ---------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term obligations .................     150,000             --
 Principal payments on long-term obligations .....................     (13,899)        (6,001)
 Borrowings (payments on line-of-credit), net ....................          --        170,724
 Distributions to shareholders ...................................     (69,599)       (65,503)
                                                                     ---------    -----------
     Net cash provided by (used in) financing activities.               66,502         99,220
                                                                     ---------    -----------

NET INCREASE (DECREASE) IN CASH ..................................      (6,785)       (19,432)
CASH, beginning of period ........................................     113,084         66,942
                                                                     ---------    -----------
CASH, end of period ..............................................   $ 106,299    $    47,510
                                                                     =========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for interest ........................   $  10,921    $    12,483
 Non cash transactions:
   Transfer of long-term obligations into line of credit .........   $      --    $        --


   The accompanying notes are an integral part of these financial statements.

                               ELWELL STORES, INC.

                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Elwell Stores, Inc. (the Company), d/b/a The Reef Hallmark Shop is a retailer and marketer of contemporary collectibles, including ornaments, figurines, lighthouses, lighted ceramic houses and crystals from vendors, including Enesco, Swarovski, Disney, Department 56 and Hallmark. The Company has been in operation since 1959 and has one strip mall-based store located in West Palm Beach, Florida.

The Company's business is seasonal, with its highest levels of sales occurring in its fourth fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 34 percent, 31 percent and 32 percent of the Company's net sales for the years ended December 31, 1995, 1996 and 1997, respectively.

The Company and its shareholders have entered into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

Prior to the acquisition, the Company will distribute certain assets to the shareholders, consisting of automobiles with a total net carrying value of approximately $19,100 as of December 31, 1997. Had these transactions been recorded at December 31, 1997, the effect on the accompanying balance sheet would be a decrease in assets of approximately $19,100, liabilities of $12,900 and shareholders' equity of $6,200.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using an accelerated method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits are collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Cost of Sales

Included in cost of sales are costs of merchandise sold and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred, subject to reduction by reimbursement from vendors. Advertising expenses, net of vendor reimbursements, were approximately $71,000, $113,000, and $179,000 during the years ended December 31, 1995, 1996 and 1997, respectively.

                              ELWELL STORES, INC.

     Income Taxes

For income tax purposes, the Company and its shareholders have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its shareholders; accordingly, no provision for income taxes has been recorded.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information

The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


     Reclassifications and Adjustments

Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.


3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:



                                                     ESTIMATED
                                                    USEFUL LIVES
                                                      (YEARS)           1996            1997
                                                   -------------   -------------   -------------
     Furniture, fixtures and equipment .........          7         $  116,046      $  128,244
     Leasehold improvements ....................         14             60,442          63,572
     Vehicles ..................................          5             47,832          47,831
                                                                    ----------      ----------
                                                                       224,320         239,647
     Less- Accumulated depreciation ............                      (101,564)       (132,387)
                                                                    ----------      ----------
                                                                    $  122,756      $  107,260
                                                                    ==========      ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:



                                                     1996          1997
                                                 -----------   -----------
            Accounts payable, trade ..........    $512,982      $687,547
            Accrued liabilities ..............      99,000       125,472
            Other ............................      22,385            --
                                                  --------      --------
                                                  $634,367      $813,019
                                                  ========      ========

                              ELWELL STORES, INC.

5. LONG-TERM OBLIGATIONS:

Long-term obligations consist of the following:


                                                                                      1996         1997
                                                                                   ----------   ----------
Bank term loans due in monthly installments through November 2000, including
 interest ranging from 7.5% to 10% .............................................    $ 39,027     $ 22,545
Note payable to bank, interest at 10.5%, principal and interest due May 1998 ...      99,650       37,700
Bank term loan due in monthly installments, including interest at 8.25%, through
 April 2004 ....................................................................     382,959      342,253
                                                                                    --------     --------
                                                                                     521,636      402,498
Less- Current maturities .......................................................     153,303       94,749
   Long-term obligations, net of current maturities ............................    $368,333     $307,749
                                                                                    ========     ========

The   bank   term  loans  are  collateralized  by  personal  guarantees  of  the shareholders as well as the Company's property and equipment, and inventory. The note payable due May 1998 is unsecured.

The Company maintained a $180,000 line of credit expiring in August 1998. There were no borrowings on the line of credit as of December 31, 1996 and $180,000 of borrowings as of December 31, 1997. In February 1998, the Company paid off the existing line and established a $500,000 line of credit with the same bank. The Company had borrowings of $351,000 as of March 31, 1998 (unaudited). The borrowings are collateralized by the personal guarantees of the Company's shareholders.

Scheduled principal maturities of long-term obligations as of December 31, 1997, are as follows:


  Year ending December 31,
  1998 .............................    $ 94,749
  1999 .............................      53,188
  2000 .............................      52,760
  2001 .............................      55,061
  Thereafter .......................     146,740
                                        --------
                                        $402,498
                                        ========

6. COMMITMENTS AND CONTINGENCIES:

     Lease Obligations

The Company leases retail facilities under an operating lease, expiring on July 31, 2002. Additionally, the Company maintains an operating lease on an automobile for an officer and shareholder of the Company. Rent expense for the years ended December 31, 1995, 1996 and 1997, was approximately $72,000,
$94,000 and $108,000, respectively. Future minimum lease payments under noncancelable operating leases are as follows.


  Year ending December 31,
  1998 .............................    $109,183
  1999 .............................     109,926
  2000 .............................      80,010
  2001 .............................      79,803
  Thereafter .......................      82,995
                                        --------
                                        $461,917
                                        ========

Concurrent with the acquisition discussed in Note 1, the Company will enter into agreements with the shareholders to lease warehouse space used in the Company's operations for a negotiated amount and term.


     Litigation

The Company is subject to various legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

                              ELWELL STORES, INC.

7. RELATED-PARTY TRANSACTIONS:

The Company leases warehouse space from a partnership made up of the Company's shareholders and third parties. There are two warehouse spaces currently being leased from the partnership, and both are on a month-to-month lease. Monthly lease payments are approximately $1,300, which approximates fair market value.



8. SIGNIFICANT SUPPLIERS:

The Company had purchases of approximately 30, 19 and 18 percent of total sales from three major suppliers for the year ended December 31, 1995 and sales of approximately 30, 19 and 19 percent and 35, 24 and 22 percent of total sales to three major suppliers for the years ended December 31, 1996 and 1997.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Animation U.S.A., Inc.:

We have audited the accompanying balance sheets of Animation U.S.A., Inc. (a Washington corporation), as of December 31, 1996 and 1997 and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Animation U.S.A., Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
May 1, 1998

                            ANIMATION U.S.A., INC.

                                BALANCE SHEETS





                                                                            DECEMBER 31,
                                                                    -----------------------------     MARCH 31,
                                                                         1996            1997           1998
                                                                    -------------   -------------   ------------
                                                                                                     (UNAUDITED)
                             ASSETS
CURRENT ASSETS:
 Cash ...........................................................    $    4,824      $   76,510      $   12,696
 Merchandise inventories ........................................       321,653         312,899         299,612
 Prepaid expenses and other current assets ......................         6,994          97,438          90,812
 Deferred tax asset .............................................        25,319          13,941          13,941
                                                                     ----------      ----------      ----------
   Total current assets .........................................       358,790         500,788         417,061

PROPERTY AND EQUIPMENT, net .....................................        72,176          63,954          62,129
                                                                     ----------      ----------      ----------
   Total assets .................................................    $  430,966      $  564,742      $  479,190
                                                                     ==========      ==========      ==========
             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits ..............................................    $   13,775      $  170,869      $   59,994
 Accounts payable and accrued liabilities .......................       231,714         272,942         264,211
 Federal income taxes payable ...................................        32,835          13,948          13,948
 Line of credit .................................................        72,494         109,226         105,624
 Current maturities of long-term obligations ....................        38,454              --              --
                                                                     ----------      ----------      ----------
   Total current liabilities ....................................       389,272         566,985         443,777
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
 Class A common stock, no par, 1,000,000 shares authorized,
   196,840 shares outstanding ...................................        85,200         192,700         192,700
 Class B common stock, no par, 500,000 shares authorized
   and outstanding ..............................................       107,500              --              --
 Deficit ........................................................      (151,006)       (194,943)       (157,287)
                                                                     ----------      ----------      ----------
   Total shareholders' equity (deficit) .........................        41,694          (2,243)         35,413
                                                                     ----------      ----------      ----------
   Total liabilities and shareholders' equity (deficit) .........    $  430,966      $  564,742      $  479,190
                                                                     ==========      ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                            ANIMATION U.S.A., INC.

                           STATEMENTS OF OPERATIONS





                                                       YEAR ENDED               THREE MONTHS
                                                      DECEMBER 31,             ENDED MARCH 31,
                                               --------------------------- -----------------------
                                                    1996          1997         1997        1998
                                               ------------- ------------- ----------- -----------
                                                                                 (UNAUDITED)
NET SALES ....................................  $1,716,410    $1,319,162    $340,760    $344,236
COST OF SALES ................................     840,283       595,974     136,622     128,554
                                                ----------    ----------    --------    --------
 Gross profit ................................     876,127       723,188     204,138     215,682
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ....................................     845,100       762,330     187,556     149,792
                                                ----------    ----------    --------    --------
 Income (loss) from operations ...............      31,027       (39,142)     16,582      65,890
INTEREST EXPENSE .............................       9,349        13,903       2,685       2,913
                                                ----------    ----------    --------    --------
INCOME (LOSS) BEFORE INCOME TAXES ............      21,678       (53,045)     13,897      62,977
PROVISION (BENEFIT) FOR INCOME TAXES .........       8,944       (18,143)      5,268      23,931
                                                ----------    ----------    --------    --------
NET INCOME (LOSS) ............................  $   12,734    $  (34,902)   $  8,629    $ 39,046
                                                ==========    ==========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                            ANIMATION U.S.A., INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY





                                                 CLASS A                  CLASS B
                                               COMMON STOCK            COMMON STOCK                             TOTAL
                                           -------------------- ---------------------------                 SHAREHOLDERS'
                                             SHARES    AMOUNT       SHARES        AMOUNT        DEFICIT        EQUITY
                                           --------- ---------- ------------- ------------- -------------- --------------
BALANCE AT DECEMBER 31, 1995 .............  190,000   $ 51,000      500,000    $  107,500     $ (154,776)    $   3,724
 Conversion of shareholder loan to Class A
   common stock ..........................    6,840     34,200           --            --             --        34,200
 Net income ..............................       --         --           --            --         12,734        12,734
 Distributions ...........................       --         --           --            --         (8,964)       (8,964)
                                            -------   --------      -------    ----------     ----------     ---------
BALANCE AT DECEMBER 31, 1996 .............  196,840     85,200      500,000       107,500       (151,006)       41,694
 Conversion of Class B common stock to
   Class A common stock ..................             107,500     (500,000)     (107,500)            --            --
 Net loss ................................       --         --           --            --        (34,902)      (34,902)
 Distributions ...........................       --         --           --            --         (9,035)       (9,035)
                                            -------   --------     --------    ----------     ----------     ---------
BALANCE AT DECEMBER 31, 1997 .............  196,840    192,700           --            --       (194,943)       (2,243)
                                            -------   --------     --------    ----------     ----------     ---------
 Net income (unaudited ...................       --         --           --            --         39,046        39,046
 Distributions (unaudited) ...............       --         --           --            --         (1,390)       (1,390)
                                            -------   --------     --------    ----------     ----------     ---------
BALANCE AT MARCH 31, 1998
 (unaudited) .............................  196,840   $192,700           --    $       --     $ (157,287)    $  35,413
                                            =======   ========     ========    ==========     ==========     =========

   The accompanying notes are an integral part of these financial statements.

                            ANIMATION U.S.A., INC.

                           STATEMENTS OF CASH FLOWS





                                                                        YEAR ENDED                 THREE MONTHS ENDED
                                                                       DECEMBER 31,                    MARCH 31,
                                                               ----------------------------   ----------------------------
                                                                   1996            1997           1997            1998
                                                               ------------   -------------   ------------   -------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) .........................................    $  12,734       $ (34,902)     $   8,629      $   39,046
 Adjustments to reconcile net income (loss) to net cash
   used in operating activities-
   Depreciation ............................................       12,057           8,222          3,014           1,825
   Changes in operating assets and liabilities-
    Accounts receivable ....................................           --              --        (16,360)             --
    Merchandise inventories ................................      (19,765)          8,754         38,772          13,287
    Prepaid expenses and other current assets ..............           --         (90,444)            --           6,626
    Deferred tax asset .....................................       (6,932)         11,378         (4,894)             --
    Customer deposits ......................................      (19,754)        157,094          8,609        (110,875)
    Accounts payable and accrued liabilities ...............      (55,882)         41,228           (188)         (8,731)
    Federal income taxes payable ...........................        6,691         (18,887)         1,887              --
                                                                ---------       ---------      ---------      ----------
     Net cash (used in) provided by operating activities.         (70,851)         82,443         39,469         (58,822)
                                                                ---------       ---------      ---------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .......................      (28,862)             --             --              --
                                                                ---------       ---------      ---------      ----------
    Net cash used in investing activities ..................      (28,862)             --             --              --
                                                                ---------       ---------      ---------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations ...............      (18,860)        (38,454)            --              --
 Borrowings (repayments) on line of credit, net ............       46,454          36,732         14,520          (3,602)
 Distributions to shareholders .............................       (8,964)         (9,035)        (2,086)         (1,390)
                                                                ---------       ---------      ---------      ----------
    Net cash provided by (used in) financing activities.....       18,630         (10,757)        12,434          (4,992)
                                                                ---------       ---------      ---------      ----------
NET (DECREASE) INCREASE IN CASH ............................      (81,083)         71,686         51,903         (63,814)
CASH, beginning of period ..................................       85,907           4,824          4,824          76,510
                                                                ---------       ---------      ---------      ----------
CASH, end of period ........................................    $   4,824       $  76,510      $  56,727      $   12,696
                                                                =========       =========      =========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Conversion of shareholder loan to Class A common stock.        $  34,200       $      --      $      --      $       --
                                                                                ---------
 Cash paid during the period for-
   Interest ................................................        9,349          13,909          1,888           2,913
                                                                                ---------
   Income taxes ............................................        2,253           6,900             --              --
                                                                                ---------


   The accompanying notes are an integral part of these financial statements.

                             ANIMATION U.S.A., INC.

                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Animation U.S.A., Inc. (the Company), is a retail and wholesale marketer of animation art such as vintage original production cels, limited edition cels and sericels. Animation USA has been in operation since 1990 and has two free-standing galleries, of which one is located in Seattle, Washington and one is located in San Francisco, California.

Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its shareholders have entered into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

Prior to the acquisition, the Company will distribute certain assets to the shareholders, consisting of automobiles net of distributed liabilities, with a total net carrying value of approximately $17,000 as of December 31, 1997. Had these transactions been recorded at December 31, 1997, the effect on the accompanying balance sheet would be a decrease in liabilities of $13,000 and shareholders' equity of $4,000.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the specific identification method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from sales upon delivery of merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Cost of Sales

Included in cost of sales are cost of merchandise sold, framing and shipping costs.


     Advertising Expenses

Advertising  expenses  are expensed in the month incurred and were approximately
$23,000   and   $13,000  for  the  years  ended  December  31,  1996  and  1997, respectively.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

                            ANIMATION U.S.A., INC.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information

The Interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


     Reclassifications and Adjustments

Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.


3. PROPERTY AND EQUIPMENT:

Property  and equipment at December 31, 1996 and 1997, consist of the following:





                                                 ESTIMATED          DECEMBER 31,
                                                USEFUL LIVES --------------------------
                                                  (YEARS)        1996         1997
                                               ------------- ------------ ------------
       Vehicle ...............................         7      $  25,707    $  25,707
       Furniture, fixtures and equipment .....      5-10         74,158       74,158
       Leasehold improvements ................        10         18,935       18,935
                                                              ---------    ---------
                                                                118,800      118,800
       Less-Accumulated depreciation .........                  (46,624)     (54,846)
                                                              ---------    ---------
                                                              $  72,176    $  63,954
                                                              =========    =========


4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities at December 31, 1996 and 1997, consist of the following:



                                                DECEMBER 31,
                                           -----------------------
                                              1996         1997
                                           ----------   ----------
       Accounts payable, trade .........    $ 69,482     $ 85,633
       Accrued compensation ............     150,000      165,105
       Other ...........................      12,232       22,204
                                            --------     --------
                                            $231,714     $272,942
                                            ========     ========

5. LINE OF CREDIT AND CURRENT MATURITIES OF LONG-TERM OBLIGATIONS:

     Line of Credit

The Company has a line of credit with a bank, under which it may borrow up to $180,000. The line of credit bears interest at 10.75 percent. Borrowings under the line of credit were $72,000 and $109,000 at December 31, 1996 and 1997, respectively. The line of credit is secured by the Company's inventory.

                            ANIMATION U.S.A., INC.

6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.

The provision (benefit) for income taxes is as follows:





                                                                 DECEMBER 31,
                                                           ------------------------
                                                              1996             1997
                                                           ---------   ------------
        Current ..................                           $8,944      $  (6,765)
        Deferred .................                             --          (11,378)
                                                             ------       ---------
                                                             $8,944      $ (18,143)
                                                             ======       =========


Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:





                                                                      DECEMBER 31,
                                                               -----------------------
                                                                  1996         1997
                                                               ----------   ----------
          Statutory federal rate ...........................       34.0%        34.0%
          Expenses not deductible for tax purposes .........        5.0         (1.7)
          State income taxes ...............................        2.3          1.8
                                                                   ----         ----
                                                                   41.3%        34.1%
                                                                   ====         ====


The significant components of the deferred tax asset are as follows:




                                                                    DECEMBER 31,
                                                              ----------------------
                                                                  1996         1997
                                                              ----------   ---------
          Deferred tax asset--
           Accrued liabilities ..............                  $14,421      $ 3,043
           Other ............................                   10,898       10,898
                                                               -------      -------
           Total deferred tax asset .........                  $25,319      $13,941
                                                               =======      =======


A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management of the Company believes the net deferred tax asset will be utilized in full based on the nature of the asset, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.

                            ANIMATION U.S.A., INC.

7. COMMITMENTS AND CONTINGENCIES:


     Lease Obligations

The  Company  leases  retail  facilities  and computer equipment under operating leases that expire through December 1999. Rent expense for the years ended December 31, 1996 and 1997 was approximately $133,000 and $154,000, respectively. Future minimum lease payments under noncancelable operating leases are as follows:



                        Year ending December 31,
                        1998 .....................    $46,000
                        1999 .....................      7,000
                                                      -------
                                                      $53,000
                                                      =======


     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


     Distribution Agreement

On February 1, 1997, the Company entered into a 15-month distribution agreement to purchase and distribute animated art products with a major studio supplier which expired May 1, 1998.


     Stock Option Plan

Effective January 1, 1992, the Company adopted the Animation, U.S.A., Inc. Employee Incentive Stock Option Plan (the Plan) providing for the grant of options to officers and directors of the Company to purchase up to 50,000 shares of its common stock. The Plan provides that options be granted at exercise prices greater than or equal to the market value on the date the option is granted as determined by the board of directors. As of December 31, 1997, no options have been granted under the Plan. The Plan is subject to termination upon the occurrence of certain events including a change in control as defined by the Plan.


8. SIGNIFICANT SUPPLIERS:


During the years ended December 31, 1996 and 1997, three suppliers accounted for 24, 11 and 10 percent of total inventory purchases and 24, 10 and 10 percent of total inventory purchases, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Filmart Productions Inc.:

We have audited the accompanying balance sheets of Filmart Productions Inc. (a New York corporation) as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Filmart Productions Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
May 15, 1998

                           FILMART PRODUCTIONS INC.

                                BALANCE SHEETS





                                                                                DECEMBER 31,
                                                                        -----------------------------     MARCH 31,
                                                                             1996            1997           1998
                                                                        --------------   ------------   ------------
                                                                                                         (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
 Cash ...............................................................    $    76,758      $   27,408     $    2,096
 Accounts receivable ................................................         13,116          26,224         76,223
 Barter receivables .................................................        199,930         363,590        347,260
 Merchandise inventories ............................................        375,258         451,967        441,821
 Prepaid expenses and other current assets ..........................         37,153             250            927
 Prepaid advertising from barter transactions .......................        285,000         420,000        445,750
 Advances to shareholder ............................................        176,722         123,881        115,377
                                                                         -----------      ----------     ----------
   Total current assets .............................................      1,163,937       1,413,320      1,429,454

PROPERTY AND EQUIPMENT, net .........................................         36,521          21,607         17,900
OTHER ASSETS ........................................................          7,172         135,608        135,608
                                                                         -----------      ----------     ----------
   Total assets .....................................................    $ 1,207,630      $1,570,535     $1,582,962
                                                                         ===========      ==========     ==========

                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits ..................................................    $    32,778      $    1,345     $    3,513
 Accounts payable and accrued liabilities ...........................        129,747         194,168        186,211
 Payable to shareholder .............................................         25,444              --             --
                                                                         -----------      ----------     ----------
   Total current liabilities ........................................        187,969         195,513        189,724

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, no par, 200 shares authorized, 100 shares outstanding.             --              --             --
 Retained earnings ..................................................      1,019,661       1,375,022      1,393,238
                                                                         -----------      ----------     ----------
   Total shareholders' equity .......................................      1,019,661       1,375,022      1,393,238
                                                                         -----------      ----------     ----------
   Total liabilities and shareholders' equity .......................    $ 1,207,630      $1,570,535     $1,582,962
                                                                         ===========      ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.

                           STATEMENTS OF OPERATIONS





                                                                                        THREE MONTHS ENDED MARCH
                                                  YEAR ENDED DECEMBER 31,                          31,
                                      -----------------------------------------------   -------------------------
                                           1995             1996             1997           1997          1998
                                      --------------   --------------   -------------   -----------   -----------
                                                                                               (UNAUDITED)
NET SALES .........................   $ 1,053,089      $ 1,445,848      $1,323,867      $231,456      $209,059
COST OF SALES .....................       511,369          497,920         432,403       113,731        79,879
                                      -----------      -----------      ----------      --------      --------
   Gross profit ...................       541,720          947,928         891,464       117,725       129,180

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES ..........       492,577          539,178         541,459       163,604       118,074
                                      -----------      -----------      ----------      --------      --------
   Income from operations .........        49,143          408,750         350,005       (45,879)       11,106

OTHER INCOME (EXPENSE):
 Interest, net ....................        (4,619)          (1,056)         (4,638)          374        (1,124)
 Other, net .......................        74,350          278,866         114,675        56,250        31,250
                                      -----------      -----------      ----------      --------      --------

NET INCOME ........................   $   118,874       $  686,560       $ 460,042       $10,745       $41,232
                                      ===========      ===========      ==========      ========      ========

   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY





                                                      COMMON STOCK
                                                  --------------------      RETAINED      SHAREHOLDERS'
                                                   SHARES     AMOUNTS       EARNINGS         EQUITY
                                                  --------   ---------   -------------   --------------
BALANCE AT DECEMBER 31, 1994 ..................      100        $ --      $  222,080       $  222,080
 Capital contribution from forgiveness of loan
   obligation by related party ................       --          --          43,000           43,000
 Net income ...................................       --          --         118,874          118,874
 Distributions ................................       --          --         (50,853)         (50,853)
                                                     ---        ----      ----------       ----------

BALANCE AT DECEMBER 31, 1995 ..................      100          --         333,101          333,101
 Net income ...................................       --          --         686,560          686,560
                                                     ---        ----      ----------       ----------

BALANCE AT DECEMBER 31, 1996 ..................      100          --       1,019,661        1,019,661
 Net income ...................................       --          --         460,042          460,042
                                                     ---        ----
 Distributions ................................       --          --        (104,681)        (104,681)
                                                     ---        ----      ----------       ----------
BALANCE AT DECEMBER 31, 1997 ..................      100                   1,375,022        1,375,022
                                                     ---
 Net income (unaudited) .......................       --          --          41,232           41,232
 Distributions (unaudited) ....................       --          --         (23,016)         (23,016)
                                                     ---        ----      ----------       ----------
BALANCE AT MARCH 31, 1988 (unaudited) .........      100        $ --      $1,393,238       $1,393,238
                                                     ===        ====      ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.

                           STATEMENTS OF CASH FLOWS





                                                                          YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------
                                                                      1995         1996          1997
                                                                  ------------ ------------ -------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income .....................................................  $ 118,874    $  686,560   $   460,042
 Adjustments to reconcile net income to net cash provided by
  (used in) operating activities-
  Depreciation and amortization .................................     17,919        16,226        15,625
  Barter receivables ............................................     (8,788)     (191,142)     (163,660)
  Changes in operating assets and liabilities-
   Accounts receivable ..........................................    (17,073)        3,957       (13,108)
   Merchandise inventories ......................................    (18,935)       21,040       (76,709)
   Prepaid expenses and other current assets ....................     (1,412)      (35,741)       36,903
   Prepaid advertising from barter transactions .................    (60,000)     (225,000)     (135,000)
   Other assets .................................................     (5,350)       (1,422)     (128,436)
   Advances to shareholder ......................................         --      (176,722)       52,841
   Customer deposits ............................................     53,619       (20,841)      (31,433)
   Accounts payable and accrued liabilities .....................    (30,947)       54,244        64,421
                                                                   ---------    ----------   -----------
     Net cash provided by (used in) operating activities ........     47,907       131,159        81,486
                                                                   ---------    ----------   -----------

CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and equipment ............................    (15,989)         (150)         (711)
 Proceeds from sale of property and equipment ...................         --           300            --
                                                                   ---------    ----------   -----------
     Net cash provided by (used in) investing activities ........    (15,989)          150          (711)
                                                                   ---------    ----------   -----------

CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from issuance of payable to shareholder ................     40,625            --            --
Principal payments on payable to shareholder ....................    (20,624)      (84,532)      (25,444)
Distributions to shareholders ...................................    (50,853)           --      (104,681)
                                                                   ---------    ----------   -----------
     Net cash used in financing activities ......................    (30,852)      (84,532)     (130,125)
                                                                   ---------    ----------   -----------

NET INCREASE (DECREASE) IN CASH .................................      1,066        46,777       (49,350)
CASH, beginning of period .......................................     28,915        29,981        76,758
                                                                   ---------    ----------   -----------
CASH, end of period .............................................  $  29,981    $   76,758   $    27,408
                                                                   =========    ==========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Capital contribution from forgiveness of obligation from
  related party .................................................  $  43,000    $       --   $        --
 Cash paid during the period for interest .......................      4,619         1,056         6,633




                                                                        THREE MONTHS
                                                                       ENDED MARCH 31,
                                                                  -------------------------
                                                                      1997         1998
                                                                  ------------ ------------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income .....................................................  $   10,745   $   41,232
 Adjustments to reconcile net income to net cash provided by
  (used in) operating activities-
  Depreciation and amortization .................................       4,056        3,707
  Barter receivables ............................................      (8,183)      16,330
  Changes in operating assets and liabilities-
   Accounts receivable ..........................................      (7,086)     (49,999)
   Merchandise inventories ......................................      (2,592)      10,146
   Prepaid expenses and other current assets ....................      (1,510)        (677)
   Prepaid advertising from barter transactions .................     (56,250)     (25,750)
   Other assets .................................................        (750)          --
   Advances to shareholder ......................................      (6,004)       8,504
   Customer deposits ............................................     (24,940)       2,168
   Accounts payable and accrued liabilities .....................      18,075       (7,957)
                                                                   ----------   ----------
     Net cash provided by (used in) operating activities ........     (74,439)      (2,296)
                                                                   ----------   ----------

CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and equipment ............................          --           --
 Proceeds from sale of property and equipment ...................          --           --
                                                                   ----------   ----------
     Net cash provided by (used in) investing activities ........          --           --
                                                                   ----------   ----------

CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from issuance of payable to shareholder ................          --           --
Principal payments on payable to shareholder ....................          --           --
Distributions to shareholders ...................................          --      (23,016)
                                                                   ----------   ----------
     Net cash used in financing activities ......................          --      (23,016)
                                                                   ----------   ----------

NET INCREASE (DECREASE) IN CASH .................................     (74,439)     (25,312)
CASH, beginning of period .......................................      76,758       27,408
                                                                   ----------   ----------
CASH, end of period .............................................  $    2,319   $    2,096
                                                                   ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Capital contribution from forgiveness of obligation from
  related party .................................................  $       --   $       --
 Cash paid during the period for interest .......................         135           --


   The accompanying notes are an integral part of these financial statements.

                            FILMART PRODUCTIONS INC.

                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Filmart Productions Inc. (the Company) d/b/a Cartoon World, d/b/a Filmart Galleries and d/b/a Animation Art Resources is a retail marketer of animation art such as vintage original production cels, limited edition cels and sericels. Filmart has been in operation since 1991 and has two free-standing galleries, of which one is located in Philadelphia, Pennsylvania and one is located in Huntington, New York.

Effective January 1, 1996, the Company acquired Animation Art Resources. The acquisition was accounted for as a pooling of interests, and the assets, liabilities and results of operations of Animation Art Resources have been included in the accompanying financial statements for all years presented.

Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its shareholders have entered into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the specific identification method. Additionally, Filmart holds inventory on consignment. Consigned inventory was valued at approximately $364,000, and $520,000, as of December 31, 1996, 1997, respectively. Inventory held on consignment is excluded from Filmart's inventory.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from sales upon delivery of merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Barter Transactions


The Company is a member of several barter companies. Within each barter company, the Company trades artwork for various goods and services from other barter company members. Barter transactions involving artwork for various goods and services are valued at the market value of the goods or services received as the value of the goods or services is a more readily determinable measure of market value in the transaction. The Company had approximately $248,000 and $250,000 of art sales through the barter companies and received approximately $37,000 and $60,000 of goods and services through the barter companies during the years ended December 31, 1996 and 1997, respectively. As of December 31, 1996 and 1997, the Company had barter receivables of approximately $200,000 and $364,000, respectively.

During 1995, the Company entered into a two-year agreement with a third party to provide consulting services in exchange for advertising. The revenue is recorded when the services have been provided and a prepaid asset is recognized. The prepaid asset is reduced as expenses are incurred. During 1996 and 1997, the Company recognized

                           FILMART PRODUCTIONS INC.

$225,000, and $114,675, respectively, of consulting revenue as other income. At December 31, 1996 and 1997, the Company had prepaid advertising expenses of $285,000, $420,000, respectively, related to this agreement. The right to receive advertising under this agreement begins to expire in 2000. The agreement expires in August, 1998.


     Cost of Sales

Included in cost of sales are cost of merchandise sold, framing and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were approximately $74,000, $50,000 and $70,000, during the years ended December 31, 1995, 1996 and 1997, respectively.


     Income Taxes

For income tax purposes, the Company and its shareholders have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its shareholders; accordingly, no provision for income taxes has been recorded.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information

The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


     Reclassifications and Adjustments

Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.


3. PROPERTY AND EQUIPMENT:
     Property and equipment consist of the following:



                                                     ESTIMATED
                                                    USEFUL LIVES
                                                      (YEARS)          1996          1997
                                                   -------------   -----------   ------------
     Furniture, fixtures and equipment .........        5-7         $  92,951     $  93,662
     Less- Accumulated depreciation ............                      (56,430)      (72,055)
                                                                    ---------     ---------
                                                                    $  36,521     $  21,607
                                                                    =========     =========

                           FILMART PRODUCTIONS INC.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:



                                              1996           1997
                                          ------------   -----------
     Accounts payable, trade ..........    $ 113,466      $175,165
     Taxes payable ....................        6,354        14,076
     Other ............................        9,927         4,927
                                           ---------      --------
                                           $ 129,747      $194,168
                                           =========      ========



5. PAYABLE TO SHAREHOLDER:

The Company had borrowings from a shareholder totaling $25,444 at December 31, 1996. The borrowings were unsecured, interest-bearing and payable upon demand. The borrowings accrued interest at 4 percent annually. At December 31, 1996 accrued interest on the borrowings was $1,056. In 1997, the payable and accrued interest was paid by the Company.


6. COMMITMENTS AND CONTINGENCIES:


     Lease Obligations

The Company leases retail facilities under operating leases that expire April 1999. Rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $59,000, $68,000, and $58,000 respectively. Future minimum lease payments under noncancelable operating leases are as follows:




  Year ending December 31,
  1998 .............................    $23,000
  1999 .............................     17,000
                                        -------
                                        $40,000
                                        =======


     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


     Distribution Agreements

The Company maintains various distribution agreements with major studio suppliers to purchase and distribute animated art. Some agreements contain minimum annual purchase requirements which the Company had fulfilled as of December 31, 1996 and 1997, respectively.


7. SALES TO SIGNIFICANT CUSTOMERS:


During the years ended December 31, 1996 and 1997, 14 percent and 25 percent of the Company's net sales were to one customer. During the year ended December 31, 1995, no customer accounted for more than 10 percent of total sales.

================================================================================
       NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                   ----------------------------------------
                               TABLE OF CONTENTS




                                                       PAGE
                                                    ---------
Prospectus Summary ..............................        3
Risk Factors ....................................       10
The Company .....................................       18
Use of Proceeds .................................       20
Dividend Policy .................................       20
Dilution ........................................       21
Capitalization ..................................       22
Selected Financial Data .........................       23
Management's Discussion and Analysis of Financial
   Condition and Results of Operations ..........       25
Business ........................................       39
Management ......................................       48
Certain Transactions ............................       56
Principal Stockholders ..........................       60
Description of Capital Stock ....................       61
Shares Eligible for Future Sale .................       64
Underwriting ....................................       66
Legal Matters ...................................       68
Experts .........................................       68
Additional Information ..........................       68
Index to Financial Statements ...................      F-1


                   ----------------------------------------
       UNTIL _______, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


================================================================================

================================================================================
                                2,700,000 SHARES


                               [GRAPHIC OMITTED]




                                  COMMON STOCK







                         -----------------------------
                                   PROSPECTUS
                         -----------------------------
                                CRUTTENDEN ROTH
                                 INCORPORATED




                                        , 1998





================================================================================

                                    PART II



                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Initial Listing Fee) are estimated.





       SEC Registration Fee ....................................  $   11,291
       NASD Filing Fee .........................................       4,226
       Nasdaq National Market Initial Listing Fee ..............      66,875
       Blue Sky Fees and Expenses ..............................      10,000
       Printing and Engraving Costs ............................     435,000
       Legal Fees and Expenses .................................   1,290,000
       Accounting Fees and Expenses ............................   3,750,000
       Transfer Agent and Registrar Fees and Expenses ..........      10,000
       Representative's Financial Advisory Fee .................     450,000
       Miscellaneous ...........................................     172,608
                                                                  ----------
          Total ................................................  $6,200,000
                                                                  ==========


----------
ITEM 14. Indemnification of Directors and Officers.

     The Company's by-laws provide that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, all persons whom it may indemnify pursuant thereto.

     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action (other than an action by or in the right of the corporation), suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses (including attorney's fees) actually and reasonably incurred by persons who are or were directors, officers, employees or agents of the corporation in connection with the defense or settlement of an action or suit, and only with respect to any matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seventh of the Company's charter provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

     Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify officers, directors and controlling persons of the Company against certain liabilities under the Securities Act.

ITEM 15. Recent Sales of Unregistered Securities.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

     On June 16, 1996, pursuant to subscription agreements, RGR Financial Group, LLC ("RGR") received 700 shares (711,622 shares as adjusted for the Stock Split (as defined hereinafter)) of Common Stock and each of Michael A. Baker and Capstone Partners, LLC ("Capstone") received 150 shares (152,490 shares as adjusted for the Stock Split) of Common Stock, in each case for $.10 per pre-Stock Split share.

     On November 20, 1996, the Company sold 171.729 shares (174,580 shares as adjusted for the Stock Split) of Common Stock at $.01 per pre-Stock Split share to David L. Yankey.

     In August 1996, Collectibles Enterprises Funding Corp., a Delaware corporation ("CEFC"), an affiliate of the Company, issued to accredited investors in two transactions, $855,000 principal amount of 5.0% convertible subordinated notes due, pursuant to an amendment, December 31, 1998 (the "1996 Notes"). $300,000 of the 1996 Notes automatically convert upon consummation of the Offering either (i) into Common Stock having a value, at the initial public offering price, equal to 2.5 times the principal amount of the note or (ii) into cash in the principal amount of the note plus Common Stock having a value, at the initial public offering price, equal to 1.5 times the principal amount of the note. $555,000 of the 1996 Notes automatically convert either (i) into Common Stock having a value, at the initial public offering price, equal to
1.66 times the principal amount of the note or (ii) into cash in the principal amount of the note plus Common Stock having a value, at the initial public offering price, equal to .66 times the principal amount of the note.

     In June 1997 and December 1997, CEFC issued to accredited investors $400,000 principal amount of 5.0% convertible subordinated notes due, pursuant to an amendment, December 31, 1998 and $279,000 principal amount of 5.0% convertible subordinated notes due December 31, 1998 (the "1997 Notes," and together with the 1996 Notes, the "Notes"). $400,000 of the 1997 Notes automatically convert upon consummation of the Offering either (i) into Common Stock having a value, at the initial public offering price, equal to 1.66 times the principal amount of the note or (ii) into cash in the principal amount of the note plus Common Stock having a value, at the initial public offering price, equal to .66 times the principal amount of the note.

     On August 6, 1996, the Company sold a $300,000 5% note due, pursuant to an amendment, December 31, 1998 (the "CEFC Note-1") to CEFC which is owned by RGR and Capstone. Upon consummation of the Offering, the principal amount of the CEFC Note-1 will become due and payable immediately. No interest is payable on the CEFC Note-1 in the event the Offering is consummated. The Company itends to repay the CEFC Note-1 with a portion of the proceeds of the Offering.

     On August 27, 1996, the Company also sold a $555,000 5% note due, pursuant to an amendment, December 31, 1998 (the "CEFC Note-2") to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-2 will become due and payable immediately. No interest is payable on the CEFC Note-2 in the event the Offering is consummated. The Company intends to repay the CEFC Note-2 with a portion of the proceeds of the Offering.



     On June 12, 1997, the Company sold a $400,000 5% note due, pursuant to an amendment, December 31, 1998 (the "CEFC Note-3") and in December 1997, the Company sold a $279,000 5% note due December 31, 1998 (the "CEFC Note-4," and, together with the CEFC Note-1, CEFC Note-2 and the CEFC Note-3, the "CEFC Notes") to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-3 and CEFC Note-4 will become due and payable immediately. No interest is payable on the CEFC Note-3 and CEFC Note-4 in the event the Offering is consummated. The Company intends to repay the CEFC Note-3 with a portion of the proceeds of the Offering. Upon consummation of the Offering, the principal amount of the CEFC Note-4 will be converted into shares of the Company's Restricted Vote Common Stock and Common Stock.

     In February 1998 and May 1998, the Company sold an aggregate principal amount of $1,550,000 12% notes (the "CUSA Notes"). The CUSA Notes become due and payable on February 28, 1999. In the event the Offering is consummated, the CUSA Notes automatically will convert into a number of shares of Restricted Vote Common Stock, which number shall be determined by dividing the aggregate amount of CUSA Notes by an amount equal to 50% of the initial public offering price. $700,000 of the CUSA Notes were issued to entities affiliated with Michael A. Baker and Paul T. Shirley, both of whom will become directors of the Company upon consummation of the Offering.

     The proceeds of the CEFC Notes and the CUSA Notes were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering.

     In May 1997, Collectibles USA issued to 22 unaffiliated, accredited investors 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for an aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, each share of the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by dividing (X) the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by dividing (X) the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All but one of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into approximately $1.0 million in cash and 79,902 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock, with a portion of the proceeds of the Offering.

     Effective May 12, 1997, the Company effected a 1,016.604-to-1 stock split (the "Stock Split") on outstanding shares of Common Stock as of May 11, 1997.


     Effective June 1997, the Company issued 1,016,602 shares of Restricted Vote Common Stock to RGR, Capstone and Michael A. Baker in exchange for 1,016,602 shares of Common Stock.



     In August 1997, the Company issued options to purchase an aggregate of 90,000 shares of Common Stock to certain officers of the Company, pursuant to the Company's 1997 Long-Term Incentive Plan.



     Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Sections 3(a)(9) and 4(2) of the Securities Act for transactions not involving a sale or a public offering.


ITEM 16. Exhibits and Financial Statement Schedules.


(A) EXHIBITS




  EXHIBIT
   NUMBER                                               EXHIBIT DESCRIPTION
-----------   ------------------------------------------------------------------------------------------------------
1.1**         Form of Underwriting Agreement
2.1**         Form of Agreement and Plan of Organization (together with Schedule identifying and distinguishing the substantially identical documents which have been omitted herein as permitted by Item 601 of
              Regulation S-K)
2.2**         Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
              November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among
              Collectibles USA, Inc., Filmart Acquisition Corp., Filmart Productions and the stockholders named therein.
2.3**         Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
              November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among
              Collectibles USA, Inc., ARA Acquisition Corp., American Royal Arts Corp., and the stockholders named therein.
2.4**         Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
              November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among
              Collectibles USA, Inc., Stone's Acquisition Corp., Stone's Shops Inc., and the stockholders named therein.
2.5**         Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
              November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among
              Collectibles USA, Inc., St. George Acquisition Corp., St. George, Inc., and the stockholders named therein.

  EXHIBIT
   NUMBER                                              EXHIBIT DESCRIPTION
-----------   -----------------------------------------------------------------------------------------------------
  2.6**       Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
              November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among
              Collectibles USA, Inc., Elwell Acquisition Corp., Elwell Stores, Inc., and the stockholders named therein.
  2.7**       Amendment No. 1, dated as of November 28, 1997, to Agreement and Plan of Organization, dated as of
              May 9, 1997, by and among Collectibles USA, Inc., DKG Acquisition Corp., DKG Enterprises, Inc.,
              and the stockholders named therein.
  2.8**       Amendment No. 1, dated as of November 28, 1997, to Agreement and Plan of Organization, dated as of
              May 9, 1997, by and among Collectibles USA, Inc., Animation USA Acquisition Corp., Animation
              USA, Inc., and the stockholders named therein.
  3.1**       Amended and Restated Certificate of Incorporation of the Company
  3.2**       Certificate of Designation of Series A Convertible Preferred Stock
  3.3**       Amended and Restated By-Laws of the Company
  4.1**       Form of Common Stock certificate of the Company
  5.1*        Opinion of Morgan, Lewis & Bockius LLP
 10.1**       Employment Agreement, dated as of May 9, 1997, between the Company and Jerry Gladstone (together with Schedule identifying and distinguishing the substantially identical documents which have been omitted herein as permitted by item 601 of Regulation S-K).
 10.2**       1997 Long-Term Incentive Plan
 10.3**       1997 Non-Employee Directors' Stock Plan
 10.4**       Consulting Agreement, dated as of June 12, 1997, between the Company and RGR, together with
              Amendment No. 1 dated May 31, 1998
 10.5**       Form of Representative's Warrant
 10.6         [Intentionally Omitted]
 10.7**       Employment Agreement, dated as of August 11, 1997, between the Company and Neil J. DePascal, Jr.
              together with Amendment No. 1 dated May 28, 1998
 10.8**       Licensing Agreement, dated March 26, 1996, between The Curtis Publishing Company, Licensing
              Division and American Royal Arts Corporation, together with Addendum No. 1 dated June 6, 1997 and
              Addendum No. 2 dated March 16, 1998
 10.9**       Garfield Exclusive Licensing Agreement, effective as of January 1, 1995, between Mendelson/Paws
              Productions and American Royal Arts Corp., together with Amendment No. 1 dated May 7, 1996
 10.10**      Consignment Agreement, dated September 30, 1994, between Ross Editions, Inc. and American Royal
              Arts Corp., together with Amendment to Consignment Agreement, dated March 31, 1997
 10.11        Agreement and Release, dated August 11, 1997, between the Company and David L. Yankey, together with
              Letter Agreement dated as of July 8, 1998
 10.12**      Employment Agreement, dated August 25, 1997, between the Company and Shonnie Bilin together with
              Amendment No. 1 dated May 28, 1998
 10.13**      Trademark License Agreement, dated June 15, 1987, between Hallmark Cards Incorporated and Reef's
              Hallmark Shop
 10.14        Agreement, dated as of April 1, 1998, between the Company and Administaff, Inc.
 10.15**      Assignment and License Agreement, dated as of April 28, 1982, by and among Hallmark Cards, Inc. and
              Stone's Shops, Inc.
 10.16**      Trademark Assignment and License Agreement, dated as of July 18, 1984, by and among Hallmark Cards,
              Inc. and Stone's Shops, Inc.
 10.17**      Trademark Assignment and License Agreement, dated as of August 13, 1984, by and among Hallmark
              Cards, Inc. and Stone's Shops, Inc.
 10.18**      Trademark License Agreement, dated as of May 14, 1985, by and among Hallmark Cards, Inc. and Stone's
              Shops, Inc.

   EXHIBIT
    NUMBER                                              EXHIBIT DESCRIPTION
-------------   ---------------------------------------------------------------------------------------------------
  10.19**       Trademark Sublicense Agreement, dated as of September 1, 1992, by and among Hallmark Marketing
                Corporation and Stone's Shops, Inc.
  10.20**       Trademark Sublicense Agreement, by and among Hallmark Marketing Corporation and Stone's Shops,
                Inc.
  10.21**       Consulting Agreement, dated as of May 31, 1998, between the Company and Wasatch Capital
                Corporation
  10.22         Letter  Agreement,  dated as of May 31, 1998,  between the Company and RGR  Financial  Group,  LLC, together with Letter Amendment, dated July 29, 1998
  21**          List of Subsidiaries (including state of incorporation and trade name(s)) of the Company
  23.1          Consent of Arthur Andersen LLP
  23.2*         Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
  24**          Power of Attorney (contained in the signature page)
  27**          Financial Data Schedule
  99.1**        Consent of each of Michael A. Baker, Roy C. Elwell, Jerry Gladstone, David K. Green, Paul Shirley,
                Susan M. Spiegel and David Stone to use their names as director nominees
 99.2           Consent of Unity Marketing


----------
 * To be filed by amendment.
** Previously filed.


(B) FINANCIAL STATEMENT SCHEDULES

     Not applicable.

ITEM 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

   (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of July, 1998.



                                     COLLECTIBLES USA, INC.




                                     BY: /s/ Shonnie D. Bilin
                                         --------------------------------------

                                         Shonnie D. Bilin
                                         President and Chief Executive Officer



     Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




           SIGNATURE                      CAPACITY IN WHICH SIGNED               DATE
-------------------------------   ---------------------------------------   --------------
       /s/ Shonnie D. Bilin       President and Chief Executive Officer     July 29, 1998
     -----------------------       (Principal Executive Officer)
         Shonnie D. Bilin

     /s/ Neil J. DePascal, Jr.     Chief Financial Officer                  July 29, 1998
     -----------------------       (Principal Financial and
       Neil J. DePascal, Jr.


      /s/ Ronald P. Rafaloff      Accounting Officer)                       July 29, 1998
      -----------------------     Chairman of the Board
        Ronald P. Rafaloff

                                 EXHIBIT INDEX






  EXHIBIT                                                                                                   PAGE
   NUMBER                                        EXHIBIT DESCRIPTION                                       NUMBER
----------- --------------------------------------------------------------------------------------------- -------
  1.1**     Form of Underwriting Agreement
  2.1**     Form of Agreement and Plan of Organization (together with Schedule identifying and distinguishing the substantially identical documents which have been omitted herein as permitted by Item 601 of Regulation S-K)
  2.2**     Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
            November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among Collectibles USA, Inc., Filmart Acquisition Corp., Filmart Productions and the
            stockholders named therein.
  2.3**     Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
            November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among Collectibles USA, Inc., ARA Acquisition Corp., American Royal Arts Corp., and the
            stockholders named therein.
  2.4**     Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
            November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among Collectibles USA, Inc., Stone's Acquisition Corp., Stone's Shops Inc., and the
            stockholders named therein.
  2.5**     Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
            November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among Collectibles USA, Inc., St. George Acquisition Corp., St. George, Inc., and the
            stockholders named therein.
  2.6**     Amendment No. 1, dated as of October 15, 1997, together with Amendment No. 2, dated as of
            November 28, 1997, to Agreement and Plan of Organization, dated as of May 9, 1997, by and among Collectibles USA, Inc., Elwell Acquisition Corp., Elwell Stores, Inc., and the
            stockholders named therein.
  2.7**     Amendment No. 1, dated as of November 28, 1997, to Agreement and Plan of Organization,
            dated as of May 9, 1997, by and among Collectibles USA, Inc., DKG Acquisition Corp., DKG
            Enterprises, Inc., and the stockholders named therein.
  2.8**     Amendment No. 1, dated as of November 28, 1997, to Agreement and Plan of Organization,
            dated as of May 9, 1997, by and among Collectibles USA, Inc., Animation USA Acquisition
            Corp., Animation USA, Inc., and the stockholders named therein.
  3.1**     Amended and Restated Certificate of Incorporation of the Company
  3.2**     Certificate of Designation of Series A Convertible Preferred Stock
  3.3**     Amended and Restated By-Laws of the Company
  4.1**     Form of Common Stock certificate of the Company
  5.1*      Opinion of Morgan, Lewis & Bockius LLP
 10.1**     Employment Agreement, dated as of May 9, 1997, between the Company and Jerry Gladstone,
            (together with Schedule identifying and distinguishing the substantially identical documents which have been omitted herein as permitted by item 601 of Regulation S-K).
 10.2**     1997 Long-Term Incentive Plan
 10.3**     1997 Non-Employee Directors' Stock Plan
 10.4**     Consulting Agreement, dated as of June 12, 1997, between the Company and RGR, together with Amendment No. 1 dated May 31, 1998
 10.5**     Form of Representative's Warrant
 10.6       [Intentionally Omitted]
 10.7**     Employment Agreement, dated as of August 11, 1997, between the Company and Neil J.
            DePascal, Jr. together with Amendment No. 1 dated May 28, 1998

   EXHIBIT                                                                                                   PAGE
   NUMBER                                         EXHIBIT DESCRIPTION                                       NUMBER
------------ --------------------------------------------------------------------------------------------- -------
   10.8**    Licensing Agreement, dated March 26, 1996, between The Curtis Publishing Company,
             Licensing Division and American Royal Arts Corporation, together with Addendum No. 1 dated June 6, 1997 and Addendum No. 2 dated March 16, 1998
   10.9**    Garfield Exclusive Licensing Agreement, effective as of January 1, 1995, between
             Mendelson/Paws Productions and American Royal Arts Corp., together with Amendment No. 1 dated May 7, 1996
  10.10**    Consignment Agreement, dated September 30, 1994, between Ross Editions, Inc. and
             American Royal Arts Corp., together with Amendment to Consignment Agreement, dated
             March 31, 1997
  10.11      Agreement and Release, dated August 11, 1997, between the Company and David L. Yankey, together with Letter Agreement dated as of July 8, 1998
  10.12**    Employment Agreement, dated August 25, 1997, between the Company and Shonnie Bilin together with Amendment No. 1 dated May 28, 1998
  10.13**    Trademark License Agreement, dated June 15, 1987, between Hallmark Cards Incorporated and
             Reef's Hallmark Shop
  10.14      Agreement, dated as of April 1, 1998, between the Company and Administaff, Inc.
  10.15**    Assignment and License Agreement, dated as of April 28, 1982, by and among Hallmark Cards,
             Inc. and Stone's Shops, Inc.
  10.16**    Trademark Assignment and License Agreement, dated as of July 18, 1984, by and among
             Hallmark Cards, Inc. and Stone's Shops, Inc.
  10.17**    Trademark Assignment and License Agreement, dated as of August 13, 1984, by and among
             Hallmark Cards, Inc. and Stone's Shops, Inc.
  10.18**    Trademark License Agreement, dated as of May 14, 1985, by and among Hallmark Cards, Inc. and
             Stone's Shops, Inc.
  10.19**    Trademark Sublicense Agreement, dated as of September 1, 1992, by and among Hallmark
             Marketing Corporation and Stone's Shops, Inc.
  10.20**    Trademark Sublicense Agreement, by and among Hallmark Marketing Corporation and Stone's
             Shops, Inc.
  10.21**    Consulting Agreement, dated as of May 31, 1998, between the Company and Wasatch Capital
             Corporation
  10.22      Letter Agreement, dated as of May 31, 1998, between the Company and RGR Financial Group,
             LLC, together with Letter Amendment, dated July 29, 1998
  21**       List of Subsidiaries (including state of incorporation and trade name(s)) of the Company
  23.1       Consent of Arthur Andersen LLP
  23.2*      Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
  24**       Power of Attorney (contained in the signature page)
  27**       Financial Data Schedule
  99.1**     Consent of each of Michael A. Baker, Roy C. Elwell, Jerry Gladstone, David K. Green, Paul
             Shirley, Susan M. Spiegel and David Stone to use their names as director nominees
  99.2       Consent of Unity Marketing


----------
 * To be filed by amendment.
** Previously filed.